UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MYLAN N.V.

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Mylan
Cyclobenzaprine
Hydrochloride
Tablets, USP
5 mg

Achieving

Better health for a better world.

Delivering

For our shareholders.

Proxy Statement

2016 Annual Meeting
of Shareholders

June 2016

Mylan

Seeing
is believing®

Robert J. Coury Executive Chairman	Heather Bresch Chief Executive Officer

To Our Shareholders, Employees, Customers, Patients and Friends:

2015 represented yet another remarkable year for Mylan on many fronts, not the least of which was our continued execution on our long-standing strategy. We made excellent progress against each of the key pillars of this strategy by further strengthening Mylan’s exceptional and differentiated global operating platform; continuing to diversify the company’s product portfolio, which is already one of the industry’s broadest; and further building out our powerful commercial infrastructure. We also continued to position the company for long-term growth through significant investment in our organic growth drivers, which we complemented by executing on value-creating, strategic acquisitions and other business development opportunities.

In addition to our continued focus on building Mylan’s business for the future, we did not take our eye off the ball with regard to the day-to-day core business and short-term execution, as the company’s record financial results for 2015 clearly demonstrate.

In 2015, we delivered total revenues of nearly $9.4 billion and adjusted diluted earnings per share (“adjusted diluted EPS”) of $4.30, an increase of 22% and 21%, respectively, compared to our very strong performance in 2014 (U.S. GAAP diluted earnings per share were $1.70, a decrease of 27%). All of the company’s regions and businesses contributed to this strong growth, and we achieved it despite strong foreign-currency headwinds. We also had a record year with respect to adjusted EBITDA, which increased 27% compared to 2014, and adjusted free cash flow, which more than doubled over the prior year (U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders decreased 9% and U.S. GAAP net cash provided by operating activities increased 98%).

Our consistent execution and strong performance in 2015 contributed to a long-term compound annual growth (“CAGR”) in adjusted diluted EPS of 27% since 2008.

Proven Track Record of Success

Adjusted diluted EPS is a non-GAAP financial measure. See Appendix A for reconciliation of adjusted diluted EPS to the most directly comparable U.S. GAAP measure.

*Midpoint of 2016 guidance range

**Stated 2018 target; this is a long-term target only and does not represent company guidance.

U.S. GAAP diluted earnings per share in 2008 were $(1.10), 2009 were $0.30, 2010 were $0.68, 2011 were $1.22, 2012 were $1.52, 2013 were $1.58, 2014 were $2.34, and 2015 were $1.70. The midpoint of forecasted U.S. GAAP diluted earnings per share for 2016 is $2.41.

We also continued to advance a number of our strategic growth drivers during 2015.

EpiPen® Auto-Injector remains an important and growing product, generating more than $1 billion in annual sales since 2014. We continued to advocate for legislation to increase access to “stock,” or undesignated, epinephrine auto-injectors in schools and other public places to ensure availability of this life-saving treatment for severe allergic reactions, or anaphylaxis. In addition, in 2015, Mylan continued a multi-year strategic alliance agreement with Walt Disney Parks and Resorts to help increase awareness of anaphylaxis. Maps in Disney’s domestic theme parks and on its cruise ships, as well as signage in the parks, highlight locations with EpiPen® and EpiPen Jr® Auto-Injectors to help ensure visitor access to these products.

Through Mylan’s new “On Location” program, which we will begin piloting next year with EpiPen® Auto-Injector, we hope to provide enhanced access to this product in more public places around the U.S.

We also remain committed to continuing to invest in education and building awareness about the need for access to these life-saving treatments for anaphylaxis.

Throughout the year, we also worked with a variety of stakeholders in our continued fight against HIV/AIDS and other infectious diseases. We announced, for example, that we expect to be the first to launch TLE400, an antiretroviral medication that we developed in partnership with the Clinton Health Access Initiative, for $99 per patient, per year. Today more than 50% of patients in the developing world receiving treatment for HIV/AIDS rely on a Mylan product.

In addition, we expanded our Hepatitis C licensing agreement with Gilead Sciences, a valued partner since 2006. As Gilead’s exclusive branded-medicine distribution partner in India, we launched its Solvaldi® product there in 2015, as well as introducing MyHep™, the generic form of Solvaldi, in India and other emerging markets. Early this year, we announced the launch of MyHep LVIR™, the generic form of Harvoni®, in India.

In our respiratory program, we filed our Abbreviated New Drug Application with the U.S. Food and Drug Administration for generic Advair Diskus® at the end of 2015. We continue to look forward to being the first company to bring generic Advair to the U.S. market, in 2017.

We also announced a partnership with Theravance Biopharma with the goal of developing and commercializing Revefenacin, a once-daily nebulized product used to treat chronic obstructive pulmonary disease, or COPD, and other respiratory diseases. Through our partnership with Prosonix, we continued work on our generic Flovent® program for the U.S. The product’s counterpart in Europe, Generic Flixotide®, is on track to be approved this year. In addition, we launched Sirdupla™, the generic version of Seretide® Evohaler®, in the U.K.

In partnership with Biocon, we progressed our biologics and insulin-analogs programs and expect this year to submit in the U.S. and Europe three biosimilar applications – Pegfilgrastim, Trastuzumab and Adalimumab – and an interchangeable glargine application. Further, we completed and qualified a state-of-the-art glargine production facility in Malaysia.

In early 2016 we also announced an exclusive global agreement with Momenta that expands our portfolio of biologics with up to six additional products and broadens the scope and scale of our capability. The combination of this program and our Biocon partnership positions Mylan to become a worldwide leader in the biologics space.

As for inorganic growth opportunities, in February 2015, we completed our acquisition of Abbott’s non-U.S. developed markets specialty and branded generics business. The transaction further diversified the business and strengthened the company’s commercial platform outside the U.S. It also significantly enhanced Mylan’s financial flexibility, optimized the company’s global tax structure and increased our balance sheet capacity. The integration of the two organizations has been going well, and the business’s performance has exceeded our own expectations: We reversed its decline and grew it 2% year over year in 2015 on a constant currency basis, demonstrating again our ability to take an underappreciated asset and drive expansion within our platform.

In November 2015, we acquired certain female healthcare businesses from Famy Care, a valued partner since 2008. The transaction brought us a broad portfolio of products (primarily oral contraceptives), strong technical capabilities and dedicated hormone manufacturing. By combining these assets with our global commercial footprint and supply chain infrastructure, we look forward to creating a leading women’s healthcare franchise and providing enhanced access to these products around the world.

We also laid out during the year our vision for the industry’s future and the importance of building additional scale across geographies, products and channels so that Mylan can meet the evolving needs of our consolidating customer base.

In early 2016, we took the next step in executing on our vision by announcing that we would acquire Meda, a leading international specialty pharmaceutical company which has served as our marketing and distribution partner for EpiPen® Auto-Injector in Europe since 2011.

The combination will create a global pharmaceutical leader with 2015 combined revenues of nearly $12 billion,1 a diversified portfolio of more than 2,000 products, and critical mass across all commercial channels, including a $1 billion over-the-counter (OTC) business. Geographically, we gain a more balanced and expanded global footprint with an even stronger presence across Europe; a leading U.S. specialty business; and an expanded presence in emerging markets, including several new and attractive ones such as China, Southeast Asia, Russia, the Middle East and Mexico. We also will become a leader in the global respiratory/allergy market and achieve scale in many other therapeutic areas, including dermatology and pain, offering us even greater opportunities for growth in these therapeutic franchises. Completion of the Meda transaction is subject to a public offer to the shareholders of Meda to acquire all of Meda’s outstanding shares and other customary closing conditions. We expect to complete the transaction by the end of the third quarter in 2016.

While 2015 was distinguished by our many accomplishments, it was not without its challenges. We believe that the year represented an inflection point for Mylan, as well as for the entire pharmaceutical industry. We have long held that you cannot build a great company simply by driving quarter to quarter. This holds particularly true today, as our ever-dynamic industry continues to transform even more rapidly and dramatically, and is exposing companies not driven by fundamentals. That is why we believe it is critical to continue to have in place a Board of Directors that is capable of, and committed to, setting a compelling long-term strategic direction for the Company, and a strong management team that can deliver against this vision, while also continuing to effectively lead the business through the challenges and opportunities that present themselves daily in our industry.

We applaud the increasing number of leaders and shareholders that have joined the conversation about the need for companies to have a long-term mindset and question short-term actions that do not deliver against this longer-term vision. That said, these voices remain outnumbered and outweighed by the continued focus on, and rewards for, hitting quarterly earnings estimates, delivering financially (vs. strategically)-driven transactions, and taking other short-term actions that briefly enhance the bottom line at the expense of sustainable longer-term growth. We are anxious to see more leaders prioritize, incentivize, and reward the building of great companies and long-term shareholder value over today’s continued myopia on short term actions that may maximize real-time trading value but sacrifice sustainability.

For Mylan, building a great company has always meant focusing on our mission of setting new standards in healthcare and providing the world’s 7 billion people access to high quality medicine. To do so, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership.

Achieving our mission within our fast-changing industry will require us to continue to think differently in the years ahead. We believe that we have assembled an unmatched portfolio of assets across generics, branded prescription medicines, OTC products and innovative healthcare solutions. Looking forward, we anticipate leveraging these assets in exciting and unconventional ways to bring a differentiated value proposition to customers, shareholders and other stakeholders and change the conversation with the consumer as the Mylan brand increasingly intersects with the patient journey.

1 Combined company figures represent an aggregation of Mylan figures derived from financial information prepared in accordance with U.S. GAAP and Meda figures derived from financial information prepared in accordance with International Financial Reporting Standards as adopted by the European Union and do not reflect pro forma adjustments (including no elimination of transactions between Mylan and Meda).

Achievement of our goals relies on our dedicated global workforce, which now numbers nearly 35,000 talented individuals. We consider them to be Mylan’s most important asset. On behalf of Mylan’s Board of Directors and senior leadership team, we would like to extend our sincere appreciation to each and every one of them for their exceptional performance to date. In order to continue to execute against our mission, strategy and financial objectives, our employees must be incentivized to deliver against both our short-term goals and priorities, as well as our long-term vision and mission. To this end, we focused throughout 2015 on driving even greater focus, accountability and alignment across our leadership and entire workforce.

Our ability to do good while doing well has been a Mylan hallmark since its founding more than 50 years ago. Our company is defined by the bedrock belief that every person in this world matters and that access to better health is a right, not a privilege. By remaining focused on our mission and strategy, not only do we believe we can deliver Better Health for a Better World, we are confident that we will continue to deliver exceptional financial performance for Mylan’s shareholders.

We thank you for your continued support of Mylan.

Sincerely,

Robert J. Coury Executive Chairman	Heather Bresch Chief Executive Officer

Mylan Proxy Statement 2016 Annual General Meeting of Shareholders

June 24, 2016

PRELIMINARY – SUBJECT TO COMPLETION

Dear Mylan N.V. Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of Mylan N.V. (“Mylan” or the “Company”), which will be held on Friday, June 24, 2016, at [●] Central European Time (CET), [●], the Netherlands.

During the annual general meeting, shareholders will be asked to vote on the appointment of directors; the adoption of the Dutch annual accounts for fiscal year 2015; the ratification of the selection of Deloitte & Touche LLP as Mylan’s independent registered public accounting firm for fiscal year 2016; the instruction to Deloitte Accountants B.V. for the audit of Mylan’s Dutch annual accounts for fiscal year 2016; the approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; re-approval of the performance goals set forth in the Company’s 2003 Long Term Incentive Plan; and authorization of Mylan N.V.’s Board of Directors to acquire ordinary shares and preferred shares in the capital of Mylan (each a “Proposal” and together the “Proposals”).

The enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement contain details regarding each of the Proposals, the annual general meeting and other matters. We encourage you to review these materials carefully.

Thank you for your continued support of Mylan. We look forward to seeing you on June 24th.

Very truly yours,

Robert J. Coury Executive Chairman Mylan N.V.	Heather Bresch Chief Executive Officer Mylan N.V.

The accompanying proxy statement is dated [●], 2016 and is first being mailed to the shareholders of Mylan on or about [●], 2016.

Mylan N.V. Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England +44 (0) 1707 853 000

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 24, 2016

On behalf of the Mylan N.V. Board of Directors (the “Mylan Board”), we are pleased to convene the annual general meeting of shareholders of Mylan N.V. (“Mylan” or the “Company”), which will be held at [●], the Netherlands on June 24, 2016 at [●] Central European Time (CET), with the following agenda:

•	Opening of the annual general meeting

•	Appointment of directors (voting items)

•	Explanation of remuneration policy for the Mylan Board (discussion item)

•	Mylan Board report for fiscal year 2015 (discussion item)

•	Adoption of the Dutch annual accounts for fiscal year 2015 (voting item)

•	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2016 (voting item)

•	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016 (voting item)

•	Approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company (voting item)

•	Re-approval of the performance goals set forth in the Company’s 2003 Long-Term Incentive Plan (voting item)

•	Authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company (voting item)

•	Questions

•	Closing of the annual general meeting

No business will be voted on at the annual general meeting except such items as stated in the above-mentioned agenda. Please refer to the accompanying proxy statement for further information with respect to the items as stated in the above-mentioned agenda.

The annual general meeting will be held on June 24, 2016, and May 27, 2016 is the record date (registratiedatum) (the “Record Date”). The Mylan Board has determined that Mylan’s shareholders’ register (the “Register”) is the relevant register for determination as of the Record Date of the holders of Mylan shares and others with meeting rights who are entitled to attend and, if relevant, vote at the Mylan annual general meeting. The Mylan Board has chosen to apply the Record Date to all Mylan shares, including preferred shares. Those who are holders of Mylan shares or who otherwise have such meeting rights with respect to Mylan shares on the Record Date and who are registered as such in the Register may attend the annual general meeting of shareholders and, if relevant, vote at such meeting in person, or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

Holders of Mylan ordinary shares and others with meeting rights with respect to Mylan ordinary shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register not later than the Record Date by means of a request sent to Mylan either in writing (such notice to be sent to Mylan’s office address as set out above to the attention of Mylan’s Corporate Secretary) or by sending an e-mail to corporatesecretary@mylan.com.

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan preferred shares and (ii) others with meeting rights under Dutch law with respect to Mylan preferred shares who, on the Record Date, are registered as such in the Register, and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders. As of [●], no Mylan preferred shares were outstanding. The invitation to attend and vote at the annual general meeting is being extended to such persons and also to the beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee.

Beneficial owners of Mylan ordinary shares that are not traded through the Tel Aviv Stock Exchange (“TASE”) and held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan annual general meeting of shareholders unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee, or other institution proving ownership on the Record Date.

Beneficial owners of Mylan ordinary shares that are traded through the TASE may not vote the underlying ordinary shares at the Mylan annual general meeting of shareholders unless they first obtain an ownership certificate from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which the underlying ordinary shares are registered (which you can obtain from your TASE broker) indicating the beneficial ownership of those ordinary shares on the Record Date.

Mylan shareholders and holders of a proxy card to vote Mylan shares who wish to attend and, if relevant, vote in person at the annual general meeting of shareholders must notify Mylan of their plan to attend the meeting no later than [●] Central European Time (CET) on [●] (the “Cut-Off Time”), in writing (such notice to be sent to Mylan’s office address set out above to the attention of Mylan’s Corporate Secretary). In addition, proper identification, such as a driver’s license or passport, must be presented at the meeting.

Proxy cards to vote ordinary shares and preferred shares, in person or otherwise, must be completed and received by Mylan no later than the Cut-Off Time.

For more information, see “The Annual General Meeting” beginning on page [●] of the accompanying proxy statement.

If you do not expect to attend the annual general meeting in person, you may vote your ordinary shares after the Record Date but no later than the Cut-Off Time by (1) accessing the following Internet website: [●], or (2) calling the following toll-free number: [●], or (3) marking, signing, dating, and returning a proxy card for all of the shares you may vote (for which purpose you may use the postage-paid envelope provided), so that your shares may be represented and voted at the annual general meeting. If you beneficially own Mylan ordinary shares that are traded through the TASE, you may after the Record Date but no later than the Cut-Off Time sign and date, by mail or e-mail, a proxy card in the form filed by us on MAGNA, the distribution site of the Israeli Securities Authority, at www.magna.isa.gov.il, on [●], 2016. In each case, if your shares are held through and/or in the name of a broker, bank, trust company, or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank, trust company, or other nominee, or, if your ordinary shares are traded through the TASE, on the proxy card in the form filed by us on MAGNA.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The Mylan Board unanimously recommends that Mylan shareholders vote “FOR” the appointment of each director; “FOR” the adoption of the Dutch annual accounts for fiscal year 2015; “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2016; “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016; “FOR” the approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; “FOR” the re-approval of the performance goals set forth in the Company’s 2003 Long Term Incentive Plan; and “FOR” the authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company.

Please note that this Notice of Annual General Meeting does not purport to address all of the information relevant to the meeting or the voting items. The Mylan Board therefore encourages you to read the accompanying proxy statement carefully and in its entirety. If you have any questions concerning the voting items, would like additional copies or need help voting your Mylan shares, please contact Mylan’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

By Order and on behalf of the Mylan N.V. Board,

Joseph F. Haggerty Corporate Secretary Mylan N.V.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 24, 2016:

The 2016 Proxy Statement, the 2015 Annual Report on Form 10-K and the amendment thereto, the Mylan Board report for fiscal year 2015 and the Dutch annual accounts for fiscal year 2015 are available at mylan.com/investors.

Proxy Statement

This proxy statement (the “Proxy Statement”) is dated [●], 2016 and is being furnished (together with the enclosed proxy card) in connection with the solicitation of proxies at the direction of the Board of Directors (the “Mylan Board”) of Mylan N.V. (“Mylan” or the “Company”) for use at the annual general meeting of shareholders of Mylan to be held on June 24, 2016 in connection with the appointment of directors; the adoption of the Dutch annual accounts for fiscal year 2015; ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for fiscal year 2016; instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016; approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; re-approval of the performance goals set forth in the Company’s 2003 Long Term Incentive Plan; and authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company (each a “Proposal” and together the “Proposals”).

Forward-Looking Statements

This Proxy Statement and Shareholder Letter contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed acquisition of Meda AB (publ.) (“Meda”) by Mylan (the “Meda Transaction”), Mylan’s related public offer to the shareholders of Meda to acquire all of the outstanding shares of Meda (the “Offer”), Mylan’s acquisition (the “EPD Transaction”) of Mylan Inc. and Abbott Laboratories’ (“Abbott”) non-U.S. developed markets specialty and branded generics business (the “EPD Business”), the benefits and synergies of the EPD Transaction and the Meda Transaction, future opportunities for Mylan, Meda, or the combined company and products, and any other statements regarding Mylan’s, Meda’s, or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Meda Transaction, including as to the timing of the Meda Transaction, uncertainties as to whether Mylan will be able to complete the Meda Transaction, the possibility that competing offers will be made, the possibility that certain conditions to the completion of the Offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the Meda Transaction or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the Meda Transaction; the ability to meet expectations regarding the accounting and tax treatments of the EPD Transaction and the Meda Transaction; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Meda Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction and the Meda Transaction within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan’s ability to bring new products to market; success of clinical trials and Mylan’s ability to execute on new product opportunities; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Meda, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan N.V.’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, Mylan N.V.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and our other filings with the SEC. These risks and uncertainties also include those risks and uncertainties that are discussed in the offer document that has been filed with the Swedish Financial Supervisory Authority (“SFSA”) and will be published by Mylan upon approval by the SFSA (the “Offer Document”), the Registration Statement on Form S-4 filed with the SEC on April 11, 2016 (as amended from time to time, the “Registration Statement”) and the EU Prospectus that has been filed with the Netherlands Authority for the Financial Markets (“AFM”) and will be published by Mylan upon approval by the AFM (the “EU Prospectus”). You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Statement.

Additional Information

In connection with the Offer, the Offer Document has been filed with the SFSA and will be published by Mylan upon approval by the SFSA. In addition, Mylan has filed certain materials with the SEC, including, among other materials, the Registration Statement. The EU Prospectus has been filed with the AFM and will be published by Mylan upon approval by the AFM. This Proxy Statement and Shareholder Letter are not intended to be, and are not, a substitute for such documents or for any other document that Mylan may file with the SFSA, the SEC, the AFM or any other competent EU authority in connection with the Offer. INVESTORS AND SECURITYHOLDERS OF MEDA ARE URGED TO READ ANY DOCUMENTS FILED WITH THE SFSA, THE SEC AND THE AFM OR ANY OTHER COMPETENT EU AUTHORITY CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, MEDA AND THE OFFER. Such documents are or upon publication will be available free of charge through the website maintained by the SEC at www.sec.gov, on Mylan’s website at medatransaction.mylan.com or, to the extent filed with the AFM, through the website maintained by the AFM at www.afm.nl, or by directing a request to Mylan at +1 724-514-1813 or investor.relations@mylan.com. Any materials filed by Mylan with the SFSA, the SEC, the AFM or any other competent EU authority that are required to be mailed to Meda shareholders will also be mailed to such shareholders.

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement and Shareholder Letter include the presentation and discussion of certain financial information that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including, but not limited to, adjusted diluted earnings per share, adjusted EBITDA, adjusted free cash flow, total adjusted revenues, constant currency third party net sales, constant currency adjusted third party net sales, adjusted third party net sales, cash return on invested capital excluding goodwill, cash return on operating invested capital, and cash return on invested capital are presented in order to supplement investors’ and other readers’ understanding and assessment of Mylan’s financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, Mylan believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate Mylan’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess Mylan’s ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of “constant currency” sales and adjusted sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year’s foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. Appendix A to this Proxy Statement contains reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in Appendix A, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

Explanatory Note

At a special meeting of shareholders held January 29, 2015, approximately 98% of the votes cast by Mylan Inc.’s shareholders approved the agreement implementing the EPD Transaction by which Mylan N.V. acquired Mylan Inc. and the EPD Business, and on February 27, 2015 (the “Closing Date”), the EPD Transaction closed. Pursuant to the terms of the Amended and Restated Business Transfer Agreement and Plan of Merger, dated as of November 4, 2014, by and among Mylan Inc., Mylan N.V., Moon of PA Inc., and Abbott, on the Closing Date, Mylan N.V. acquired Mylan Inc. and the EPD Business and Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. (the “Merger”) and each share of Mylan Inc. common stock issued and outstanding was canceled and automatically converted into and became the right to receive one Mylan N.V. ordinary share. In connection with this transaction, Mylan Inc. and the EPD Business were reorganized under Mylan N.V., a new public company organized in the Netherlands. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the Securities and Exchange Commission issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the Merger constituted a “succession” for purposes of Rule 12g-3(a) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filer for purposes of Exchange Act Rule 12b-2. For purposes of this Proxy Statement, references to the Company for periods prior to the Closing Date refer to Mylan Inc. and its consolidated subsidiaries.

Proxy Summary

The summary below highlights some of the information that is described in more detail elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we urge you to review the complete document carefully before voting. For additional information regarding the Company’s 2015 performance, please also review Mylan’s Annual Report on Form 10-K for the year ended December 31, 2015.

Continued Excellence in Execution

Our senior leadership team is led by Mr. Coury, Ms. Bresch, and Mr. Malik. Together, they and the Mylan Board have successfully developed and executed on a vision and strategy to position Mylan as a global leader in its industry that consistently delivers value to shareholders. We have done so by building an unmatched global operating and commercial platform; driving outstanding execution and organic growth in Mylan’s core business; identifying and advancing Mylan’s strategic growth drivers; and identifying and executing on strategic acquisitions and partnerships that enhance Mylan’s long-term growth prospects.

We believe that Mylan’s record-setting 2015, and the outstanding long-term growth of Mylan -- including an exceptional 25.4% and 20.7% total shareholder return (“TSR”) over the past three and five years, respectively, each of which significantly exceeded the S&P 500 Index and S&P 500 Pharmaceutical Index results over those periods -- is directly related to the effectiveness and the robustness of our compensation program, as well as the talents of Mylan’s global workforce and the extraordinary vision, commitment, and leadership of Mylan’s senior leadership team, to the benefit of shareholders and other stakeholders.

Outstanding 2015 and Long-Term Financial Performance

2015 represented yet another remarkable year for Mylan on many fronts. In addition to our continued focus on building a long-term sustainable business, we did not take our eye off the ball with regard to the company’s day-to-day core business and short-term execution, as our strong financial results for 2015 clearly demonstrate, resulting in double-digit percentage increases in total adjusted revenues (22%), adjusted EBITDA (27%), and adjusted diluted earnings per share (“adjusted diluted EPS”) (21%) compared to our strong 2014 performance (U.S. GAAP total revenues increased 22%, U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders decreased 9%, and U.S. GAAP diluted earnings per share decreased 27% in 2015 compared to 2014).

Financial Results: 2014-2015

$ in millions except per share amount

*2015 represents Total Adjusted Revenues. See Appendix A for a reconciliation to the most comparable U.S. GAAP measure.

**See Appendix A for a reconciliation to the most comparable U.S. GAAP measures.

For 2015, U.S. GAAP total revenues were $9,429 million. For 2014 and 2015, U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders were $929.4 million and $847.6 million, respectively (down 9% year-over-year). For 2014 and 2015, U.S. GAAP diluted earnings per share were $2.34 and $1.70, respectively (down 27% year-over-year).

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Importantly, these exceptional results were not due to reliance on one product or region, but were the outcome of outstanding performance across all of Mylan’s regions and segments. Highlights include year-over-year constant currency third party net sales increases of 67% in Europe on an adjusted basis, 38% in the Rest of World region, and 16% in North America, as well as the outstanding results of our Specialty business (U.S. GAAP third party net sales for Europe increased 49%, U.S. GAAP third party net sales for Rest of World increased 27%, and U.S. GAAP third party net sales for the U.S. increased 16%).

These outstanding 2015 financial results further complemented our long-term track record of exceptional business execution and performance and delivering superior financial results for our shareholders, as shown in the charts below. In particular, our consistent execution and strong performance in 2015 contributed to a long-term compound annual growth rate (“CAGR”) in adjusted diluted EPS of 27% since 2008.

Financial Results: 2011-2015

$ in millions except per share amounts

*2015 represents Total Adjusted Revenues. See Appendix A for a reconciliation to the most comparable U.S. GAAP measure.

** See Appendix A for a reconciliation to the most comparable U.S. GAAP measures.

For 2015, U.S. GAAP total revenues were $9,429 million. U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders were $536.8 million in 2011, $640.9 million in 2012, $623.7 million in 2013, $929.4 million in 2014, and $847.6 million in 2015 (12% CAGR). U.S. GAAP diluted earnings per share were $1.22 in 2011, $1.52 in 2012, $1.58 in 2013, $2.34 in 2014, and $1.70 in 2015 (9% CAGR).

Our track record of excellence in business execution and outstanding performance is further demonstrated by the long-term shareholder value creation that our exceptional team has achieved. As shown below, Mylan’s TSR over the last three and five years has significantly outperformed both the S&P 500 Index and the S&P 500 Pharmaceuticals Index.

* TSR data is from Bloomberg and reflects total return (including price appreciation and reinvested dividends) as of December 31, 2015.

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Positioning Mylan for Outstanding Long-Term Growth

In 2015, we also continued to position Mylan for long-term growth by further strengthening and expanding our exceptional and differentiated global platform and portfolio and investing in our strategic organic growth drivers, which we complemented by executing on value-creating strategic acquisitions and other business development opportunities.

For instance, we continue to invest strategically in research and development and in strengthening our already-powerful manufacturing and commercial infrastructure, resulting in a 23% CAGR of our annual R&D investment since 2011. We also made significant advances in our strategic organic growth drivers, such as the continued growth of EpiPen® Auto-Injector, expansion and advancement of our biosimilars portfolio, and the development of a leading respiratory franchise. We expect that these growth drivers will help drive continued and sustained business performance and value creation over both short- and long-term periods.

Complementing the execution on our strategic growth drivers in 2015 was our ability to capitalize on strategic inorganic growth opportunities. 2015 was a year of unprecedented activity for Mylan in identifying and executing on significant M&A opportunities, during which we completed or initiated three significant M&A transactions with an aggregate enterprise value of approximately $17 billion. Specifically, we completed the EPD and Famy Care transactions, and announced the planned acquisition of Meda. These transactions serve to increase Mylan’s geographic footprint and infrastructure in key markets, expand our presence and capabilities in key therapeutic franchises, and provide strong financial and strategic benefits that position us well for the future.

Executive Compensation Remained Closely Aligned with Performance

The Mylan Board has structured the company’s executive compensation program to create a maximum “return on executive leadership.” Our compensation program is designed to incentivize the continued development of a robust, sustainable platform, as well as outstanding performance and shareholder value creation over the short- and long-term. Further, we strive to ensure that the program is closely aligned with shareholder and other stakeholder interests. We believe that this approach has demonstrably benefitted shareholders and other stakeholders, as exemplified by the consistent exceptional performance of the Company since 2007.

Adjusted diluted EPS is a non-GAAP financial measure. See Appendix A for reconciliation of adjusted diluted EPS to the most directly comparable U.S. GAAP measure.

*Midpoint of 2016 guidance range

**Stated 2018 target; this is a long-term target only and does not represent company guidance.

U.S. GAAP diluted earnings per share in 2008 were $(1.10), 2009 were $0.30, 2010 were $0.68, 2011 were $1.22, 2012 were $1.52, 2013 were $1.58, 2014 were $2.34, and 2015 were $1.70. The midpoint of forecasted U.S. GAAP diluted earnings per share for 2016 is $2.41.

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We believe that this record of performance and accomplishment is directly attributable to Mylan’s outstanding leaders and global workforce, and our carefully crafted, robust compensation program. As shown by the following charts and data, our compensation philosophy was clearly successful in 2015 and over the past several years, as compensation has remained closely aligned with the outstanding performance noted above, as well as the continued building of a long-term, sustainable company.

Alignment of CEO Realizable Pay* with TSR Performance

*	Realizable pay includes cumulative salary and annual incentives paid for the most recent three years, plus current value (as of December 31, 2015) of options (intrinsic value) as well as time-based restricted stock/units granted during the most recent three years, plus the value of performance-based long-term incentive awards earned (which excludes awards granted in connection with the One-Time Special Performance-Based Incentive Program (as defined below), which are still subject to performance-based criteria), plus change in pension value and all other compensation for the most recent three years. TSR data is from the S&P Research Insight Database. Peer companies in this chart reflect the 2015 peer companies listed on page [●] of this Proxy Statement (excluding Hospira Inc., which was acquired in September 2015, and Teva Pharmaceutical Industries Ltd., for whom sufficient information was not publicly available, and including Allergan plc in place of Actavis plc and Allergan, Inc.).

•	Approximately 84% of target compensation for the Named Executive Officers was in the form of annual and long-term incentives and, therefore, linked to Company performance and/or stock performance.

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•	Targets for annual incentive compensation were based on adjusted diluted EPS on a constant currency basis, global regulatory submissions, and adjusted free cash flow. These measures represent key performance indicators of the current and future strength of our business and support the continued strategy to ensure long-term sustainability. As shown in the chart below, Mylan’s 2015 financial and operational performance exceeded the rigorous goals established by the Mylan Board.

*	The adjusted diluted EPS amount is calculated from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted diluted EPS (which for 2015 is reconciled to the most directly comparable U.S. GAAP measure in Appendix A), but is measured on a constant currency basis. Adjusted free cash flow is calculated from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted free cash flow (which for 2015 is reconciled to the most directly comparable U.S. GAAP measure in Appendix A).

•	Long-term incentive grants were composed of a mix of performance-based restricted stock units, stock options, and restricted stock units, with a significantly greater emphasis on performance-based restricted stock units, representing 60% of the total value of the long-term incentive grants. The metrics used for the performance-based restricted stock units were return on invested capital and total shareholder return of Mylan’s common stock relative to peer companies, linking these long-term incentives directly to common stock performance and meaningful financial measures.

Continued Execution on a Long-Term Strategy for Growth and Value Creation

The Mylan Board has always demonstrated a commitment to long-term sustainable growth and value creation. In terms of vision, strategy, leadership structure, execution, and compensation, we strive to differentiate Mylan in ways that best serve the interests of shareholders and other stakeholders. We also continually strive to avoid short-sighted focus on non-strategic temporary short-term gains at the expense of long-term, sustainable value creation. And, with the support of shareholders, we have structured the Company and our compensation programs to support these compelling goals.

We remain committed to engaging with shareholders as the Company evolves. We truly welcome your input and appreciate your continued support of the Company.

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Page
Voting Item 2 – Adoption of Dutch Annual Accounts for Fiscal Year 2015	31
Voting Item 3 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2016	32

Principal Accounting Fees and Services	32
Audit Committee Pre-Approval Policy	32
Report of the Audit Committee of the Mylan Board	33
Voting Item 4 – Instruction to Deloitte Accountants B.V. for the Audit of the Company’s Dutch Statutory Annual Accounts for Fiscal Year 2016	34
Executive Compensation for 2015	35
Compensation Discussion and Analysis	35
Compensation Best Practices	56
Compensation Committee Report	57
Summary Compensation Table	58
Grants of Plan-Based Awards for 2015	60
Outstanding Equity Awards at the End of 2015	61
Option Exercises and Stock Vested for 2015	62
Pension Benefits for 2015	63
Nonqualified Deferred Compensation	63
Restoration Plan	63
Retirement Benefit Agreements	64
Employment Agreements	65
Potential Payments Upon Termination or Change in Control	66
Voting Item 5 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers of the Company	70
Voting Item 6 – Re-approval of the Performance Goals set forth in the Company’s 2003 Long-Term Incentive Plan	71
Voting Item 7 – Authorization of the Mylan Board to Acquire Ordinary Shares and Preferred Shares in the Capital of the Company	77

Compensation Committee Interlocks and Insider Participation	78
Certain Relationships and Related Transactions	78
Communications with Directors	79
Proposals for the 2017 Annual General Meeting of Shareholders	80
Other Matters	80
Householding	81
2015 Annual Report on Form 10-K	81
Appendix A – Reconciliation of Non-GAAP Measures (Unaudited)	A-1
Appendix B – Amended and Restated 203 Long-Term Incentive Plan	B-1

Questions and Answers About the Annual General Meeting and Voting

The following questions and answers are intended to address briefly some questions that you, as a Mylan shareholder, may have regarding the matters to be voted on at the annual general meeting of shareholders (“AGM”). These questions and answers highlight only some of the information contained in this proxy statement. Mylan urges you to read carefully the entire proxy statement because the information in this section does not provide all the important information with respect to these matters.

Unless the context expressly provides otherwise, this proxy statement describes the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the Mylan AGM, including the procedures for convening the AGM and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Generally similar rights apply in respect of Mylan preferred shareholders.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a Mylan shareholder or beneficial owner of Mylan shares on the Record Date (as defined below) for the AGM. This proxy statement serves as the proxy statement through which the Mylan Board will solicit proxies in connection with the Proposals.

This proxy statement contains important information about the Proposals, and you should read it carefully and in its entirety. The enclosed voting materials allow you, at your option, to vote your shares without attending the AGM.

You may mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, in accordance with the instructions contained in this proxy statement so that your Mylan ordinary shares may be represented and voted at the AGM. For more information, see the question below entitled “How do I vote?”.

Q:	When and where will the AGM be held?

A:	The AGM will be held at [●], the Netherlands on June 24, 2016 at [●] Central European Time (CET).

Q:	How can I attend the AGM?

A:	If you wish to attend the AGM in person, please so inform Mylan in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Annual General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary prior to [●] Central European Time (CET) on [●] (the “Cut-Off Time”).

Beneficial owners of Mylan ordinary shares that are not traded through the Tel Aviv Stock Exchange (“TASE”) and held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan AGM unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee, or other institution proving ownership on the Record Date.

Beneficial owners of Mylan ordinary shares that are traded through the TASE may not vote the underlying ordinary shares at the Mylan AGM unless they first obtain an ownership certificate from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which the underlying ordinary shares are registered (which you can obtain from your TASE broker) indicating the beneficial ownership of those ordinary shares on the Record Date.

Proper identification, such as a driver’s license or passport, must be presented at the meeting.

Q:	Who is entitled to vote at the AGM and how many votes do they have?

A:	Dutch law provides that the record date for the AGM must be 28 days prior to the date of the AGM; thus, the record date is May 27, 2016 (the “Record Date”). Mylan shareholders who on the Record Date are registered in Mylan’s shareholder register (the “Register”) may attend the AGM and, if relevant, vote at such meeting in person or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

If you are a beneficial owner of Mylan ordinary shares and hold your shares through a bank, broker, trust company, or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares, or if you are a beneficial owner of Mylan ordinary shares traded through the TASE, you must obtain a certificate of ownership from the TASE Clearing House member through which your Mylan ordinary shares are registered (which you can obtain from your TASE broker).

As of the close of business on [●], 2016 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] Mylan ordinary shares and no Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the AGM. Shareholders do not have cumulative voting rights.

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan preferred shares and (ii) others with meeting rights under Dutch law with respect to Mylan preferred shares who, on the Record Date, are registered as such in the Register, and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders. The invitation to attend and vote at the AGM is being extended to such persons. Beneficial owners of Mylan ordinary shares are invited to attend the AGM and, if they obtain a “legal proxy”, or if you are a beneficial owner of Mylan ordinary shares traded through the TASE, a certificate of ownership, as described above, to vote at the AGM.

Q:	What vote is required to adopt each of the Proposals?

A:	Consistent with established Dutch law and the Company’s articles of association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Mylan Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital. In such event, the Mylan Board may draw up a new binding nomination to be submitted at a subsequent general meeting.

Other than for the appointment of directors, each Proposal requires the affirmative vote of an absolute majority of the valid votes cast at the AGM. A quorum of at least one-third of the issued share capital is separately required for the adoption of each Proposal. If a quorum of at least one-third of the issued share capital is not present or represented with respect to any Proposal, such Proposal cannot be validly adopted at the AGM.

Q:	How does the Mylan Board recommend that I vote?

A:	The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the appointment of each director; “FOR” the adoption of the Dutch annual accounts for fiscal year 2015; “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2016; “FOR” instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016; “FOR” approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; “FOR” re-approval of the performance goals set forth in the Company’s 2003 Long Term Incentive Plan; and “FOR” authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company.

Q:	How do I vote?

A:	Mylan shareholders may cast their votes at the meeting, over the Internet, by submitting a proxy card, or by calling a toll-free number in accordance with the instructions contained in this proxy statement.

If the ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date and you vote by proxy, the individuals named on the enclosed proxy card will vote your Mylan ordinary shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with the recommendation of the Mylan Board, as described in this proxy statement.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name through a bank, broker, trust company, or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. Each of the Proposals is considered a non-routine matter, other than the ratification of the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2016 (which is considered a routine matter). You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum with respect to such Proposal. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal (either because it is non-routine or such broker, bank, trust company or other nominee does not give its discretion with respect to a routine Proposal), your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan AGM, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares, or if you are a beneficial owner of Mylan ordinary shares traded through the TASE, unless you obtain a certificate of ownership from the TASE Clearing House member through which your Mylan ordinary shares are registered (which you can obtain from your TASE broker).

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you do not exercise your vote because you do not submit a properly executed proxy card to Mylan, and do not vote over the Internet or by calling the toll-free number we have provided, in accordance with the instructions contained in this proxy statement in a timely fashion or by failing to attend the AGM to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter (a “failure to vote”), it will have no effect on the Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. For the avoidance of doubt, if a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of the/each such Proposal in accordance with the recommendation of the Mylan Board, and it will not be considered a failure to vote.

Q:	What constitutes a quorum?

A:	At least one-third of the issued Mylan shares must be separately represented at the AGM with respect to a Proposal to constitute a quorum with respect to that Proposal. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum with respect to such Proposal. If your broker, bank, trust company or other nominee does not vote your ordinary shares in its discretion on routine matters, your shares will not be counted for purposes of determining the presence of a quorum with respect to such Proposal. Failures to vote (which, as described above, includes instances where you fail to instruct your broker, bank, trust company or other nominee to vote on a non-routine matter) on a Proposal will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your properly executed proxy card in a timely fashion without indicating how to vote on any one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of each such Proposal in accordance with the recommendation of the Mylan Board, and it will not be considered a failure to vote with respect to such Proposal(s).

Q:	Can I change my vote after I have returned a proxy card?

A:	Yes. You can change your vote of your Mylan shares as indicated on your proxy card or revoke your proxy at any time prior to the Cut-Off Time. You can do this by (a) voting again by telephone or the Internet or (b) submitting another properly executed proxy card, dated as of a later date (but prior to the Cut-Off Time), in writing (to be sent to Mylan’s office address as set forth in the Notice of Annual General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Time in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company, other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my Mylan ordinary shares before the AGM?

A:	The Record Date for the AGM is earlier than the date of the AGM. If you transfer your Mylan ordinary shares after the Record Date, you will retain your right to attend and vote at the AGM.

Q:	Where can I find the voting results of the AGM?

A:	Mylan expects to announce the preliminary voting results at the AGM. In addition, within four business days following certification of the final voting results, Mylan intends to file the final voting results of the AGM with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in this proxy statement and vote your shares either in person or by telephone, the Internet or the use of a proxy card, as described in this proxy statement.

If you are a Mylan ordinary shareholder who on the Record Date is registered in the Register, in order for your ordinary shares to be represented at the AGM, you can:

•	attend the AGM in person;

•	vote through the Internet or by telephone in accordance with the instructions contained in this proxy statement; or

•	indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope as described in this proxy statement.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name through a bank, broker, trust company or other nominee, the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares (or if you are a beneficial owner of Mylan ordinary shares traded through the TASE, you instead must obtain a certificate of ownership).

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals to be voted on at the AGM or if you desire additional copies of this proxy statement or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

The Annual General Meeting

Overview

This proxy statement is part of a solicitation of proxies by the Mylan Board for use at the annual general meeting of shareholders of Mylan and is being furnished to Mylan shareholders and beneficial owners of Mylan ordinary shares on or about May 25, 2016. This proxy statement provides Mylan shareholders with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the annual general meeting.

Unless the context expressly provides otherwise, this proxy statement describes the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the Mylan annual general meeting of shareholders, including the procedures for convening the annual general meeting and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Generally similar rights apply in respect of Mylan preferred shareholders.

Time, Date and Place

The annual general meeting of shareholders of Mylan will be held at [●], the Netherlands on June 24, 2016 at [●] Central European Time (CET).

Purpose of the Annual General Meeting

The annual general meeting is being held for shareholders to vote on and/or discuss the following items:

1.	To appoint two executive directors and 11 non-executive directors (voting items)

2.	Explanation of remuneration policy for the Mylan Board (discussion item)

3.	Mylan Board report for fiscal year 2015 (discussion item)

4.	To adopt the Dutch annual accounts for fiscal year 2015 (voting item)

5.	To ratify the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2016 (voting item)

6.	To instruct Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016 (voting item)

7.	To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company (voting item)

8.	To re-approve the performance goals set forth in the Company’s 2003 Long Term Incentive Plan (voting item)

9.	To authorize the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company (voting item)

Recommendation of the Mylan Board

The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the appointment of each director; “FOR” the adoption of the Dutch annual accounts for fiscal year 2015; “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2016; “FOR” instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016; “FOR” approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; “FOR” re-approval of the performance goals set forth in the Company’s 2003 Long Term Incentive Plan; and “FOR” authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company.

Record Date; Shareholders Entitled to Vote

The record date for the annual general meeting is May 27, 2016. Mylan shareholders who on the Record Date are registered in Mylan’s Register may attend the annual general meeting of shareholders and, if relevant, vote at such meeting in person or authorize a third party to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy card.

Mylan ordinary shareholders who are not registered in the Register may request, if eligible for registration, to be registered in the Register no later than the Record Date by means of a request sent to Mylan in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Annual General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary) or by sending an e-mail to corporatesecretary@mylan.com.

If you are a beneficial owner of Mylan ordinary shares and hold your ordinary shares through a bank, broker, trust company, or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the annual general meeting of shareholders or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares, or if you are a beneficial owner of Mylan ordinary shares traded through the TASE, you must first obtain a certificate of ownership from the TASE Clearing House member through which your Mylan ordinary shares are registered (which you can obtain from your TASE broker).

As of the close of business on [●], 2016 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] Mylan ordinary shares and no Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the annual general meeting. Shareholders do not have cumulative voting rights.

Quorum, Abstentions and Non-Votes

A quorum of at least one-third of the issued share capital is separately required for the adoption of each Proposal. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the quorum at the annual general meeting with respect to such Proposal. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal (either because it is non-routine or such broker, bank, trust company or other nominee does not give its discretion with respect to a routine Proposal), your shares will not be counted for purposes of determining a quorum at the annual general meeting with respect to each such Proposal.

Required Vote

Consistent with established Dutch law and the Company’s articles of association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Mylan Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes” and invalid votes not considered votes cast), in which case he or she will not be appointed. In such event, the Mylan Board may propose a new binding nomination to be submitted at a subsequent general meeting. If appointed, each director’s term begins at the general meeting at which he or she is appointed and, unless such director resigns or is suspended or dismissed at an earlier date, his or her term of office lapses immediately after the next annual general meeting held after his or her appointment.

Adoption of each of the other Proposals requires the affirmative vote of an absolute majority of the valid votes cast on that Proposal at the annual general meeting at which a quorum is present. If a quorum of at least one-third of the issued share capital is not present or represented with respect to any Proposal, such Proposal cannot be validly adopted at the annual general meeting.

Abstentions and failures to vote (as described above) are not considered to be votes cast for purposes of determining if a Proposal has been adopted.

Mylan shareholders may cast their votes in person at the annual general meeting or by proxy as explained below under “Voting of Proxies”.

Voting in Person

If you plan to attend the annual general meeting and wish to vote in person, you will be given a ballot at the annual general meeting. Please note, however, that if your shares are held in “street name” (other than through a TASE Clearing House member or TASE member, as the case may be) and you wish to vote at the annual general meeting, you must bring to the annual general meeting a legal proxy executed in your favor from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying shares (through your broker, bank, trust company or other nominee) authorizing you to vote at the annual general meeting.

In addition, if you plan to attend the annual general meeting, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in street name, you must provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee, or other institution proving ownership on the Record Date, along with proper identification and the legal proxy described above.

If you beneficially own ordinary shares that are traded through the TASE, you may vote your ordinary shares in person by casting your vote at the annual general meeting. If you choose to vote in person at the annual general meeting, you need to bring an ownership certificate from the TASE Clearing House through which your ordinary shares are registered (which you can obtain from your TASE broker) indicating that you were the beneficial owner of those ordinary shares on the Record Date.

Persons attending the annual general meeting will not be allowed to use cameras, recording devices, and other similar electronic devices at the meeting.

Mylan ordinary shareholders who wish to exercise their rights at the annual general meeting of shareholders in person must notify Mylan thereof no later than on the Cut-Off Time in writing (such notice to be sent to Mylan’s office address as set forth in the Notice of Annual General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary).

Voting of Proxies

In addition to voting at the annual general meeting, Mylan ordinary shareholders may cast their votes, after the Record Date but no later than the Cut-Off Time, over the Internet, by submitting a proxy card, or by calling a toll-free number in accordance with the instructions contained in this proxy statement.

Mylan requests that you mark, sign, and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed no later than at the Cut-Off Time, the Mylan ordinary shares represented by it will be voted at the annual general meeting in accordance with the instructions contained in the proxy. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to a Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendation of the Mylan Board, as described in this proxy statement.

If you hold your shares in street name, see “Shares Held in Street Name” below.

You may submit your proxy for your ordinary shares after the Record Date but no later than the Cut-Off Time by telephone, over the Internet, or by marking, signing, dating, and returning the enclosed proxy card in accordance with the instructions contained in this proxy statement if you do not plan to attend the annual general meeting in person.

How Proxies Are Counted

All ordinary shares represented by properly executed proxies received no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Mylan ordinary shareholder giving those proxies. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to a Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendation of the Mylan Board, as described in this proxy statement.

Shares Held in Street Name

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. Each of the Proposals, other than the ratification of the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2016 (which is considered a routine matter), is considered a non-routine matter. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum with respect to such Proposal. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal (either because it is non-routine or such broker, bank, trust company or other nominee does not give its discretion with respect to a routine Proposal), your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

Beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the Mylan annual general meeting of shareholders, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares, or if you are a beneficial owner of Mylan ordinary shares traded through the TASE, unless you obtain a certificate of ownership from the TASE Clearing House member through which your Mylan ordinary shares are registered (which you can obtain from your TASE broker).

Revocability of Proxies

You can change your vote of your ordinary shares as indicated on your proxy card at any time prior to the Cut-Off Time or revoke your proxy for your ordinary shares at any time prior to the Cut-Off Time. You can do this by (a) voting again by telephone or the Internet or (b) submitting another properly executed proxy card, dated as of a later date (but prior to the Cut-Off Time), in writing (to be sent to Mylan’s office address as set forth in the Notice of Annual General Meeting of Shareholders to the attention of Mylan’s Corporate Secretary). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Time in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change or revoke your voting instructions.

Tabulation of Votes

The inspector of election will, among other matters, determine the number of shares represented at the annual general meeting to confirm the presence of a quorum, determine the validity of all proxies and ballots, and certify the results of voting on the Proposals.

Solicitation of Proxies

Mylan will bear the cost of soliciting proxies from its shareholders, including the costs associated with the filing, printing, and publication of this proxy statement. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Mylan, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Mylan will also request brokerage firms, bank nominees, and other institutions to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such institutions for the cost of forwarding these materials. Mylan has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $[●], plus reasonable expenses, for these services.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual general meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(877) 750-9499 (toll free)

(212) 750-5833 (banks and brokers)

Voting Item 1 – Appointment of Directors

The Mylan Board consists of 13 directors, each of whom is either an executive director or a non-executive director pursuant to applicable Dutch law. Executive directors are responsible for the daily management and operation of the Company and non-executive directors are responsible for overseeing and monitoring the performance of the executive directors.

Consistent with established Dutch law and the Company’s articles of association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Mylan Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes” and invalid votes not considered votes cast), in which case he or she will not be appointed. In such event, the Mylan Board may propose a new binding nomination to be submitted at a subsequent general meeting. If appointed, each director’s term begins at the general meeting at which he or she is appointed and, unless such director resigns or is suspended or dismissed at an earlier date, his or her term of office lapses immediately after the next annual general meeting held after his or her appointment. In accordance with the recommendation of the Company’s Governance and Nominating Committee, the Mylan Board has unanimously adopted resolutions to make the following binding nominations:

1.	The Mylan Board has nominated Heather Bresch and Rajiv Malik to serve as executive directors for a term ending immediately after the next annual general meeting held after their appointment.

2.	The Mylan Board has nominated Wendy Cameron, Hon. Robert J. Cindrich, Robert J. Coury, JoEllen Lyons Dillon, Neil Dimick, Melina Higgins, Douglas J. Leech, Joseph C. Maroon, M.D., Mark W. Parrish, Rodney L. Piatt, and Randall L. (Pete) Vanderveen, Ph.D, R.Ph to serve as non-executive directors for a term ending immediately after the next annual general meeting held after their appointment.

The Mylan Board and the Governance and Nominating Committee have carefully considered the structure, culture, operation, interactions, collaboration, and performance of the current Mylan Board; the talents, expertise, and contributions of individual directors; the massive growth and creation of shareholder and other stakeholder value under the current Mylan Board’s leadership; the continued outstanding performance of the Company; the anticipated future challenges and opportunities facing the Company; and the Mylan Board’s ongoing commitment to ensuring the long-term sustainability of the Company to the benefit of shareholders and other stakeholders. Based on these considerations, among others, the Mylan Board recommends a vote “FOR” the appointment of each director.

Each of the proposed appointments is considered a separate voting item under Dutch law. Information concerning each of the 13 nominated directors is set forth below. Each nominee is currently on the Mylan Board and each has consented to act as a director of Mylan if appointed at the annual general meeting. This Voting Item 1 comprises the “explanatory notes” to the agenda of the annual general meeting as referred to in Section 8.02(d) of Mylan’s articles of association.

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Heather Bresch^ 46 2011

Chief Executive Officer

Ms. Bresch has served as Mylan’s Chief Executive Officer (“CEO”) since January 1, 2012. Throughout her 24-year career with Mylan, Ms. Bresch has held roles of increasing responsibility in more than 15 functional areas. Prior to becoming CEO, Ms. Bresch was Mylan’s President commencing in July 2009 and was responsible for the day-to-day operations of the Company. Before that, she served as Mylan’s Chief Operating Officer and Chief Integration Officer from October 2007 to July 2009, leading the successful integration of two transformational international acquisitions – Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) and Merck KGaA’s generics and specialty pharmaceuticals businesses. Under Ms. Bresch’s leadership, Mylan has continued to expand its portfolio and geographic reach, acquiring Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business, the female healthcare business of Famy Care Ltd., and India-based Agila Specialties, a global leader in injectable products and an innovative respiratory technology platform; partnering on portfolios of biologic and insulin products; entering new commercial markets such as India and Brazil; and expanding its leadership in the treatment of HIV/AIDS through the distribution of novel testing devices. During her career, Ms. Bresch has championed initiatives aimed at improving product quality and removing barriers to patient access to medicine. Ms. Bresch’s qualifications to serve on the Mylan Board include, among others, her extensive industry, policy, and leadership experience and abilities, as well as her strategic vision, judgment and unique and in-depth knowledge about the Company.

Wendy Cameron 56 2002

Director and Co-Owner, Cam Land LLC

Ms. Cameron has served as Co-Owner and Director of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron served as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee until she stepped down in 2012. She was a member of the hospital’s Board of Trustees from 1997 through 2012 and a member of the Washington Hospital Foundation Board from 1993 through 2012. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Ms. Cameron’s qualifications to serve on the Mylan Board include, among others, this experience, as well as her independence, business experience, leadership, and judgment.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Hon. Robert J. Cindrich 72 2011

President, Cindrich Consulting; Counsel, Schnader Harrison Segal & Lewis

Since February 2011, Judge Cindrich has been serving as the President of Cindrich Consulting, LLC, a business and healthcare consulting company that advises clients on corporate governance, compliance, and business strategies, and from October 1, 2013 through January 31, 2014 he served as Interim General Counsel for United States Steel Corporation (NYSE: X). Judge Cindrich joined Schnader Harrison Segal & Lewis (“Schnader”), a law firm, as legal counsel in April 2013 and took a temporary leave of absence on October 1, 2013 to join United States Steel as Interim General Counsel, returning to Schnader after his time at United States Steel. In May 2012, he joined the Board of Directors of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), which provides healthcare information technology solutions, where he served until April 2015. From 2011 through 2012, Judge Cindrich served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), an integrated global health enterprise. From 2004 through 2010, Judge Cindrich was a Senior Vice President and the Chief Legal Officer of UPMC. From 1994 through January 2004, Judge Cindrich served as a judge on the United States District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in both government and private practice, including positions as the U.S. Attorney for the Western District of Pennsylvania and as the Allegheny County Assistant Public Defender and Assistant District Attorney. Judge Cindrich’s qualifications to serve on the Mylan Board include, among others, his extensive legal and leadership experience and judgment, as well as his independence, and in-depth knowledge of the healthcare industry.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Robert J. Coury 55 2002

Executive Chairman

Robert J. Coury has been the Executive Chairman of Mylan and the Mylan Board since January 2012. Under his visionary leadership, Mylan transformed from the third largest generics pharmaceutical company in the U.S. into one of the largest pharmaceutical companies in the world, earning spots in both the S&P 500 and, prior to the Company’s reincorporation outside of the U.S. in 2015, the Fortune 500. Mr. Coury was first elected to the Mylan Board in February 2002, having served since 1995 as a strategic advisor to the Company. He became the Mylan Board’s Vice Chairman shortly after his election and served as CEO of the Company from September 2002 until January 2012.

Since 2007, Mr. Coury has led the Company through a series of transactions totaling approximately $15 billion, which transformed the Company into a global powerhouse within the highly competitive pharmaceutical industry. In 2007, Mylan purchased India-based Matrix Laboratories, a major producer of active pharmaceutical ingredients, and the generics business of Europe-based Merck KGaA. Subsequent acquisitions under Mr. Coury’s leadership further expanded the Company into new therapeutic categories and greatly enhanced its geographic and commercial footprint. For instance, in 2010, Mylan acquired Bioniche Pharma, an injectables business in Ireland, and in 2012, Mylan acquired India-based Agila Specialties, a global injectables company. Most recently, the Company completed its acquisition of Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business.

As a result of this period of expansion, the Company now has in place a high quality foundation supporting Mylan’s mission of providing the world’s 7 billion people with access to high quality medicine.

Before assuming his current role in 2012, Mr. Coury also executed a successful executive leadership transition after cultivating and developing a powerful leadership team. Grooming executive talent from within and recruiting dynamic leaders from outside the Company were both key components of the Company’s past, current and future growth strategies.

Prior to Mylan, Mr. Coury was the principal of Coury Consulting, a boutique business advisory firm he formed in 1989, and The Coury Financial Group, a successful financial and estate planning firm, which he founded in 1984. Mr. Coury earned a Bachelor of Science degree in industrial engineering from the University of Pittsburgh. He has served as a member of the University of Southern California President’s Leadership Council since 2014.

Mr. Coury’s qualifications to serve on the Mylan Board include, among others, his prior business experience, his in-depth knowledge of the industry, the Company, its businesses, and management, and his leadership experience as the Company’s CEO, as well as his judgment, strategic vision, and service and leadership as Vice Chairman and then Chairman of the Mylan Board for more than ten years – the most transformational and successful time in the Company’s history.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
JoEllen Lyons Dillon 52 2014

Executive Vice President, Chief Legal Officer,

and Corporate Secretary, The ExOne Company

Ms. Dillon has served as Chief Legal Officer and Corporate Secretary of The ExOne Company (NASDAQ: XONE), a global provider of three-dimensional printing machines, since March 2013, and as Executive Vice President since December 2014. Previously, she was a legal consultant on ExOne’s initial public offering. Prior to that experience, Ms. Dillon was a partner with Reed Smith LLP, a law firm, from 2002 until 2011. She had previously been at the law firm Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner in 1997. Ms. Dillon is the former Chair, and currently serves as the Audit Committee Chair of, the Allegheny District chapter of the National Multiple Sclerosis Society. Ms. Dillon’s qualifications to serve on the Mylan Board include, among others, this experience, as well as her independence, judgment, and substantial legal and leadership experience.

Neil Dimick, C.P.A.* 66 2005

Retired Executive Vice President and Chief Financial Officer,

AmerisourceBergen Corporation

Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation (NYSE: ABC), a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that experience, Mr. Dimick served as a partner with Deloitte for eight years. Mr. Dimick also serves on the Boards of Directors of WebMD Health Corp. (NASDAQ: WBMD), Alliance HealthCare Services, Inc. (NASDAQ: AIQ), and Resources Connection, Inc. (NASDAQ: RECN). Mr. Dimick also served on the Boards of Directors of Thoratec Corporation from 2003 to October 2015, at which time it was purchased by St. Jude Medical, Inc., and HLTH Corporation from 2002 to 2009, at which time it was merged into WebMD Health Corp. Mr. Dimick has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Mr. Dimick’s qualifications to serve on the Mylan Board include, among others, this experience, as well as his independence, substantial industry experience, judgment, business and accounting background, and judgment.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Melina Higgins 48 2013

Retired Partner and Managing Director, Goldman Sachs

Currently retired, Ms. Higgins held senior roles of increasing responsibility at The Goldman Sachs Group, Inc. (NYSE: GS), including Partner and Managing Director, during her nearly 20-year career at the firm from 1989 to 1992 and 1994 to 2010. During her tenure at Goldman Sachs, Ms. Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas and as co-chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets and were global leaders in their industry. Ms. Higgins also serves on the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government. In September 2013, Ms. Higgins joined the Board of Directors of Genworth Financial Inc. (NYSE: GNW), an insurance company. In January 2016, Ms. Higgins became non-executive Chairman of Antares Midco Inc., a private company that provides financing solutions for middle-market, private equity-backed transactions. Ms. Higgins’ qualifications to serve on the Mylan Board include, among others, her independence, broad experience in finance, and judgment.

Douglas J. Leech, C.P.A.* 61 2000

Founder and Principal, DLJ Advisors

Mr. Leech is the founder and principal of DLJ Advisors. From 1999 to 2011, he was Founder, Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer, President of the southeast region, and Chief Operating Officer of Huntington National Bank. Mr. Leech also served on the Board of Directors of United Bankshares, Inc. (NASDAQ: UBSI) from 2011 to 2015. Mr. Leech’s public accounting, audit, and professional experience has provided him financial and business expertise and leadership experience. In addition, Mr. Leech has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Mr. Leech’s qualifications to serve on the Mylan Board include, among others, this experience, as well as his independence, years of business experience, and judgment.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Rajiv Malik^ 55 2013

President

Mr. Malik has served as Mylan’s President since January 1, 2012. Previously, Mr. Malik held various senior roles at Mylan, including Executive Vice President and Chief Operating Officer from July 2009 to December 2012, and Head of Global Technical Operations from January 2007 to July 2009. In addition to his oversight of day-to-day operations of the Company as President, Mr. Malik has been instrumental in identifying, evaluating, and executing on significant business development opportunities, expanding and optimizing Mylan’s product portfolio, and leveraging Mylan’s global research and development capabilities, among other important contributions. Previously, he served as Chief Executive Officer of Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003. Mr. Malik’s qualifications to serve on the Mylan Board include, among others, his extensive industry and leadership experience, his understanding of the Asia-Pacific region and other growth markets, and his knowledge about the Company and judgment.

Joseph C. Maroon, M.D. 75 2003

Professor, Heindl Scholar in Neuroscience, and Vice Chairman of the Department of Neurosurgery for the University of Pittsburgh Medical Center; Neurosurgeon for the Pittsburgh Steelers

Dr. Maroon is Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC, and has held other positions at UPMC since 1998. He also has served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999 he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career, and patients travel from all over the world to seek his care. In addition, Dr. Maroon has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Dr. Maroon’s qualifications to serve on the Mylan Board include, among others, this experience, as well as his independence, exceptional medical and leadership experience, and judgment.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Mark W. Parrish 60 2009

Chairman and Chief Executive Officer, Trident USA Health Services

Mr. Parrish has served as Chairman and Chief Executive Officer of TridentUSA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Since January 2013, Mr. Parrish has also served on the Board of Directors of Omnicell, Inc. (NASDAQ: OMCL), a company that specializes in healthcare technology. Mr. Parrish also serves on the Boards of Directors of Silvergate Pharmaceuticals, a private company that develops and commercializes pediatric medications, and GSMS, a private company that specializes in meeting unique labeling and sizing needs for its customers and pharmaceutical packaging, serialization, and distribution. From 2001 to 2007, Mr. Parrish held management roles of increasing responsibility with Cardinal Health Inc. (NYSE: CAH) and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and senior adviser to Frazier Healthcare Ventures, a healthcare oriented growth equity firm. Mr. Parrish’s qualifications to serve on the Mylan Board include, among others, his independence, extensive industry, business, and leadership experience, knowledge of the healthcare industry, and judgment.

Rodney L. Piatt, C.P.A.* 63 2004

Lead Independent Director and Vice Chairman; President and Owner, Horizon Properties Group, LLC; CEO, Lincoln Manufacturing Inc.

Mr. Piatt is the Lead Independent Director and has served as Vice Chairman of the Mylan Board since May 2009. Since 1996, he has also been President and owner of Horizon Properties Group, LLC, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt is also on the Board of Directors of AccuTrex Products, Inc., a private company that manufactures a wide range of custom products for diverse and demanding industries throughout the world. Mr. Piatt brings extensive experience to the Mylan Board as an auditor and a successful business owner. In addition, Mr. Piatt has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Mr. Piatt’s qualifications to serve on the Mylan Board include, among others, this experience, as well as his independence, financial and business expertise, leadership experience, and judgment.

Director Nominees (continued)

Name, Age, and Year First Became a Director**	Principal Occupation and Business Experience; Other Directorships and Qualifications
Randall L. (Pete) Vanderveen, Ph.D., R.Ph. 65 2002

Professor of Pharmaceutical Policy and Economics, Senior Adviser to the Leonard D. Schaeffer Center of Health Policy and Economics, Director of the Margaret and John Biles Center for Leadership, and Senior Adviser to the Dean for Advancement, School of Pharmacy, University of Southern California

Dr. Vanderveen is currently Professor of Pharmaceutical Policy and Economics, Senior Adviser to the Leonard D. Schaeffer Center of Health Policy and Economics, Director of the Margaret and John Biles Center for Leadership, and Senior Adviser to the Dean for Advancement at the School of Pharmacy, University of Southern California in Los Angeles, California. Dr. Vanderveen previously served as Dean, Professor and John Stauffer Decanal Chair of the USC School of Pharmacy from 2005 to 2015 where he was named “Outstanding Pharmacy Dean in the Nation” in 2013 by the American Pharmacist Association. From 1998 to 2005, he served as Dean and Professor of Pharmacy of the School of Pharmacy and the Graduate School of Pharmaceutical Sciences at Duquesne University, before which he was Assistant Dean at Oregon State University from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background. In addition, Dr. Vanderveen has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. Dr. Vanderveen’s qualifications to serve on the Mylan Board include, among others, this experience, as well as his independence, pharmaceutical and leadership experience, and judgment.

Ages as of [●], 2016.

^	Refers to an executive director. All other directors listed above are non-executive directors.
*	C.P.A. distinctions refer to “inactive” status.
**	Includes service as director of Mylan Inc. and Mylan N.V. Each director listed above was a director of Mylan Inc. on the Closing Date and became a director of Mylan N.V. on such date in connection with the EPD Transaction.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF MS. BRESCH AND MR. MALIK AS EXECUTIVE DIRECTORS AND EACH OF THE OTHER NOMINEES DISCUSSED ABOVE AS NON-EXECUTIVE DIRECTORS.

Meetings of the Mylan Board

The Mylan Board met seven times in 2015, including three meetings of Mylan N.V. (after the Closing Date) and four meetings of Mylan Inc. (prior to the Closing Date). In addition to meetings of the Mylan Board, directors attended meetings of individual Mylan Board committees of which they were members. Each of the directors attended at least 75% of the Mylan Board meetings and meetings of Mylan Board committees of which they were a member during the periods for which they served. Directors are expected to attend the annual general meeting of shareholders of Mylan where practicable. Twelve members of the Mylan Board attended Mylan’s extraordinary general meeting on August 28, 2015, which constituted the Company’s 2015 annual meeting of shareholders for the purposes of compliance with NASDAQ listing standards.

Non-management members of the Mylan Board met in executive session from time to time during 2015. As noted, Rodney L. Piatt, the Vice Chairman of the Mylan Board, is the Lead Independent Director and presides at such executive sessions.

Mylan Board Committees

The standing committees of the Mylan Board include the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, and the Science and Technology Committee. Each committee operates pursuant to a written charter.

The table below provides the current membership and 2015 meeting information for the noted Mylan Board committees of Mylan. The 2015 meeting information includes meetings of Mylan N.V. (after the Closing Date) and meetings of Mylan Inc. (prior to the Closing Date).

Director	Audit	Compensation	Compliance	Executive	Finance	Governance and Nominating	Science and Technology
Heather Bresch							X
Wendy Cameron(1)		C				X
Hon. Robert J. Cindrich			X			X	X
Robert J. Coury				C
JoEllen Lyons Dillon			X
Neil Dimick	C	X		X	X
Melina Higgins	X				C
Douglas J. Leech	X				X	C
Rajiv Malik							X
Joseph C. Maroon, M.D.			X			X	C
Mark W. Parrish		X	C		X
Rodney L. Piatt(1)	X			X	X	X
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.			X				X
Meetings during 2015	5	7	4	7	2	3	1

(1)	Mr. Piatt served as the Chair of the Compensation Committee until October 27, 2015, at which time Ms. Cameron was appointed Chair of the Compensation Committee.

C = Chair

X = Member

Copies of the committee charters of Mylan are available on Mylan’s website at http://www.mylan.com/company/corporate-governance or in print to shareholders upon request, addressed to Mylan N.V.’s Corporate Secretary at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England.

Audit Committee and Audit Committee Financial Expert

The Audit Committee’s responsibilities include, among others: the appointment (other than the independent auditor of annual accounts prepared in accordance with Dutch law), compensation, retention, oversight, and replacement of the Company’s independent registered public accounting firm; approving the scope, procedures and fees for the proposed audit for the current year and reviewing the scope, conduct and findings of any financial or internal control-related audit performed by the independent registered public accounting firm; reviewing the organization, responsibilities, plans and resources of the internal audit function; reviewing with management both the Company’s financial statements and management’s assessment of the Company’s internal control over financial reporting; reviewing, including reviewing and discussing with management (including the Company’s internal audit function) and the independent registered public accounting firm, as appropriate, the Company’s processes and procedures with respect to risk assessment and risk management; and reviewing, approving, ratifying or rejecting “transactions” between the Company and “related persons” (each as defined in Item 404 of Regulation S-K). All of the members of the Audit Committee are independent directors, as required by and as defined in the audit committee independence standards of the SEC and the applicable NASDAQ listing standards. The Mylan Board has determined that each of the Audit Committee members – Mr. Dimick, Ms. Higgins, Mr. Leech, and Mr. Piatt – is an “audit committee financial expert,” as that term is defined in the rules of the SEC. The Mylan Board has also approved Mr. Dimick’s concurrent service on the audit committees of more than two other public companies.

Compensation Committee

The Compensation Committee’s responsibilities include, among others: reviewing and recommending to the non-executive, independent (in accordance with the NASDAQ listing standards) members of the Mylan Board corporate goals and objectives relevant to the Executive Chairman’s, CEO’s, and other executive directors’ compensation, evaluating such individual’s performance, and determining (with respect to the CEO’s and other executive directors’ compensation) and providing recommendations to the non-executive, independent members of the Mylan Board with respect to such individual’s compensation based on these evaluations. In making such recommendations, the Compensation Committee may consider pay for performance, alignment with long-term shareholder interests, promotion of Company strategic goals, maintenance of the appropriate level of fixed and at-risk compensation, remaining competitive with companies within the Company’s peer group, internal pay equity, an executive’s leadership and mentoring skills and contributions, talent management, the executive’s contributions to establishment or execution of corporate strategy, retention, and recognition of individual performance and contributions, and/or any other factors determined by the Mylan Board or the Compensation Committee to be in the interests of the Company. The Compensation Committee also exercises oversight of, and provides recommendations to the Mylan Board as appropriate regarding, the compensation of the other executive officers of the Company and applicable compensation programs and incentive compensation plans, as well as the compensation of independent directors. All of the members of the Compensation Committee are independent directors as defined in the applicable NASDAQ listing standards.

Compliance Committee

The Compliance Committee oversees the Chief Compliance Officer’s implementation of the Company’s Corporate Compliance Program and, as appropriate, makes recommendations to the Mylan Board with respect to the formulation or re-formulation of, and the implementation, maintenance, and monitoring of, the Company’s Corporate Compliance Program and Code of Business Conduct and Ethics as may be modified, supplemented or replaced from time to time, designed to support and promote compliance with corporate policies and legal rules and regulations. All of the members of the Compliance Committee are independent directors as defined in the NASDAQ listing standards.

Executive Committee

The Executive Committee exercises those powers of the Mylan Board not otherwise limited by a resolution of the Mylan Board or by law.

Finance Committee

The Finance Committee advises the Mylan Board with respect to, and by discharging the duties and responsibilities delegated to it by the Mylan Board in respect of, material financial matters and transactions of the Company including, but not limited to: reviewing and overseeing material mergers, acquisitions, and combinations with other companies; swaps and other derivatives transactions; the establishment of credit facilities; potential financings with commercial lenders; and the issuance and repurchase of the Company’s debt, equity, hybrid or other securities. All of the members of the Finance Committee are independent directors as defined in the applicable NASDAQ listing standards.

Governance and Nominating Committee

The Governance and Nominating Committee advises the Mylan Board with respect to corporate governance matters as well as the nomination or re-nomination of director candidates and its responsibilities also include overseeing both the Mylan Board’s review and consideration of shareholder recommendations for director candidates and the Mylan Board’s annual self-evaluation. Additionally, the Governance and Nominating Committee oversees director orientation and Mylan Board continuing education programs and makes recommendations to the Mylan Board with respect to the annual evaluation of independence of each director and, as needed, the appointment of directors to committees of the Mylan Board and the appointment of a chair of each committee. All of the members of the Governance and Nominating Committee are independent directors as defined in the applicable NASDAQ listing standards.

Science and Technology Committee

The Science and Technology Committee serves as a sounding board as requested by management and, at the Mylan Board’s request, reviews the Company’s research and development strategy and portfolio from time to time from a scientific and technological perspective.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Mylan Board, and consistent with Mylan’s Corporate Governance Principles, the Governance and Nominating Committee considers the following general criteria, among others, for nomination by the Mylan Board of director candidates in accordance with Mylan’s articles of association. These criteria, among others, reflect the traits, abilities, and experience that the Mylan Board looks for in determining candidates for election to the Mylan Board:

•	Directors shall be of the highest ethical character and share the values of the Company.

•	Directors shall have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Directors shall have the ability to exercise sound business judgment.

•	Unless otherwise approved by the Mylan Board, directors shall not be a member of the board of directors or an officer or employee of a competitor (or an affiliate of a competitor) of the Company.

In addition to the criteria set forth above and any others the Governance and Nominating Committee or Mylan Board may consider, a majority of the members of the Mylan Board must be “independent,” as that term may be defined from time to time by NASDAQ listing standards, including that an independent director must be free of any relationships which, in the opinion of the Mylan Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Although the Governance and Nominating Committee has not set specific targets with respect to diversity, the Governance and Nominating Committee and the Mylan Board as a whole believe that it is important for Mylan Board members to represent diverse viewpoints and further that the personal backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities. The Mylan Board also seeks to combine the skills and experience of its long-standing board members with the fresh perspectives, insights, skills, and experiences of new members.

As needed, the Governance and Nominating Committee may identify new potential director nominees by, among other things, asking current directors and executive officers and external advisors to notify the Governance and Nominating Committee if they become aware of persons meeting the criteria described above who would be suitable candidates for service on the Mylan Board. The Governance and Nominating Committee also may, as needed, engage firms that specialize in identifying director candidates.

The Governance and Nominating Committee will consider for nomination by the Mylan Board potential director candidates properly recommended by shareholders, subject to the discretion of the Mylan Board and to Mylan’s articles of association. In considering candidates recommended by shareholders, the Governance and Nominating Committee will take into consideration, among other matters, the needs of the Mylan Board and Mylan and the qualifications of the candidate, including, among other things, those traits, abilities, and experiences described above. Any submission to the Governance and Nominating Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such person’s ownership of Mylan shares, and the name of the recommended candidate, his or her resume or a statement of his or her principal occupation or employment, and the recommended candidate’s signed consent to be named as a director if recommended by the Governance and Nominating Committee and nominated by the Mylan Board. Any shareholder recommendations for director must be sent to Mylan’s Corporate Secretary at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England, not later than 120 days prior to the anniversary date of Mylan’s most recent annual general meeting of shareholders.

As appropriate, the Governance and Nominating Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates that the Governance and Nominating Committee might be considering, and conduct together with other members of the Mylan Board one or more interviews with the candidate. Governance and Nominating Committee members may also contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s talents and experience. The Governance and Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Independence

The Mylan Board has determined that Ms. Cameron, Judge Cindrich, Ms. Dillon, Mr. Dimick, Ms. Higgins, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, and Dr. Vanderveen are independent directors under the applicable NASDAQ listing standards. In making these determinations, the Mylan Board considered, with respect to Dr. Maroon’s independence, that his daughter has worked for Mylan during one or more of the past several years. With respect to Mr. Piatt’s independence, the Mylan Board considered that in 2015 and earlier years, Mylan paid minimal membership costs for several employees and sponsored events at a facility indirectly owned, in part, by Mr. Piatt. The Mylan Board also considered that Mr. Piatt is a prominent member of the Southpointe community, in which Mylan’s headquarters is located, and that he has, and has had in the past, ownership interests in certain properties in the Southpointe community; Mr. Piatt has also been involved in the development of Southpointe and in various routine matters related to the upkeep and maintenance of the neighborhood and associated utilities, as has Mylan. With regard to both Dr. Maroon and Mr. Piatt, the Mylan Board determined that any such arrangements, transactions, or relationships do not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as a director of Mylan. Mr. Coury, Ms. Bresch, and Mr. Malik are not independent directors due to their current service as Mylan’s Executive Chairman, CEO, and President, respectively. A majority of the Mylan Board is also independent within the meaning of best practice provision III.2.2 of the Dutch Corporate Governance Code.

Board Education

From time-to-time, the Mylan Board or individual Mylan Board members participate in director educational programs.

Mylan Board Leadership Structure

The Mylan Board elects one of its own members as the Chairman of the Mylan Board. Mr. Coury has served as the Chairman of the Board of Mylan Inc. and now Mylan N.V. since being elected in May 2009. Based on significant interaction and experience with Mr. Coury, the independent directors on the Mylan Board continue to believe that Mr. Coury’s highly collaborative relationship with the independent directors, including the Lead Independent Director, his extensive knowledge of the industry, Mylan’s management, businesses and global platform, and the opportunities and challenges anticipated in the future, as well as his proven leadership abilities, vision, and insight, and the continued outstanding performance of the Company, make him the ideal person to lead the Mylan Board. Mr. Coury previously served as CEO of the Company from September 2002 to January 2012.

In his capacity as Executive Chairman, Mr. Coury’s primary responsibilities include providing overall leadership and strategic direction of the Company; providing guidance to the CEO and senior management; coordinating the activities of the Mylan Board; overseeing talent management; communicating with shareholders and other stakeholders; strategic business development; and mergers and acquisitions.

Effective January 1, 2012, the Mylan Board implemented an enhanced management structure, again electing Mr. Coury as Executive Chairman of the Mylan Board (as described above) and appointing Ms. Bresch as CEO and Mr. Malik as President, among other changes described in previous public filings.

In connection with this enhanced management structure implemented in 2012, the Mylan Board also appointed Mr. Piatt as Lead Independent Director based on, among other factors, Mr. Piatt’s independence, outstanding contributions as a director of the Company, excellent business judgment, and recognized leadership abilities. The Mylan Board believes that this appointment only further enhanced the Mylan Board’s already strong independent oversight of the Company. As Lead Independent Director, Mr. Piatt presides at executive sessions of the independent directors, and he has the authority to call meetings of the independent directors. He also serves on the Executive Committee of the Mylan Board. In addition, the Chairman, in consultation with the Lead Independent Director, as applicable, determines the information sent to the Mylan Board, the meeting agendas, and meeting schedules to assure that there is sufficient time for discussion of agenda items. The Lead Independent Director in turn is charged with separately approving information sent to the Mylan Board, its meeting agendas, and its meeting schedules. He also serves as the contact person for stakeholders wishing to communicate with the Mylan Board and as a liaison between the Chairman and independent directors.

As of 2012, in her role as CEO, Ms. Bresch’s primary responsibilities include the day-to-day running and oversight of the Company’s global operations, business, and functions; executing on and overseeing implementation of strategies developed or approved by the Mylan Board; continued oversight of process and operational enhancements; and continued implementation of a blueprint for an organizational design to help ensure the sustainability of our success into the future.

The Mylan Board strongly believes, and the Company’s short- and long-term performance demonstrates, that the current Mylan Board and management structures continue to prove to be ideal for Mylan, and that it has produced outstanding results for shareholders and has benefited the interests of other stakeholders, as illustrated on pages [●] to [●] of this Proxy Statement. We believe that the Company and its stakeholders have benefited, and continue to benefit, from the respective leadership, judgment, vision, experience – and performance – of the existing Mylan Board and management structure, and that the Executive Chairman, Mr. Coury, the CEO, Ms. Bresch, and the President, Mr. Malik, all share a vision for the Company that is consistent with the Mylan Board’s philosophy.

This determination is based on, among other factors, senior management’s demonstrated leadership abilities; the performance of the Company; the Mylan Board’s deep and unique knowledge of the complexity, size, and dramatic growth of the Company, the Company’s businesses, operations, vision, and strategies; the respective talents and capabilities of our fellow directors and management; and the opportunities and challenges anticipated in the future.

Our governance structure also provides effective independent oversight by the Mylan Board in the following additional ways:

•	ten of the thirteen members of the Mylan Board are independent;

•	the Mylan Board has established robust Corporate Governance Principles;

•	the Audit, Compensation, Compliance, Finance and Governance and Nominating Committees are all composed entirely of independent directors (as defined in the applicable NASDAQ listing standards);

•	the independent directors on the Mylan Board and its committees receive extensive information and input from management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session), and consistently and actively engage in the development and approval of significant corporate strategies;

•	the Mylan Board and its committees have unrestricted access to management;

•	the Mylan Board and its committees (other than the Science and Technology Committee) can retain, at their discretion and at Company expense, any advisors they deem necessary with respect to any matter brought before the Mylan Board or any of its committees (the Science and Technology Committee retains advisors in consultation with the Executive Chairman and the Lead Independent Director);

•	the Mylan Board and its committees are intimately familiar with the business and management of the Company and collectively met 36 times in 2015, including 24 times after the Closing Date; and

•	in 2015, the Mylan Board held five executive sessions of non-management members while its committees collectively held 16 executive sessions.

Board of Directors Risk Oversight

The Mylan Board’s Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Mylan Board. The Audit Committee focuses on financial reporting risk and oversight of the internal audit function. It receives reports from management at least quarterly regarding, among other matters, the Company’s assessment of risks and the adequacy and effectiveness of internal controls. The Audit Committee also receives reports from management addressing risks impacting the day-to-day operations of the Company. Mylan’s internal audit function meets with the Audit Committee on at least a quarterly basis to discuss potential risk or control issues. The Audit Committee reports regularly to the full Mylan Board, which also considers the Company’s risk profile. The full Mylan Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also seeks to ensure that risks undertaken by the Company are consistent with the Mylan Board’s risk management expectations. While the Mylan Board oversees the Company’s overall risk management strategy, management is responsible for the day-to-day risk management processes. We believe this division of responsibility continues to remain a highly effective approach for addressing the risks facing the Company and that the Mylan Board’s leadership structure supports this approach.

In addition, the Compensation Committee is responsible for overseeing the Company’s compensation risks as discussed further beginning on page [●] of this Proxy Statement under “Consideration of Risk in Company Compensation Policies.”

Also, the Compliance Committee is responsible for overseeing the Company’s corporate compliance program and related policies and controls.

Non-Employee Director Compensation for 2015

The following table sets forth information concerning the compensation earned by the Directors who are not employees of the Company or Mylan Inc. (the “Non-Employee Directors”) for 2015. Directors who are employees of Mylan Inc. do not receive any consideration for their service on the Mylan Board. A discussion of the elements of Non-Employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)	RSUs ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Wendy Cameron	121,167	165,050	50,014	21,453	357,684
Hon. Robert J. Cindrich	120,000	165,050	50,014	21,453	356,517
JoEllen Lyons Dillon	110,000	165,050	50,014	21,946	347,010
Neil Dimick	175,000	165,050	50,014	21,679	411,743
Melina Higgins	132,000	165,050	50,014	23,067	370,131
Douglas J. Leech	125,000	165,050	50,014	22,055	362,119
Joseph C. Maroon, M.D.	127,000	165,050	50,014	21,453	363,517
Mark W. Parrish	145,000	165,050	50,014	20,515	380,579
Rodney L. Piatt	232,833	165,050	50,014	21,453	469,350
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	113,000	165,050	50,014	23,934	351,998

(1)	Represents the grant date fair value of the specific award granted to the Non-Employee Director. Option awards and restricted stock unit (“RSU”) awards granted in 2015 vest on May 1, 2016. For information regarding assumptions used in determining the amounts reflected in the table above, please refer to Note 11 to the Company’s Consolidated Financial Statements contained in the Form 10-K for the year ended December 31, 2015. The aggregate number of ordinary shares subject to stock options held by the Non-Employee Directors as of December 31, 2015 were as follows: Ms. Cameron, 5,577; Judge Cindrich, 5,577; Ms. Dillon, 5,577; Mr. Dimick, 5,577; Ms. Higgins, 12,200; Mr. Leech, 5,577; Dr. Maroon, 5,577; Mr. Parrish, 5,577; Mr. Piatt, 82,128; and Dr. Vanderveen, 5,577. The number of unvested RSUs held by each of the non-employee Directors, as of December 31, 2015, was 3,258.
(2)	Represents the tax reimbursement payment from Mylan with respect to the Transaction-Related Excise Tax (as defined below) imposed on stock options granted in 2014, so that, on a net after-tax basis, the Non-Employee Director would be in the same position as if the Transaction-Related Excise Tax had not been imposed.

Non-Employee Directors receive $100,000 per year in cash compensation for their service on the Mylan Board. Non-Employee Directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chair of the Audit Committee receives an additional fee of $30,000 per year;

•	The Chair of the Compensation Committee receives an additional fee of $25,000 per year;

•	The Chair of the Compliance Committee receives an additional fee of $30,000 per year;

•	The Chair of the Finance Committee receives an additional fee of $20,000 per year;

•	The Chair of the Governance and Nominating Committee receives an additional fee of $10,000 per year;

•	The Chair of the Science and Technology Committee receives an additional fee of $10,000 per year;

•	Each member of the Executive Committee who is a Non-Employee Director receives an additional fee of $30,000 per year;

•	Each member of the Audit Committee and Compensation Committee receives an additional fee of $12,000 per year;
•	Each member of the Compliance Committee receives an additional fee of $10,000 per year;

•	Each member of the Governance and Nominating Committee receives an additional fee of $7,000 per year;

•	Each member of the Finance Committee and the Science and Technology Committee receives an additional fee of $3,000 per year; and

•	Mr. Piatt, as the Lead Independent Director, receives an additional fee of $60,000 per year.

Non-Employee Directors are eligible to receive stock options or other grants under the Company’s Amended and Restated 2003 Long-Term Incentive Plan (the “Amended 2003 Plan”). In November 2015, each Non-Employee Director was granted an option to purchase 2,603 ordinary shares, at an exercise price of $50.66 per share, the closing price per share of the Company’s ordinary shares on the date of grant, which option vests on May 1, 2016, and 3,258 RSUs, also vesting on May 1, 2016. Non-Employee Directors will also receive tax equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at board meetings in the United Kingdom.

Stock Ownership Requirements

In February 2013, the Board of Mylan Inc. adopted stock ownership requirements for Non-Employee Directors, requiring Non-Employee Directors to hold shares valued at three times their annual retainer as long as they remain on the Mylan Board, and the Board of Mylan Inc. increased this ownership requirement to four times the annual retainer in April 2014. Mylan N.V. adopted the Mylan Inc. stock ownership requirement. Non-Employee Directors who were members of the Board of Mylan Inc. when this policy was initially adopted have until January 1, 2018 to comply, while each other Non-Employee Director has five years from his or her initial election to the Mylan Board or the Board of Mylan Inc., as applicable, to achieve this requirement. The policy was adopted to further demonstrate the alignment of Directors’ interests with shareholders for the duration of their service. As of [●], 2016, all Non-Employee Directors, except for Ms. Lyons Dillon, satisfied the ownership requirement. Ms. Lyons Dillon joined the Mylan Board in April 2014 and has until April 2019 to satisfy this ownership requirement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of ordinary shares of Mylan N.V. as of [●], 2016 by (i) Mylan N.V.’s directors and NEOs, and (ii) all directors and executive officers of Mylan N.V. as a group (based on [●] ordinary shares of Mylan N.V. outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of [●], 2016. To Mylan N.V.’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Options Exercisable and Restricted Shares Vesting within 60 days	Percent of Class
Heather Bresch	929,675(1)(6)	92,332	*
Wendy Cameron	68,549	5,577	*
Hon. Robert J. Cindrich	12,194	5,577	*
Robert J. Coury	1,339,263(2)(6)	86,491	*
JoEllen Lyons Dillon	5,481	5,577	*
Neil Dimick	40,459	5,577	*
Melina Higgins	55,872(3)	12,200	*
Douglas J. Leech	44,252	5,577	*
Rajiv Malik	816,846(6)	36,805	*
Joseph C. Maroon, M.D.	17,996	5,577	*
Anthony Mauro	152,440(4)(6)	25,687	*
Mark W. Parrish	33,237	5,577	*
Rodney L. Piatt	36,393	82,128	*
John D. Sheehan, C.P.A.(5)	126,220	38,038	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	37,659	5,577	*
All directors and executive officers as a group (14 persons, but not including Mr. Sheehan(5))	3,590,316(7)	380,259	*

*	Less than 1%.
(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(2)	Includes 4,957 shares held in Mr. Coury’s 401(k) account and 1,000,000 shares held in a grantor retained annuity trust of which Mr. Coury is the sole trustee.
(3)	Includes 54,000 shares held by Ms. Higgins’ spouse.
(4)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(5)	Mr. Sheehan retired from Mylan effective April 1, 2016.
(6)	Includes restricted ordinary shares issued on June 10, 2015 upon conversion of stock appreciation rights (“SARs”) pursuant to the terms of Mylan’s One-Time Special Performance-Based Incentive Program (as defined below) implemented in 2014 (as described in detail in “Executive Compensation for 2015”). The restricted ordinary shares remain subject to forfeiture and additional vesting conditions, including achievement of adjusted diluted earnings per share of $6.00 and continued service, and the other terms and conditions of the program.
(7)	Includes 11,688 shares held in the executive officers’ 401(k) accounts.

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of the ordinary shares of Mylan N.V. as of [●], 2016 (based on [●] ordinary shares of Mylan N.V. outstanding as of such date):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Subsidiaries of Abbott Laboratories(1) c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, IL 60064-6092	69,750,000(2)	[●]%

Wellington Management Company LLP and affiliates, 280 Congress Street, Boston, MA 02210	44,793,344(3)	[●]%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	33,735,289(4)	[●]%

(1)	Abbott and its subsidiaries that own ordinary shares of Mylan N.V. are subject to the terms of the Shareholder Agreement (the “Shareholder Agreement”), dated February 27, 2015, by and among Mylan N.V., Abbott, Laboratoires Fournier S.A.S. (“Abbott France”), Abbott Established Products Holdings (Gibraltar) Limited (“Abbott Gibraltar”), and Abbott Investments Luxembourg S.à.r.l. (“Abbott Luxembourg” and, together with Abbott France and Abbott Gibraltar, the “Abbott Subsidiaries”). According to Item 4 of the Schedule 13D/A filed by Abbott on August 10, 2015, Abbott Gibraltar distributed 62,782,018 Mylan ordinary shares to Abbott Products on July 28, 2015 (the “Distribution”). Contemporaneously with the Distribution, Abbott Products became a party to the Shareholder Agreement by executing a joinder agreement thereto. As a result of the Distribution, Abbott Gibraltar no longer beneficially owns any Mylan ordinary shares. The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of the ordinary shares of Mylan N.V. issued to it in connection with the EPD Transaction. So long as Abbott beneficially owns at least five percent of the ordinary shares of Mylan N.V., Abbott is required to vote each Mylan N.V. voting security (a) in favor of all those persons nominated and recommended to serve as directors of the Mylan Board or any applicable committee thereof and (b) with respect to any other action, proposal, or matter to be voted on by the shareholders of Mylan N.V. (including through action by written consent), in accordance with the recommendation of the Mylan Board or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of the Mylan N.V. shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of Mylan N.V., (b) any merger, consolidation, or business combination of Mylan N.V., or (c) the sale of all or substantially all the assets of Mylan N.V., except where such proposal has not been approved or recommended by the Mylan Board, in which event Abbott must vote against the proposal.
(2)	Based on Schedule 13D/A filed by Abbott, Abbott Luxembourg and Abbott Products with the SEC on August 10, 2015 (the “Schedule 13D/A”), Abbott has sole voting power over 0 shares, shared voting power over 69,750,000 shares, sole dispositive power over 0 shares, and shared dispositive power over 69,750,000 shares; Abbott France has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 0 shares; Abbott Luxembourg has sole voting power over 0 shares, shared voting power over 6,967,982 shares, sole dispositive power over 0 shares, and shared dispositive power over 6,967,982 shares; and Abbott Products has sole voting power over 0 shares, shared voting power over 62,782,018 shares, sole dispositive power over 0 shares and shared dispositive power over 62,782,018 shares.
(3)	Based on Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on February 11, 2016, Wellington Management Group LLP has sole voting power over 0 shares, shared voting power over 13,546,750 shares, sole dispositive power over 0 shares, and shared dispositive power over 44,793,344 shares; Wellington Group Holdings LLP has sole voting power over 0 shares, shared voting power over 13,546,750 shares, sole dispositive power over 0 shares, and shared dispositive power over 44,793,344 shares; Wellington Investment Advisors Holdings LLP has sole voting power over 0 shares, shared voting power over 13,546,750 shares, sole dispositive power over 0 shares, and shared dispositive power over 44,793,344 shares; and Wellington Management Company LLP has sole voting power over 0 shares, shared voting power over 12,489,471 shares, sole dispositive power over 0 shares, and shared dispositive power over 42,867,413 shares. Based on the Schedule 13G/A, the securities as to which the Schedule 13G/A was filed are owned of record by clients of one or more investment advisers identified therein directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
(4)	Based on Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2016, BlackRock, Inc. has sole voting power over 30,656,253 shares, shared voting power over 0 shares, sole dispositive power over 33,735,289 shares, and shared dispositive power over 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all directors and certain executive officers and persons who own more than 10% of a registered class of Mylan’s equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of Mylan ordinary shares and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all Mylan directors and relevant executive officers complied with these filing requirements during 2015.

Executive Officers

The names, ages, and positions of Mylan’s executive officers as of [●], 2016, are as follows:

Heather Bresch	46	Chief Executive Officer (principal executive officer)
Rajiv Malik	55	President
Anthony Mauro	43	Chief Commercial Officer
Robert J. Coury	55	Executive Chairman

Each executive officer listed above was an executive officer of Mylan Inc. on the Closing Date and became an executive officer of Mylan N.V. on such date in connection with the EPD Transaction.

Ms. Bresch and Messrs. Coury and Malik are all also members of the Mylan Board and a discussion of their respective business experience and other relevant biographical information is provided under “Voting Item 1 – Appointment of Directors” above.

Mr. Mauro has served as Chief Commercial Officer since January 4, 2016. Prior to that date, Mr. Mauro served as President, North America of Mylan since January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. In his 20 years at Mylan, Mr. Mauro has held roles of increasing responsibility, including Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada and Vice President of Strategic Development, North America, and Vice President of Sales, North America for Mylan.

Pursuant to Mylan’s Rules for the Board of Directors of Mylan N.V. (the “Board Rules”), the Mylan Board appoints the Chief Executive Officer and may appoint, or delegate authority to the Chairman or the Chief Executive Officer to appoint, a President, a Chief Financial Officer, a Chief Legal Officer, a Secretary, and any other officers of Mylan as the Mylan Board, the Chairman, or the Chief Executive Officer may desire. Each officer appointed by the Mylan Board, or appointed by the Chairman or the Chief Executive Officer, holds office until his or her successor shall have been appointed, or until his or her death, resignation, or removal. Officers of Mylan who are appointed by the Mylan Board can be removed by the Mylan Board, and the Mylan Board may delegate to the Chairman or the Chief Executive Officer the right to remove any officer the Chairman or the Chief Executive Officer has appointed (but not any officer directly appointed by the Mylan Board). A copy of the Board Rules is available on Mylan’s website at http://www.mylan.com/company/corporate-governance or in print to shareholders upon request, addressed to Mylan N.V.’s Corporate Secretary at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England.

Voting Item 2 – Adoption of Dutch Annual Accounts for Fiscal Year 2015

At the annual general meeting, shareholders will be asked to adopt the Company’s Dutch statutory annual accounts for the fiscal year ended December 31, 2015, which are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”).

As a public limited liability company incorporated under the laws of the Netherlands, Mylan is required by Dutch law to prepare the Dutch statutory annual accounts and submit them to shareholders for adoption. The Company’s Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2015 that were prepared in accordance with U.S. GAAP and filed with the SEC.

A copy of the Dutch statutory annual accounts is available free of charge on our website at http://www.mylan.com/en/company/corporate-governance and at our office address at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England.

A representative of Deloitte Accountants B.V. is expected to be present at the annual general meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if he or she desires to do so.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS FOR FISCAL YEAR 2015.

Voting Item 3 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2016

The Audit Committee has approved Deloitte as the Company’s independent registered public accounting firm to audit the Company’s U.S. GAAP consolidated financial statements for the fiscal year ending December 31, 2016, and has directed that management submit the selection of Deloitte as the independent registered public accounting firm for ratification by the shareholders at the annual general meeting. A representative of Deloitte is expected to be present at the annual general meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by Mylan’s articles of association or otherwise. However, if shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Principal Accounting Fees and Services

Deloitte served as Mylan’s independent registered public accounting firm during 2015 and 2014, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to,

Deloitte and affiliated firms for such services during 2015 and 2014 are set forth below.

	Dollars in Millions
	2015	2014
Audit Fees(1)	$8.5	$5.8
Audit-Related Fees(2)	0.5	0.4
Tax Fees(3)	0.1	0.3
All Other Fees(4)	0.1	—

Total Fees	$9.2	$6.5

(1)	Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements and Dutch Annual Accounts, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and accounting, reporting and disclosure matters.
(2)	Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s employee benefit plans, comfort letters, certain SEC filings and other agreed upon procedures.
(3)	Represents fees related primarily to tax return preparation, tax planning and tax compliance support services.
(4)	Represents fees related primarily to advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence, and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte during 2015 and 2014 were pre-approved by the Audit Committee in accordance with its policy.

Report of the Audit Committee of the Mylan Board

The following Report of the Audit Committee of the Mylan Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

February 5, 2016

The Audit Committee is currently comprised of four directors, each of whom is independent as required by and as defined in the audit committee independence standards of the SEC and the applicable NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at mylan.com/company/corporate-policy.

Management is responsible for the preparation and integrity of the Company’s financial statements. Management is also responsible for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met a total of 4 times between February 27, 2015 (which is the date on which Mylan N.V. became a publicly traded company) and December 31, 2015 (and, between January 1, 2015 and February 27, 2015, the Audit Committee of Mylan Inc. (the entity to which Mylan N.V. is successor) met once), and has reviewed and discussed with management, including Mylan’s internal auditor, and with the independent auditor Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting and its disclosure controls and procedures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16 (as codified, AS 1301).

Mylan’s independent auditor also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB’s Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence, and the Audit Committee discussed these matters with the independent auditor. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Mylan is compatible with the firm’s independence. Deloitte & Touche LLP, Mylan’s independent auditor, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2015, which will be filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Neil Dimick, C.P.A., Chairman

Melina Higgins

Douglas J. Leech, C.P.A.

Rodney L. Piatt, C.P.A.

Voting Item 4 – Instruction to Deloitte Accountants B.V. for the Audit of the Company’s Dutch Statutory Annual Accounts for Fiscal Year 2016

Pursuant to Dutch law, the general meeting is authorized to appoint an auditor to audit the Company’s Dutch statutory accounts, which are presented pursuant to IFRS. Based on the recommendation of the Audit Committee of the Mylan Board, the Mylan Board proposes to the general meeting that Deloitte Accountants B.V. be instructed to serve as the auditor who will audit our Dutch statutory annual accounts as required by Dutch law for the year ending December 31, 2016.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INSTRUCTION TO DELOITTE ACCOUNTANTS B.V. FOR THE AUDIT OF THE COMPANY’S DUTCH STATUTORY ANNUAL ACCOUNTS FOR FISCAL YEAR 2016.

Executive Compensation for 2015

Compensation Discussion and Analysis

Executive Summary

The Mylan Board has structured Mylan’s executive compensation programs to create a maximum “return on executive leadership.” Our compensation program is designed to incentivize continued excellence in execution against our long-stated strategy to create a leading, robust, sustainable company, as well as deliver outstanding performance and shareholder value creation over the short- and long-term, and align compensation with performance and shareholder and other stakeholder interests.

As outlined below, Mylan has successfully executed on its clearly articulated strategy, delivering superior long-term shareholder value and continuing to invest in initiatives designed to continue this track record of long-term growth and value creation in the future, all while also meeting and exceeding annual financial and performance targets.

Mylan has long believed that development of, and consistent execution against, a clear and coherent long-term strategy approved by the Mylan Board and executed by senior management is critical to the Company’s success and its ability to consistently create value for shareholders and other stakeholders. Mylan has developed an exceptional global operating and commercial platform and industry-leading product portfolio; attracted and retained highly-talented and motivated leaders to the organization; identified strategic drivers of organic growth and effectively executed against these key growth drivers; and identified exciting external opportunities to further enhance the business and accelerate the Company’s long-term growth trajectory. In pursuing external opportunities, we seek to differentiate the Company by acquiring assets that deliver not only short-term financial benefit, but which also will deliver sustainable long-term value for our business, shareholders and other stakeholders.

Since the beginning of 2015, we have had extensive discussions with holders of over 80% of Mylan’s ordinary shares on a variety of topics. As part of

Mylan’s shareholder outreach and engagement, shareholders have consistently communicated to the Mylan Board and senior management that they too believe in the critical importance of focusing on sustainable long-term value creation.

The Mylan Board believes that the success of Mylan’s long-term strategy and the Company’s exceptional financial and operational performance over the past decade clearly reflects the dedication and talents of our employees around the world — and demonstrates the effectiveness of our compensation programs in incentivizing performance and aligning compensation with shareholder and other stakeholder interests.

The Mylan Board also believes that the outstanding long-term growth of Mylan — including the exceptional 25.4% and 20.7% total shareholder return (“TSR”) over the past three and five years, respectively, each of which significantly exceeded the S&P 500 Index and S&P 500 Pharmaceutical Index results over those periods — is directly related to the effectiveness and the robustness of our compensation program, as well as the talents of Mylan’s global workforce and the extraordinary vision, commitment, and leadership of Mylan’s senior management team.

And the Company’s performance in 2015 again set records to the benefit of shareholders and other stakeholders, with a record high in adjusted diluted EPS of $4.30, total adjusted revenues of $9.45 billion, and adjusted EBITDA of $3.01 billion (U.S. GAAP diluted earnings per share were $1.70, U.S. GAAP total revenues were $9.43 billion, and U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders were $847.6 million in 2015).

Our senior leadership team is led by Mr. Coury, Ms. Bresch, and Mr. Malik. Together, Mr. Coury, Ms. Bresch, Mr. Malik, and the Mylan Board have successfully developed and executed on a vision and strategy to position Mylan as a global leader in its industry and significantly enhance Mylan’s long-term growth prospects.

In addition to creating extraordinary long-term shareholder value over the last three and five years (and longer), Mylan has also delivered exceptional results for other stakeholders, including customers, patients, employees, and the broader community.

Named Executive Officers for 2015

Mylan’s named executive officers (“NEOs”) for 2015 were:

Heather Bresch	Chief Executive Officer
John D. Sheehan, C.P.A.(1)	Former EVP and Chief Financial Officer
Rajiv Malik	President
Anthony Mauro	Chief Commercial Officer
Robert J. Coury	Executive Chairman

(1)	Mr. Sheehan retired effective April 1, 2016.

Outstanding 2015 and Long-Term Financial and Operational Performance

2015 represented yet another remarkable year for Mylan on many fronts, not the least of which was our continued outstanding execution on the Mylan Board’s long-standing strategy and vision. We made progress against the key pillars of this strategy by further strengthening our exceptional and differentiated global operating platform; continuing to diversify our product portfolio, which is already one of the industry’s broadest; and further building out our powerful commercial infrastructure. We also continued to position the company for long-term growth through significant investment in our organic growth drivers, which we complemented by executing on value-creating, strategic acquisitions and other business development opportunities.

Outstanding 2015 Financial Results

In addition to our continued focus on building a long-term sustainable business, we did not take our eye off the ball with regard to the Company’s day-to-day core business and short-term execution, as our financial results for 2015 clearly demonstrate.

In 2015, we delivered total adjusted revenues of nearly $9.45 billion, adjusted EBITDA of $3.01 billion, and adjusted diluted EPS of $4.30, an increase of 22%, 27%, and 21%, respectively, compared to our very strong performance in 2014 (U.S. GAAP total revenues were $9.43 billion, U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders were $847.6 million, and U.S. GAAP diluted earnings per share were $1.70 in 2015, an increase of 22%, decrease of 9%, and decrease of 27%, respectively). All of our regions and businesses contributed to this strong growth, and we achieved it despite strong foreign-currency headwinds.

Financial Results: 2014–2015

$ in millions except per share amount

*2015 represents Total Adjusted Revenues. See Appendix A for a reconciliation to the most comparable U.S. GAAP measure.

**See Appendix A for a reconciliation to the most comparable U.S. GAAP measures.

For 2015, U.S. GAAP total revenues were $9,429 million. For 2014 and 2015, U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders were $929.4 million and $847.6 million, respectively (down 9% year-over-year). For 2014 and 2015, U.S. GAAP diluted earnings per share were $2.34 and $1.70, respectively (down 27% year-over-year).

Continued Outstanding Performance in Regions and Segments. In our North America generics segment, third party net sales totaled $3.9 billion, a 16% increase compared to 2014. Growth came mainly from sales of new products, and to a lesser extent, from the EPD Business. Also contributing were higher volumes on existing products, partially offset by lower pricing.

In Europe, adjusted third party net sales totaled $2.2 billion in 2015, a year-over-year constant currency increase of 67% on an adjusted basis (U.S. GAAP third party net sales for Europe totaled $2.2 billion, a year-over-year increase of 49%). Growth came primarily from sales generated by the EPD Business and, to a lesser extent, from new products. Higher volumes on existing products, mainly in France and Italy, were offset by lower pricing throughout the region.

In the Rest of World, third party net sales totaled $2.1 billion, a year-over-year increase of 38% on a constant currency basis (a year-over-year increase of 27% for U.S. GAAP third party net sales). The growth came from the EPD Business; new product launches primarily in Australia and Japan; and higher volumes in India – predominately of antiretroviral medications. Increases were offset somewhat by lower pricing in the region.

Our Specialty business delivered revenues of $1.2 billion in 2015, an increase of 1% compared to 2014, driven by the continued strong performance of EpiPen® Auto-Injector, as well as strong sales of Perforomist and ULTIVA, which increased by double-digit percentage points from the prior year.

It is noteworthy that our EPD Business grew 2% year over year on a constant currency basis, demonstrating again our ability to take a declining business and drive growth ahead of our expectations.

This strong performance and continued dedication to operational excellence and execution allowed us to deliver a record year with respect to adjusted free cash flow, which more than doubled over the prior year (U.S. GAAP net cash provided by operating activities increased 98%). Specifically, we realized approximately $1.85 billion of adjusted free cash flow in 2015.

In addition, continuing our commitment to strong balance sheet management, the Company maintained its investment grade rating from Standard & Poor’s and Moody’s, the two principal ratings agencies. As a result of maintaining a strong balance sheet and having an investment grade rating, we were able to reduce our cost of borrowing in 2015, providing additional financial flexibility.

Outstanding Long-Term Financial Results

As shown in the tables below, our consistent execution and strong performance in 2015 continued a long-term track record of exceptional business execution, delivering superior financial results for shareholders, and contributing to a long-term compound annual growth rate (“CAGR”) in adjusted diluted EPS of 27% since 2008.

Adjusted diluted EPS is a non-GAAP financial measure. See Appendix for reconciliation of adjusted diluted EPS to the most directly comparable GAAP measure.

*Midpoint of 2016 guidance range

**Stated 2018 target; this is a long-term target only and does not represent company guidance.

U.S. GAAP diluted earnings per share in 2008 were $(1.10), 2009 were $0.30, 2010 were $0.68, 2011 were $1.22, 2012 were $1.52, 2013 were $1.58, 2014 were $2.34, and 2015 were $1.70. The midpoint of forecasted U.S. GAAP diluted earnings per share for 2016 is $2.41.

Financial Results: 2011–2015

$ in millions except per share amounts

*2015 represents Total Adjusted Revenues. See Appendix A for a reconciliation to the most comparable GAAP measure.

** See Appendix A for a reconciliation to the most comparable GAAP measures.

For 2015, U.S. GAAP total revenues were $9,429 million. U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders were $536.8 million in 2011, $640.9 million in 2012, $623.7 million in 2013, $929.4 million in 2014, and $847.6 million in 2015 (12% CAGR). U.S. GAAP diluted earnings per share were $1.22 in 2011, $1.52 in 2012, $1.58 in 2013, $2.34 in 2014, and $1.70 in 2015 (9% CAGR).

Our track record of excellence in business execution and outstanding performance is further demonstrated by the long-term shareholder value creation that our exceptional team has achieved. As shown below, Mylan’s TSR over the last three and five years has significantly outperformed both the S&P 500 Index and the S&P 500 Pharmaceuticals Index.

* TSR data is from Bloomberg and reflects total return (including price appreciation and reinvested dividends) as of December 31, 2015.

In addition to outstanding long-term shareholder value creation, we have also generated exceptional returns on our invested capital. In 2015, cash return on operating invested capital, cash return on invested capital excluding goodwill, and cash return on total invested capital were 52%, 22%, and 15%, respectively, continuing our outstanding long-term performance in those areas as well (see Appendix A for a reconciliation to the most directly comparable U.S. GAAP measure).

Strengthening and Expanding our Exceptional and Differentiated Global Platform and Portfolio

Mylan has earned a well-deserved reputation for innovation within the generics and specialty pharmaceuticals spaces. Our executive leadership team, together with Mylan’s outstanding workforce, has a track record of successfully developing and bringing to market products that are difficult to formulate or manufacture – to which the many innovative companies that have made Mylan a partner of choice can attest. To remain at the industry’s forefront, we continue to invest heavily in research and development and in strengthening our already-powerful manufacturing and commercial infrastructure.

Mylan invests in future growth

As a result of this R&D investment, in 2015, we submitted 167 regulatory applications to bring new high-quality medicines to market around the world. Currently, we have 270 new drug applications pending U.S. Food and Drug Administration approval, representing $101.6 billion in annual brand sales, according to IMS Health. Fifty of these pending Abbreviated New Drug Applications are potential first-to-file opportunities, representing $35.8 billion in annual brand sales for the twelve months ending June 30, 2015, according to IMS Health. Globally, we have more than 4,100 new product submissions pending regulatory approval around the world, up from 2,100 just two and a half years ago.

Commercially, our portfolio of marketed products rose from more than 1,300 to more than 1,400 and our commercial footprint expanded from approximately 140 countries and territories to approximately 165.

Advancement of Strategic Organic Growth Drivers

In addition to the continued expansion of our global portfolio, operating platform, and commercial footprint, the Mylan Board and management have carefully identified several key strategic opportunities for growth within our sector and focused resources on these exciting and powerful growth drivers, which we expect will result in continued and sustained business performance and value creation over both short- and long-term periods.

During 2015, Mylan continued to execute on several of these growth drivers:

Continued Growth of EpiPen® Auto-Injector Franchise. EpiPen® Auto-Injector continues to be an important and growing product and remains the number one dispensed epinephrine auto-injector. As a global franchise, EpiPen® Auto-Injector reached $1 billion in annual net sales for the second year in a row in 2015.

During the year, we continued to advocate for legislation to increase access to “stock,” or undesignated, epinephrine auto-injectors in schools and other public places to ensure availability of this life-saving treatment for severe allergic reactions, or anaphylaxis.

We also continued to invest in our EpiPen4Schools® program, which provides free EpiPen® and EpiPen Jr® Auto-Injectors to qualified schools. To date, more than the 63,000 U.S. schools are participating in the program, and Mylan has distributed more than 500,000 free EpiPen® and EpiPen Jr® Auto-Injectors.

The Allergy & Asthma Network recognized Mylan in May 2015 with its “Most Outstanding Partner in Advocacy” award for our leadership in advocating for stock epinephrine. Food Allergy Research & Education (“FARE”) recognized the Company in June 2014 with its “FARE Vision Award” for working to make the world safer for people with food allergies and supporting FARE in its mission.

In addition, in 2015, Mylan continued a multi-year strategic alliance agreement with Walt Disney Parks and Resorts to help increase awareness of anaphylaxis. Maps in Disney’s domestic theme parks and on its cruise ships, as well as signage in the parks, highlight locations with EpiPen® and EpiPen Jr® Auto-Injectors help to ensure visitor access to these products.

Through Mylan’s new “On Location” program, which we will begin piloting next year with EpiPen®, we hope to provide enhanced access to this product in more public places around the U.S.

We also remain committed to continuing to invest in education and building awareness about the need for access to these life-saving treatments for anaphylaxis.

Advances in the Treatment of Infectious Diseases. Throughout 2015, we also worked with a variety of stakeholders in our continued fight against HIV/AIDS and other infectious diseases. We announced, for example, that we expect to be the first to launch TLE400, an antiretroviral medication we developed in partnership with the Clinton Health Access Initiative, for $99 per patient, per year.

Today more than 50% of patients in the developing world receiving treatment for HIV/AIDS rely on a Mylan product.

We expanded our Hepatitis C licensing agreement with Gilead Sciences, a valued partner since 2006. As Gilead’s exclusive branded-medicine distribution partner in India, we launched its Solvaldi® product there in 2015, as well as introducing MyHepTM, the generic form of Solvaldi®, in India and other emerging markets. Early this year, we announced the launch of MyHep LVIRTM, the generic form of Harvoni®, in India.

Creating a Leading Respiratory Franchise. Toward the end of 2015, we filed an Abbreviated New Drug Application with the U.S. Food and Drug Administration for generic Advair Diskus® and on February 19, 2016, Mylan announced that its application had been accepted for filing, putting Mylan in a position to potentially become the first company to bring generic Advair® to the U.S. market in 2017.

We announced a partnership with Theravance Biopharma whose goal is to develop and commercialize Revefenacin, a once-daily nebulized product used to treat chronic obstructive pulmonary disease, or COPD, and other respiratory diseases.

Through our partnership with Prosonix, we continued work on our generic Flovent® program for the United States. The product’s counterpart in Europe, generic Flixotide®, is on track to be approved this year. In addition, we launched SirduplaTM, the generic version of Seretide® Evohaler®, in the United Kingdom.

Creating a World Leader in Biosimilars and Insulin Analogs. In partnership with Biocon, we progressed our biologics and insulin-analogs programs and expect this year to submit in the United States and Europe three biosimilar applications – Pegfilgrastim, Trastuzumab, and Adalimumab – and an interchangeable glargine application.

Some of the key milestones in these programs in 2015 include:

•	Completed enrollment for Phase III study of trastuzumab; launched Hertraz™ in 10 countries with multiple new launches planned in 2016, building on our successful commercialization over the past two years;
•	Completed Phase I clinical trial & enrollment in Phase III trials for pegfilgrastim;

•	Completed Phase I clinical trial & initiated Phase III for Adalimumab; and

•	Completed enrollment for two Phase III clinical trials for an insulin analog to Lantus®; continued to pursue interchangeability discussions with the U.S. Food and Drug Administration. We also completed and qualified a state-of-the-art manufacturing facility in Malaysia.

In addition, in early 2016 we announced an exclusive global agreement with Momenta that expands our portfolio of biologics with up to six additional products and broadens the scope and scale of our capability. We believe this collaboration with Momenta, which is highly complementary to our partnership with Biocon, will position us to become a world leader in biosimilars, with a broad portfolio of 15 biosimilar/insulin analog generic products in development.

Capitalizing on Strategic Inorganic Growth Opportunities

Mylan for many years has been a strategic participant in the consolidation occurring in the industry. We seek to differentiate the Company by acquiring assets that deliver not only short-term financial benefit, but also long-term value for the business, shareholders, and other stakeholders. We look beyond what targeted assets have achieved on their own to how we can leverage them using our exceptional platform and excellence in execution. Our approach to acquisitions has delivered time and again, and we are confident that the transactions we completed or initiated in 2015 represent excellent new examples of Mylan’s commitment to long-term value creation.

In that regard, 2015 was a year of unprecedented activity for Mylan in identifying and executing on significant M&A opportunities. In 2015, we completed or initiated three significant M&A transactions with an aggregate enterprise value of approximately $17 billion. Each of these strategic transactions represents yet another step in the long-term strategy of the Mylan Board to create an unparalleled worldwide leader in our industry and continues our track record of pursuing high-quality businesses and assets in a disciplined and focused manner to accomplish that goal. We believe that each of the three transactions described below will create long-term shareholder value and further extend Mylan’s product portfolio and geographic footprint.

EPD Transaction. In February 2015, we consummated the acquisition of the EPD Business via the EPD Transaction. The EPD Transaction accomplished a number of important strategic and financial objectives for Mylan.

•	Increased Mylan’s geographic footprint and infrastructure in key markets

     The EPD Transaction significantly increased the Company’s presence and revenues in some of our largest markets outside of the United States, including Italy, the United Kingdom, Germany, France, Spain, Portugal, Canada, Japan, Australia, and New Zealand, and provided Mylan with entry into new markets in Central and Eastern Europe.

•	Extended and strengthened Mylan’s product portfolio

     The EPD Business provided the Company with a portfolio of more than 100 specialty, branded generic and over-the-counter (“OTC”) pharmaceutical products in five major therapeutic areas (cardio/metabolic, gastrointestinal, anti-infective/respiratory, CNS/pain, and women’s and men’s health). The portfolio includes several patent-protected, novel, and/or hard-to-manufacture products with durable growth potential. Key products include Creon®, Influvac®, Brufen®, Amitiza®, and Androgel®, among others.

•	Significantly expanded commercial and manufacturing platform and capabilities

     The EPD Business provided Mylan with an active sales organization of approximately 2,000 representatives serving more than 40 non-U.S. markets. The EPD Business’s strong sales force in key developed markets enhanced the Company’s reach with physicians and patients and complemented our existing strength in pharmacies. This platform provided Mylan with the enhanced infrastructure and expertise to even more effectively execute on existing growth opportunities that require access to the physician channel, such as the anticipated launch of biologics and respiratory products, including generic Seretide® and generic Advair®. The EPD Business also included two high-quality manufacturing facilities in France and Japan.

•	Provided additional financial flexibility and related strategic benefits

     The EPD Transaction provided Mylan with a number of important financial and other strategic benefits, including increased revenues, liquidity, and an optimized tax structure. Notably, the EPD Transaction provided us with over $1.4 billion of revenue in a 100% stock transaction and without the incurrence of additional debt, which further strengthened Mylan’s balance sheet. These benefits will enable us to invest further in our business in the future.

The integration of the EPD Business to date has gone well, and the EPD Business’s performance has exceeded our own expectations. As noted earlier, we reversed a decline in the business and grew the business by 2% year over year in 2015 on a constant currency basis, demonstrating again our ability to take an underappreciated asset and drive expansion within our platform.

Famy Care Transaction. In November 2015, we acquired certain female healthcare businesses from Famy Care, a valued partner since 2008. The transaction brought Mylan a broad portfolio of products (primarily oral contraceptives), strong technical capabilities, and dedicated hormone manufacturing. By combining these assets with the Company’s global commercial footprint and supply chain infrastructure, we look forward to creating a leading women’s healthcare franchise and providing enhanced access to these products around the world.

Recently Announced Meda Transaction. In early 2016, we took the next step in executing on our vision by announcing that Mylan would acquire Meda, a leading international specialty pharmaceutical company, which has served as our marketing and distribution partner for EpiPen® in Europe since 2011.

The combination will create a global pharmaceutical leader with 2015 combined revenues of nearly $12 billion2 a diversified portfolio of more than 2,000 products, and critical mass across all commercial channels, including a $1 billion OTC business. Geographically, we gain a more balanced and expanded global footprint with an even stronger presence across Europe; a leading U.S. specialty business; and an expanded presence in emerging markets, including several new and attractive ones such as China, Southeast Asia, Russia, the Middle East, and Mexico. We also will become a leader in the global respiratory/allergy market and achieve scale in many other therapeutic areas, including dermatology and pain, providing even greater opportunities for growth in these therapeutic franchises.

Completion of the Meda Transaction is subject to a public offer to the shareholders of Meda to acquire all of Meda’s outstanding shares and other customary closing conditions. We expect to complete the transaction by the end of the third quarter in 2016.

Investing in Our People

Achievement of our goals relies on Mylan’s dedicated global workforce, which now numbers nearly 35,000 talented individuals. We consider them to be Mylan’s most important asset.

As Mylan continues to grow in scope and scale, the Mylan Board has tasked management with investing further in retaining, recruiting, and motivating our workforce and in developing individuals for key management roles in Mylan’s increasingly global platform. During 2015 and early 2016, Mylan had several important developments in this regard. As just one example, in early 2016, Mylan promoted Anthony Mauro to the role of Chief Commercial Officer. Over his 20 years at Mylan, Mr. Mauro has led several important business units, functions, and geographies. In his new role, Mr. Mauro will be responsible for overseeing global sales excellence and operations of all commercial markets around the world. Mylan’s commitment to employees can also be seen in its focus on employee safety and employee wellness initiatives. For example, five Mylan sites in India have been certified as meeting the internationally recognized benchmark, BS OHSAS 18001, for superior performance in occupational health and safety management systems. In addition, in the last year, Mylan has offered its U.S.-based employees more innovative options to cover them and their families’ healthcare needs, including incentives for weight loss, regular exercise, and preventative medicine.

In order to continue to execute against our mission, strategy, and financial objectives, our employees must be incentivized to deliver against both our short-term goals and priorities, as well as our long-term vision and mission. To this end, we focused throughout 2015 on driving even greater focus, accountability, and alignment across our leadership and entire workforce.

2	Combined company figures represent an aggregation of Mylan figures derived from financial information prepared in accordance with U.S. GAAP and Meda figures derived from financial information prepared in accordance with International Financial Reporting Standards as adopted by the European Union and do not reflect pro forma adjustments (including no elimination of transactions between Mylan and Meda).

Continued Strong Alignment of CEO Pay with Company Performance

As discussed above, Mylan’s compensation philosophy is designed to reward employees for delivering against our short- and long-term performance goals. As demonstrated below, this philosophy was clearly successful in 2015 and over the past several years, as compensation has remained closely aligned with the outstanding performance noted above.

•	Outstanding performance against goals:

     The Company exceeded each of the rigorous performance-based goals set by the

Compensation Committee relating to adjusted diluted EPS, global regulatory submissions, and adjusted free cash flow in 2015. As a result, the NEOs received maximum payouts of annual incentive awards for 2015. These achievements are discussed in more detail on pages [●] to [●] of this Proxy Statement.

•	Continued strong alignment between realizable pay and performance relative to peers.

     The total compensation realizable by Mylan’s CEO over a three-year period is fully aligned with Mylan’s TSR relative to the Company’s peer group, as shown below.

Alignment of CEO Realizable Pay* with TSR Performance

*	Realizable pay includes cumulative salary and annual incentives paid for the most recent three years, plus current value (as of December 31, 2015) of options (intrinsic value) as well as time-based restricted stock/units granted during the most recent three years, plus the value of performance-based long-term incentive awards earned (which excludes awards granted in connection with the One-Time Special Performance-Based Incentive Program (as defined below), which are still subject to performance-based criteria), plus change in pension value and all other compensation for the most recent three years. TSR data is from the S&P Research Insight Database. Peer companies in this chart reflect the 2015 peer companies listed on page [●] of this Proxy Statement (excluding Hospira Inc., which was acquired in September 2015, and Teva Pharmaceutical Industries Ltd., for whom sufficient information was not publicly available, and including Allergan plc in place of Actavis plc and Allergan, Inc.).

2015 Elements of Compensation and Certain Compensation Policies

Our 2015 compensation performance-related metrics helped drive yet another outstanding year of operational and financial performance. The Compensation Committee continues to aim to align executive compensation with Company performance and, in 2015, we delivered on that goal — as demonstrated by the close correlation between Mylan’s TSR performance and CEO realizable pay relative to our peer group, as well as the Company’s record adjusted diluted EPS, total adjusted revenues and adjusted EBITDA. For the remainder of this Compensation Discussion and Analysis and for the compensation tables and related narratives that follow, references to Mylan will include Mylan and its subsidiaries and affiliates, including Mylan Inc.

In 2015, the NEOs were compensated through base salary, an annual incentive, a long-term incentive, employee benefits, and perquisites. Approximately 84% of annual NEO target compensation was tied to Mylan’s ordinary share price or the achievement of key financial and operational performance goals, thereby closely aligning compensation with both the success of Mylan’s business strategy and objectives, as well as the value realized by shareholders. The following graphs show the relative weight of the base salary, target annual incentive, and target long-term incentive (based on grant date fair value) components:

Base Salary Compensation

The Compensation Committee considers a variety of factors in deciding base salary, including, among others: individual performance, responsibilities, and expected future performance; Company performance; management structure; marketplace practices; internal equity considerations; and the executive’s experience, tenure, and leadership. The Compensation Committee also considers what the marketplace would require in terms of the replacement costs to hire a qualified individual to replace an executive, as well as the fact that a new executive would lack the critical knowledge base regarding Mylan as compared to the executive he or she would be replacing.

For 2015, the base salaries of Ms. Bresch and Mr. Malik increased 8.3% and 11.1%, respectively, reflecting their continued growth and experience in the roles that they assumed in 2012, as well as their performance and leadership, among other factors. For 2015, the base salary of Mr. Mauro increased 13.6%, reflecting his performance and increased role, among other factors. The base salaries of the other NEOs were not changed in 2015.

		2014	2015	Change in Base Salary
Heather Bresch	Chief Executive Officer	$1,200,000	$1,300,000	8.3%
John D. Sheehan	Former EVP and Chief Financial Officer	650,000	650,000	0%
Rajiv Malik	President	900,000	1,000,000	11.1%
Anthony Mauro	Chief Commercial Officer	550,000	625,000	13.6%
Robert J. Coury	Executive Chairman	1,350,000	1,350,000	0%
Total		$4,650,000	$4,925,000	5.9%

The base salary earned by each of the NEOs for 2015 is set forth in the column entitled “Salary” in the Summary Compensation Table on page [●] of this Proxy Statement.

Annual Incentive Compensation

Mylan’s annual incentive compensation for executive officers consists of performance-based annual cash awards that are intended to align the interests of executives and investors by providing incentives based on a set of operational and financial measures identified by the Mylan Board, as discussed above, as critical to the successful execution of Mylan’s business strategy — and which are expected to impact shareholder value and the interest of other stakeholders.

Performance Measures. For 2015, annual incentives were based on adjusted diluted EPS, global regulatory submissions, and adjusted free cash flow. These measures represent key performance indicators of the current and future strength of our business.

•	Adjusted diluted EPS is an important metric for Mylan and its shareholders because earnings are expected to have a direct relationship to the price of Mylan’s ordinary shares.

•	The global regulatory submissions metric measures the number of filings submitted to global regulatory agencies for new products. This is also an important metric because approval and commercialization of new products yield new revenue sources, are essential for Mylan to remain competitive in a constantly evolving industry, and are therefore fundamental to our short- and long-term strategy for growth.

•	Adjusted free cash flow also is an important metric because it captures the potential impact of all types of business transactions on the generation of adjusted operating cash flow, not merely changes in working capital. Adjusted free cash flow is defined as adjusted operating cash flow less net capital expenditures.

The Compensation Committee set adjusted diluted EPS and adjusted free cash flow targets at double digit percentage increases over prior year performance, and also took into account Mylan’s increased size following the EPD Transaction. The Compensation Committee set the global regulatory submissions target based on total submissions in our portfolio as of year-end 2014. The following tables show the 2015 threshold, target, and maximum goals and the relative weightings of each metric:

Goal	Weighting	Threshold	Target	Maximum
Adjusted diluted EPS	50%	$4.00	$4.15	$4.30
Global regulatory submissions	25%	135	150	165
Adjusted free cash flow (millions)	25%	$1,050	$1,150	$1,250

No annual incentives are paid if threshold performance is not achieved.

Potential Opportunities Subject to Performance. Set forth below are the 2015 threshold, target, and maximum award opportunities for the NEOs:

	Threshold (% of Salary)	Target (% of Salary)	Maximum (% of Salary)
Heather Bresch	75.0%	150%	300%
John D. Sheehan	50.0%	100%	200%
Rajiv Malik	62.5%	125%	250%
Anthony Mauro	57.5%	115%	230%
Robert J. Coury	62.5%	125%	250%

Incentive payouts. The annual incentives earned for 2015 were determined based on the annual performance criteria, relative weightings, and Company results set forth in the table below. The Company exceeded each of the rigorous performance-based goals set by the Compensation Committee relating to adjusted diluted EPS, global regulatory submissions, and adjusted free cash flow in 2015. As a result, the NEOs received maximum payouts of annual incentive awards for 2015.

Goal	Weighting	Outcome	Weighted Score
Adjusted diluted EPS*	50%	$4.41	100%
Global regulatory submissions	25%	167	50%
Adjusted free cash flow (millions)	25%	$1,854	50%
2015 Company Performance Score			200%

*	The adjusted diluted EPS amount is calculated from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted diluted EPS (which for 2015 is reconciled to the most directly comparable U.S. GAAP measure in Appendix A), but is measured on a constant currency basis. Adjusted free cash flow is calculated from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted free cash flow (which for 2015 is reconciled to the most directly comparable U.S. GAAP measure in Appendix A).

The annual incentive compensation earned by each of the NEOs for 2015 is set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page [●] of this Proxy Statement.

The Compensation Committee has committed to not using its discretion to upwardly adjust annual incentive award amounts generated by the performance metrics.

Long-Term Incentive Compensation

The Compensation Committee believes that the value of long-term incentives should be directly related to the performance of Mylan’s ordinary shares, as well as other operational and financial measures associated with the growth and success of Mylan. The long-term equity grants awarded to the NEOs in 2015 under the Amended 2003 Plan included:

•	Performance-based RSUs (“PRSUs”) that cliff-vest after the end of the applicable performance period, assuming specified performance criteria are met and provided that the NEO remains continually employed by Mylan;
•	Stock options with an exercise price equal to the closing price of Mylan’s ordinary shares on the date of grant, which vest in three equal installments, provided that the NEO remains continually employed by Mylan; and

•	RSUs that vest in three equal installments, provided that the NEO remains continually employed by Mylan.

Timing of Equity Award Grants. The Compensation Committee has historically approved annual equity grants in the first quarter of the fiscal year, which grants were made following the release of year-end audited financial results, with exceptions for new hires, promotions, and other special awards, grants, or circumstances, although there is no exact date for the making of these equity grants each year. In 2015, equity grants for Mylan employees other than the NEOs were made in the first quarter of the fiscal year, consistent with past practice. The Compensation Committee seeks the advice of external experts in executive compensation and reviews its equity grant practices from time to time with respect to corporate best practices.

Performance Metrics. Again consistent with comments received during investor outreach over the past several years, the Compensation Committee utilizes performance metrics for the long-term incentive program that compare the Company’s performance against that of its peers. Since 2013, the Compensation Committee has used the TSR of Mylan’s ordinary shares relative to that of peer companies as one of the metrics to which the PRSUs are subject. The other metric designated by the Compensation Committee for periods through

December 31, 2015 was Cash Return on Operating Invested Capital, excluding goodwill and intangibles (“ROIC”). TSR and ROIC are each weighted 50% in the determination of the percentage of PRSUs that can be earned. The Compensation Committee believes that the use of these two metrics provides balance by rewarding the NEOs both for our performance relative to peer companies and for the returns generated by investments in our business. The following table shows the 2015 threshold, target, and maximum goals and relative weightings.

Metric	Weighting	Threshold	Target	Maximum
ROIC*	50%	34%	38%	42%
Relative TSR**	50%	25th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group
Opportunity	N/A	50%	100%	150%

*	ROIC is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix A.
**	Relative TSR is calculated by comparing the difference between Mylan’s 30-day trailing average closing ordinary share price at the beginning of the performance period and the end of the performance period plus any dividends paid during the performance period against the same metric for each company in our life sciences peer group.

2015 Long-Term Incentive Awards. Consistent with comments from shareholders during outreach to investors over the past several years, the Compensation Committee again maintained an increased percentage of performance-based equity awards compared to the percentage of time-based equity awards. In 2015, each NEO received a grant of long-term equity awards with a targeted value at grant equal to a percentage of their base salary. The allocation of the award among PRSUs, stock options, and RSUs for each NEO was 60%, 20%, and 20%, respectively, of the NEO’s total long-term incentive award. The Compensation Committee believes that maintaining a higher percentage of the total NEO’s award that is specifically performance based further supports alignment between the Company’s performance, shareholder interests, and executive compensation.

Each PRSU entitles the recipient to a number of ordinary shares equal to between 50% and 150% of the target award, depending on actual achievement of the performance metrics outlined above over a two-year period. Achievement of threshold goals results in delivery of ordinary shares with respect to 50% of PRSUs granted, achievement of target goals results in delivery of ordinary shares with respect to 100% of PRSUs granted, and achievement of maximum goals results in delivery of ordinary shares with respect to 150% of PRSUs granted.

Other Benefits and Agreements

Mylan provides additional benefits to the NEOs in the form of:

•	Perquisites

•	Retirement Benefits

Perquisites. Perquisites include the following:

•	Each NEO receives the use of a Company car or a car allowance. The NEOs are responsible for paying any taxes incurred relating to this perquisite.

•

Our senior executives take an extraordinarily active approach to overseeing and managing our global operations, which necessitates a significant amount of domestic and international travel time due to our diverse set of business centers, manufacturing and other facilities, and many client and vendor locations around the world. Mylan provides management access to corporate aircraft to assist in the management of Mylan’s global platform by providing a more efficient and secure traveling environment, including where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives in the conduct of Company business. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of

Mylan’s business, as well as privacy of business information and communications), we require Mr. Coury and Ms. Bresch to use Mylan aircraft for business and personal purposes. During 2015, other executives from time to time also were authorized to have personal use of the corporate aircraft for similar reasons. The Compensation Committee monitors business and personal aircraft usage on a periodic basis. To the extent any travel on the corporate aircraft results in imputed taxable income to a NEO, Mylan does not provide gross-up payments to cover the NEO’s personal income tax obligation due to such imputed income. For a summary of how this perquisite is calculated, see footnote (b) to the Summary Compensation Table on page [●] of this Proxy Statement.

•	Executives will also receive tax equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at board meetings in the United Kingdom.

Retirement Benefits. Mylan has entered into RBAs (as defined below) with four of the NEOs – Ms. Bresch and Messrs. Coury, Sheehan, and Malik – in recognition of their service to Mylan, to encourage their retention and to provide a supplemental form of retirement and death benefit. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements” beginning on page [●] of this Proxy Statement. Mylan also maintains a 401(k) Restoration Plan (the “Restoration Plan”) and an Income Deferral Plan permitting senior level employees to elect to defer the receipt of a portion of their compensation and, in the case of the Restoration Plan, providing matching contributions to employees that make such an election; however, effective April 1, 2013, Mylan modified the Restoration Plan so that U.S. employees with an RBA would no longer receive matching contributions under the Restoration Plan.

The Compensation Committee approved an amendment to Mr. Coury’s RBA in October 2011, in connection with his retention and the enhanced management transition, to provide a retention incentive in his newly created role as Executive Chairman of the Mylan Board. Mr. Coury’s RBA vested in full on January 1, 2014. On February 24, 2014, the Compensation Committee approved an additional amendment to Mr. Coury’s RBA to provide a fixed discount rate to be used for purposes of determining the present value of the retirement benefits provided to Mr. Coury pursuant to the RBA, so that Mylan’s obligation would no longer be subject to variations in the appropriate discount rate.

When Mr. Malik joined Mylan in January 2007, Mylan established a nonqualified deferred compensation plan on his behalf. Although Mylan no longer contributes to the account, the plan account will be distributed to him upon Mylan’s termination of Mr. Malik’s employment, or upon other qualifying distribution events, such as his retirement, disability, or death, or Mylan’s termination of the plan.

The Summary Compensation Table includes changes in pension values calculated based on certain actuarial assumptions regarding discount rates. As discussed above, Mr. Coury’s RBA was amended to fix the discount rate used in determining his pension value. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2015 financial statements. In 2015, the impact of a decrease in the applicable discount rates led to an increase in the present value of accumulated benefits of approximately $129,954 for Ms. Bresch, approximately $13,091 for Mr. Sheehan, and approximately $37,751 for Mr. Malik.

Each of the relevant NEOs executed a one-time waiver providing that the EPD Transaction did not constitute a change in control for purposes of the RBAs.

Employment Agreements. We believe it is important to have employment agreements with our executive officers and other key employees. These agreements memorialize certain key terms of employment, including termination rights and obligations, non-competition and other restrictive covenants, and compensation and perquisites, and we believe thereby enhance the stability and continuity of our employment relationships. Each of the NEOs is party to an Executive Employment Agreement with Mylan. For a detailed description, see the section below entitled “Employment Agreements” beginning on page [●] of this Proxy Statement. See also page [●] of this Proxy Statement for a discussion of the 2015 and 2016 extensions of the Executive Employment Agreement for Mr. Mauro.

Transition and Succession Agreements. Mylan is party to separate Transition and Succession Agreements with each NEO with an aim to assuring that Mylan will have the NEO’s full attention and dedication to Mylan during the pendency of a possible change in control transaction that might optimize shareholder value, and to provide the officer with compensation and benefits in connection with a change in control. These agreements are independent of each such NEO’s employment agreement. Subsequent to the execution of these agreements, Mylan adopted a policy that no new Transition and Succession Agreements will provide for an excise tax gross–up for golden parachute payments. For legal and other considerations, the Transition and Succession Agreements currently in effect and executed prior to the new policy are not subject to that policy. Mylan does not have the right to unilaterally abrogate pre-existing binding contracts with its executives, and does not believe it would be in shareholders’ best interests to expend funds to “buy out” the executives from these rights. Since implementation of the new policy, no new or amended Transition and Succession Agreements with excise tax gross-up provisions have been executed and several have expired as executives have retired from Mylan (as was the case with the retirements of Hal Korman and John Sheehan over the last several years).

For a detailed description of these Transition and Succession Agreements, see below, under “Termination Under Transition and Succession Agreements (Change in Control)” beginning on page [●] of this Proxy Statement.

Each of the relevant executive officers executed a one-time waiver providing that the EPD Transaction did not constitute a change in control for purposes of the Transition and Succession Agreements.

Compensation Committee Considerations in Evaluating Compensation

Our culture and our success continue to depend on our ability to attract and retain talented people in critical roles. The independent Directors believe that the remarkable growth and performance of Mylan during the past decade is directly related to the unique leadership of Mr. Coury, Ms. Bresch, and Mr. Malik, and the talents of Mylan’s other senior executives, as well as Mylan’s outstanding workforce around the world.

The decisions of the Compensation Committee and the independent Directors relating to executive compensation each year reflect a variety of subjective considerations, in addition to raw metrics. Our determinations reflect our individual and collective experience and business judgment, and are based on our extensive interactions with, and observations of, management, and our assessment of some or all of the following factors, among others:

•	Company performance (relative to peers and budget);

•	Value realized by shareholders;

•	Individual performance and contributions to the success of Mylan;

•	Responsibilities of, and future expectations for, the individual;

•	Short-, medium-, and long-term personnel needs of Mylan;

•	The need to reward and retain our uniquely talented NEOs and other key employees;

•	Other qualitative contributions of each executive, including, among others, the actual and potential value and impact of his or her leadership style, strategic vision and execution, talent development, and ability to adapt to and drive the change necessary to our success; and

•	Peer group pay levels and published survey data.

We consider these and other qualitative and quantitative factors from time-to-time in assessing our compensation philosophy and approach, in addition to using these factors to make individual compensation decisions. The Compensation Committee and the independent Directors believe that, while peer groups may be helpful reference points, they do not substitute for the individual and collective judgment and experience of independent Directors who are intimately familiar with, among other matters that the Mylan Board oversees and opines on, Mylan, its business, its strategies, its challenges, its opportunities, and the unique respective talents, contributions, leadership, responsibilities, and future expectations of the executives who drive performance and long-term sustainability.

Peer Group. While the competitive market for our executives is one factor the Compensation Committee considers when making compensation decisions, the Compensation Committee does not target compensation of NEOs within a specific percentile of any set of peer companies. As noted, we use peer groups as one of many factors considered when determining compensation.

After review and consideration of these factors and consultation with experts in executive compensation, we developed the peer group listed below for 2015. The Compensation Committee refers to the peer group as a reference point when evaluating executive pay and performance. As was the case previously, pay is not formulaically tied to a particular percentile of the peer group. Instead, this group is considered as part of the overall mix of subjective, qualitative, and quantitative information considered by the Compensation Committee.

This group consists of companies with revenues ranging from approximately 0.5x-2.5x Mylan’s revenue. Because the generic pharmaceutical market is limited, we include companies in the following GICS industries – Pharmaceuticals, Health Care Equipment & Supplies, Biotechnology, and Life Sciences Tools & Services:

AbbVie Inc.	Boston Scientific Corp.	Perrigo Company plc

Actavis plc*	Bristol-Myers Squibb Company	St. Jude Medical Inc.

Agilent Technologies Inc.	Celgene Corp.	Stryker Corp.

Allergan, Inc.*	Eli Lilly and Company	Teva Pharmaceutical Industries Ltd.

Amgen Inc.	Endo International plc	Thermo Fisher Scientific Inc.

Baxter International Inc.	Gilead Sciences, Inc.	Zimmer Biomet Holdings, Inc.

Becton Dickinson & Co.	Hospira Inc.*

Biogen Inc.	Medtronic plc

*	Hospira Inc. has since been acquired and Actavis plc acquired Allergan, Inc. and became Allergan plc.

Role of Compensation Committee, Consultants, and Management. In 2015, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide advice and information regarding the design and implementation of Mylan’s executive compensation programs. Meridian also provided information to the Compensation Committee regarding regulatory and other technical developments that may be relevant to Mylan’s executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses, and trends on executive base salary, annual incentives, long-term incentives, benefits, and perquisites.

The Compensation Committee and management also receive advice from outside counsel including, but not limited to, Cravath, Swaine & Moore LLP.

The Compensation Committee also receives input from management; however, decisions on these matters are made solely by the Compensation Committee and/or the independent Directors.

The Compensation Committee performs an annual review of the independence of its outside advisors, consistent with NASDAQ requirements and the Compensation Committee charter.

Consideration of Risk in Company Compensation Policies. Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies, and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies, and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. In addition, the Chairmen of the Audit and Compliance Committees serve on the Compensation Committee, giving Mylan the benefit of the breadth of their perspective regarding the impact of compensation-related decisions on the Company. Finally, as described in this Compensation Discussion and Analysis, our compensation programs and decisions include qualitative factors which we believe restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

Deductibility Cap on Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), restricts the deductibility for federal income tax purposes of the compensation paid to the CEO and each of the other NEOs (other than our Chief Financial Officer) for any fiscal year to the extent that such compensation for such executive exceeds one million dollars and does not qualify as “performance-based” compensation as defined under Section 162(m) of the Code. The Compensation Committee generally takes available opportunities to be able to deduct compensation paid to NEOs for federal income tax purposes. The Compensation Committee, however, reserves the right to grant compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or recognize and reward desired performance.

Clawback Policy. The Mylan Board has approved a clawback policy relating to incentive compensation programs. The provisions of the policy allow Mylan to recoup certain bonus and equity-based incentive compensation gains resulting from specified misconduct that causes Mylan to materially restate its financial statements. The Mylan Board intends to review and consider updates to this policy from time to time. In addition, to the extent that the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

Anti-Hedging and Pledging Policy. The Mylan Board has approved a securities trading policy that prohibits Directors and certain executive officers from engaging in any transaction designed to limit or eliminate economic risks associated with the ownership of our equity or debt securities by trading in certain types of hedging instruments relating to any of our securities. Hedging instruments include prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls, or other instruments designed to hedge or offset movements in the price of our stock or debt. The policy also prohibits Directors and certain executive officers from entering into transactions that involve the holding of Mylan securities in margin accounts (other than the “cashless exercise” of stock options) or the pledging of Mylan equity or debt securities as collateral for loans, with certain exceptions approved by the Compensation Committee if the executive demonstrates that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to Mylan equity or debt securities. To the extent that the SEC adopts rules for anti-hedging and pledging policies that require changes to our policy, we will revise our policy accordingly.

Ordinary Share Ownership Requirements for NEOs. The ownership requirements are expressed as a multiple of base salary as follows:

Position	Ownership Requirement (multiple of base salary)
Executive Chairman	6x
CEO	6x
President	4x
Other NEOs	3x

In addition to the NEOs, Mylan’s ordinary share ownership policy covers approximately 150 of the most senior executives at Mylan to promote an ownership culture and stronger alignment with the interests of shareholders among the broader leadership team. Each executive generally has five years from the adoption of the policy to achieve the minimum ownership requirement. Ordinary shares actually owned by the executive (including ordinary shares held by the executive in Mylan’s 401(k) and Profit Sharing Plan), as well as restricted ordinary shares and unvested RSUs and PRSUs count toward compliance with these requirements.

As of December 31, 2015, all of the NEOs were in compliance with these requirements.

Significant Recent Compensation Actions and Strong Shareholder Support and Approval for These Actions

Mylan implemented several important compensation actions in 2014 and 2015. Among these were the implementation of the One-Time Special Performance-Based Five-Year Realizable Value Incentive Program (the “One-Time Special Performance-Based Incentive Program”), described in further detail in the Form 10-K/A for Mylan Inc.’s fiscal year ended December 31, 2014 and certain actions taken in connection with the EPD Transaction, as described below. Consistent with Mylan’s robust shareholder outreach program over the past few years, Mylan approached each of these actions with a view toward the best interests of shareholders, and Mylan Inc.’s shareholders were strongly supportive of these actions. The One-Time Special Performance-Based Incentive Program was described in extensive detail in the Proxy Statement for Mylan Inc.’s 2014 Annual Meeting of Shareholders. At that meeting the advisory proposal on compensation matters received the strong support and approval of Mylan’s shareholders. In addition, the compensation actions taken in connection with the EPD Transaction were described in extensive detail in the Proxy Statement for Mylan Inc.’s Special Meeting of Shareholders regarding the EPD Transaction. At that meeting the advisory proposal on compensation matters relating to the EPD Transaction received the overwhelming support and approval by over 80% of Mylan’s shareholders.

Treatment of Equity-Based Awards in Connection with the EPD Transaction

The compensation actions described below, which were taken in connection with the EPD Transaction, were extensively described in the Proxy Statement for Mylan Inc.’s Special Meeting of Shareholders regarding the EPD Transaction. At that meeting the advisory proposal on compensation matters received the overwhelming support and approval of Mylan’s shareholders.

As explained in the Form 10-K/A for Mylan Inc.’s fiscal year ending December 31, 2014, the EPD Transaction had certain implications under Mylan’s compensation plans and programs and individual arrangements with certain employees of Mylan (including the NEOs) and also implicated the excise tax under Section 4985 of the Code on the value of certain equity-based awards held by the Directors and NEOs (the “Transaction-

Related Excise Tax”). Section 4985 of the Code imposes the Transaction-Related Excise Tax (15% in 2014 and 2015) on the value of certain equity-based compensation held at any time during the six months before and six months after the closing of certain inversion transactions by individuals who were and/or are directors or executive officers of the parties to the transactions and subject to the reporting requirements of Section 16 of the Exchange Act during the same period. The Transaction-Related Excise Tax applies to all payments (or rights to payment) granted to such persons by the party to the transaction to which the individual provides services and its affiliates in connection with the performance of such services if the value of such payment or right is based on (or determined by reference to) the value (or change in value) of stock in the applicable entity or its affiliates (excluding incentive stock options (“ISOs”) and holdings in tax-qualified plans), which would include any outstanding (i) unexercised vested or unvested nonqualified stock options or SARs, (ii) unvested restricted stock awards, (iii) RSUs and PRSUs, and (iv) other equity compensation, in each case, held by such directors and executive officers during this twelve-month period. However, the Transaction-Related Excise Tax does not apply to (i) any stock option or SAR that is exercised prior to the closing of the inversion transaction if income is recognized under Section 83 of the Code on or before such date with respect to the shares acquired as a result of such exercise and (ii) any other specified equity-based compensation that is exercised, sold, exchanged, distributed, cashed out, or otherwise paid prior to the closing in a transaction in which income, gain, or loss is recognized in full.

As explained in the Form 10-K/A for Mylan Inc.’s fiscal year ending December 31, 2014, the Board of Mylan Inc. carefully reviewed the two primary approaches taken by other issuers in transactions similar to the EPD Transaction with respect to the Transaction-Related Excise Tax: (i) accelerating the vesting of equity-based awards such that stock options may be exercised, and other equity-based awards are settled, prior to the transaction so that the Transaction-Related Excise Tax does not apply to them or (ii) providing Directors and NEOs with a tax reimbursement payment for the cost of the Transaction-Related Excise Tax. After such review, including consultation with external experts, the Board of Mylan Inc. determined that neither approach alone would be in the interests of Mylan nor accomplish and appropriately balance the objectives of minimizing costs, maintaining proper incentives, and not diminishing the retentive and motivating effect of the Directors’ and NEOs’ equity awards by depriving them of a substantial portion of the value. In particular, the Board of Mylan Inc. determined that, given the unique terms and structure of the EPD Transaction, it would be an inefficient use of shareholder resources to provide the Directors and NEOs with a tax reimbursement payment covering all outstanding equity-based awards, especially when some of the covered awards were already vested or would vest in the ordinary course in a relatively short period following the EPD Transaction. As a result, the Board of Mylan Inc. determined to utilize a hybrid of these two approaches, which took into account a variety of factors, including the purpose of the types of equity-based awards held by the Directors and NEOs and the remaining vesting period of the applicable awards.

In reaching this determination, the Board of Mylan Inc. carefully considered the appropriate manner in which to treat the equity-based awards of the Directors and NEOs in connection with the EPD Transaction and determined that the overall treatment described below served to: (i) minimize cost to Mylan; (ii) maintain proper incentives for the affected individuals to remain with Mylan and to continue achieving exceptional operating performance, long-term financial objectives, and the creation of shareholder value as they have consistently done in the past; and (iii) ensure that the Directors and NEOs did not bear the burden of the Transaction-Related Excise Tax, which did not apply to other Mylan shareholders and would have deprived them of a substantial portion of the value of their equity-based awards, when they were critically important to Mylan’s past success and in negotiating the transformative opportunity for Mylan represented by the EPD Transaction and continue to be critically important to its successful implementation and execution, and our future strategy and performance.

Ordinary Course Annual Equity-Based Awards Other than Stock Options Granted in 2014. The Board of Mylan Inc. determined that the vesting of all unvested stock options, RSUs, and PRSUs granted to Directors and NEOs as part of Mylan’s ordinary course annual equity compensation program, other than ISOs (which are not subject to the Transaction-Related Excise Tax) and the stock options granted in 2014 (because of their recent grant and, therefore, strong incentive for retention and shareholder value creation), would be accelerated prior to the closing of the EPD Transaction. The Board of Mylan Inc. believed that this approach was advisable and in the best interests of Mylan because it avoided the expense to Mylan of providing a tax reimbursement payment for the Transaction-Related Excise Tax with respect to these awards, which the Board of Mylan Inc. believed the Directors and NEOs would likely have eventually received even absent the EPD Transaction given Mylan’s expected future performance.

One-Time Special Performance-Based Incentive Program and 2014 Stock Option Grants. As discussed in further detail in the Form 10-K/A for Mylan Inc.’s fiscal year ended December 31, 2014, in March 2014, the Board of Mylan Inc. granted awards under the One-Time Special Performance-Based Incentive Program to retain and further align more than 100 key employees with long-term shareholder interests and further motivate them to achieve Mylan’s ambitious goals of achieving at least $6.00 of adjusted diluted EPS by the end of 2018 and deliver significant additional shareholder value over that period. In addition, because of their recent grant and, therefore, strong incentive for retention and shareholder value creation, the vesting of awards granted under the One-Time Special Performance-Based Incentive Program and the stock options granted in 2014 were not accelerated in connection with the EPD Transaction. Instead, the Board of Mylan Inc. determined that the Directors and NEOs would receive a tax reimbursement payment from Mylan with respect to the Transaction-Related Excise Tax imposed on awards granted under the One-Time Special Performance-Based Incentive Program and the stock options granted in 2014, so that, on a net after-tax basis, they would be in the same position as if the Transaction-Related Excise Tax had not been imposed. The Board of Mylan Inc. believed that the exceptional and unique nature of this program and the strong incentives inherent in the stock options granted in 2014 warranted the limited cost of the tax reimbursement payment, particularly when viewed in relation to both the anticipated benefits of the EPD Transaction and, with respect to the awards under the One-Time Special Performance-Based Incentive Program, the shareholder value that is expected to be created if the goal of achieving adjusted diluted EPS of at least $6.00 by the end of 2018 is achieved. Payment of the tax reimbursement resulted in no unique benefit to the Directors and NEOs but only placed them in the same position as other equity-

based award holders after the EPD Transaction. The Board of Mylan Inc. determined that no director or NEO would receive a tax reimbursement payment for any Transaction-Related Excise Tax imposed on stock options granted prior to 2014 that such director or NEO was able to but chose not to exercise prior to the closing of the EPD Transaction.

Update on One-Time Special Performance-Based Five-Year Realizable Value Incentive Program

As described in the Proxy Statement for Mylan Inc.’s 2014 Annual Meeting of Shareholders, in February 2014 Mylan adopted the One-Time Special Performance-Based Incentive Program to retain more than 100 key employees and to incentivize them toward the achievement of Mylan’s ambitious long-term objective of achieving adjusted diluted EPS of at least $6.00 by the end of 2018, which the Mylan Board believed and continues to believe will lead to the corresponding creation of significant shareholder value. This innovative, new, wholly performance-based program was a continuation of Mylan’s robust pay-for-performance philosophy. At Mylan Inc.’s 2014 Annual Meeting of Shareholders, shareholders strongly supported the advisory vote on compensation, which included the One-Time Special Performance-Based Incentive Program.

As demonstrated above, Mylan has made great progress toward the achievement of its long-term objective of achieving adjusted diluted EPS of at least $6.00 by the end of 2018, which the Mylan Board believes is linked, in no small part, to the powerful design and incentives provided by this program. During 2015, because Mylan’s share price exceeded the target share price under the program for 10 consecutive trading days, the SARs held by the NEOs converted to a fixed number of restricted Mylan ordinary shares. These ordinary shares remain unvested, however, and will be earned by the NEOs in full only if Mylan reaches its adjusted diluted EPS target and the NEOs remain with Mylan through the end of 2018 (subject to certain limited exceptions). Participants will be eligible for 50% vesting if we achieve 90% of our adjusted diluted EPS target ($5.40 per share), with linear interpolation between $5.40 and $6.00 per share.

Evaluation with Respect to Performance Award Granted to Mr. Coury in 2014

As described in the Proxy Statement for Mylan Inc.’s 2014 Annual Meeting of Shareholders, in February 2014, Mr. Coury was granted a $20 million performance incentive opportunity in connection with the extension of his employment agreement. The award will be earned only if Mr. Coury satisfactorily performs his key leadership responsibilities and the requirements of his employment agreement through December 31, 2016 and remains employed by Mylan through such date. At Mylan Inc.’s 2014 Annual Meeting of Shareholders, shareholders strongly supported the advisory vote on compensation, which included Mr. Coury’s performance incentive award.

The Mylan Board continues to evaluate Mr. Coury’s performance to assess, among other things, whether Mr. Coury is satisfying the performance requirements of this award. In evaluating Mr. Coury’s performance through 2015, the Mylan Board noted Mr. Coury’s significant leadership achievements since the award was granted, including, among others, his continued strong overall leadership of Mylan, mentorship of executives, shareholder engagement, and unique and successful strategic vision that has led to the continued growth of Mylan’s global operating platform and strong financial results over the past several years, including significant short- and long-term value creation for shareholders and other stakeholders, and his execution, completion, and/or possible completion of the EPD Transaction, Famy Care Transaction, and Meda Transaction, each of which is expected to have a significant role in the creation of shareholder value over the long term.

Developments in Early 2016

Promotion of Anthony Mauro and Extension of Executive Employment Agreement. In early 2015, Mylan took action to extend the term of Mr. Mauro’s Executive Employment Agreement with Mylan through the end of 2015. As noted above, in recognition of Mr. Mauro’s performance in his role as President, North America and increasing role with Mylan, in early 2016, Mr. Mauro was promoted to Chief Commercial Officer, effective January 4, 2016, and his Executive Employment Agreement with Mylan was amended and restated effective January 1, 2016. The Amended and Restated Executive Employment Agreement automatically renews on each anniversary of the effective date unless earlier terminated by Mr. Mauro or Mylan. The Amended and Restated Executive Employment Agreement contains substantially the same terms as Mr. Mauro’s previous contract, except that Mr. Mauro’s base salary was increased to $700,000 in connection with his promotion to Chief Commercial Officer.

Retirement of Chief Financial Officer. John D. Sheehan, former Executive Vice President and Chief Financial Officer of Mylan, retired effective April 1, 2016. In connection with Mr. Sheehan’s retirement from the Company, to secure certain consulting services, and in order to facilitate the transition of Mr. Sheehan’s responsibilities, Mr. Sheehan and Mylan Inc. entered into a Retirement and Consulting Agreement. The agreement provides that Mr. Sheehan will provide consulting services to Mylan for one year following his retirement date. Pursuant to the agreement, Mr. Sheehan will receive an amount equal to his annual base salary, payable in four equal installments on or around the end of the first four fiscal quarters following his retirement date, and COBRA health and welfare benefits during the consulting period, and he will be treated as retirement eligible for purposes of his outstanding stock options. Mr. Sheehan will also remain subject to all restrictive covenants with Mylan pursuant to their terms.

Compensation Best Practices

Based on shareholder outreach over the past several years, as well as the Mylan Board’s own independent analysis and initiatives, we have implemented numerous robust compensation-related policies, including, among others, those noted below.

What We Do

•	Maintain a significant portion of compensation aligned with shareholder interests and tied to stock price or financial and operational business performance

•	Balance annual and long-term incentives

•	Employ balanced and different metrics for annual and long-term incentives

•	Long-term incentives heavily weighted to performance-based metrics: 60% PRSUs, 20% RSUs and 20% stock options

•	Double-trigger vesting for annual equity-based awards upon a change in control

•	Consider peer groups and market data in determining compensation

•	Retain an independent compensation consultant that reports directly to the Compensation Committee

•	Maintain robust stock ownership guidelines, which our senior management significantly exceeds

•	Maintain a robust clawback policy

•	Conduct an annual compensation-related risk review to ensure that compensation is aligned with shareholder interests

What We Don’t Do

•	No exercise of positive discretion in determining annual incentive payouts

•	No re-pricing of stock options

•	No pledging of Company ordinary shares

•	No new 280G tax gross ups

•	No Company matching contributions to the Restoration Plan for NEOs with RBAs

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Mylan Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Wendy Cameron

Neil Dimick

Mark W. Parrish

Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the NEOs for 2015, 2014, and 2013.

Name and Principal Position	Fiscal Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)	Total without Transaction- Related Excise Tax Reimbursement ($)(8)
Heather Bresch Chief Executive Officer	2015	1,330,769	—	5,200,046	1,300,007	3,900,000	768,216	6,432,030	18,931,068	13,102,073
	2014	1,180,769	—	4,800,007	14,401,997	3,259,800	1,546,776	633,477	25,822,826	25,822,826
	2013	1,080,769	—	3,960,020	995,198	2,200,000	339,202	471,971	9,047,160	9,047,160

John D. Sheehan Former Executive Vice President and Chief Financial Officer(1)	2015	675,000	—	1,560,074	390,008	1,300,000	355,679	1,235,718	5,516,479	4,447,422
	2014	650,000	—	1,300,011	2,682,497	1,177,150	341,795	177,821	6,329,274	6,329,274
	2013	650,000	—	1,299,994	326,706	1,040,000	237,114	216,469	3,770,283	3,770,283

Rajiv Malik President	2015	1,019,231	—	3,200,041	800,017	2,500,000	970,676	11,411,770	19,901,735	15,042,664
	2014	890,385	—	2,520,003	11,946,006	1,874,385	649,051	7,284,822	25,164,652	25,164,652
	2013	840,385	—	2,380,011	598,127	1,564,000	429,750	2,384,328	8,196,601	8,196,601

Anthony Mauro Chief Commercial Officer	2015	634,615		1,250,036	312,517	1,437,500	—	1,216,500	4,851,168	3,830,446
	2014	545,192	—	879,983	2,577,505	996,050	—	240,881	5,239,611	5,239,611

Robert J. Coury Executive Chairman	2015	1,401,923	—	4,860,067	1,215,004	3,375,000	1,606,533	5,242,131	17,700,658	13,428,369
	2014	1,350,000	—	4,320,005	10,510,001	3,056,063	2,404,435	883,086	22,523,590	22,523,590
	2013	1,350,000	—	4,319,975	1,085,667	2,700,000	4,796,967	1,157,391	15,410,000	15,410,000

(1)	Mr. Sheehan retired from the Company effective April 1, 2016.
(2)	Represents the value of the base salary actually paid to the NEOs in 2015. The annual base salary approved by the Compensation Committee for each of the NEOs is payable in accordance with the Company’s normal payroll practices for its senior executives, so that an NEO’s total base salary amount is paid to him or her in 26 equal bi-weekly installments. 2015 included an additional payment date (a total of 27 payments were made in 2015), therefore the amounts shown for 2015 are greater than the applicable NEO’s annual base salary.
(3)	Represents the grant date fair value of the stock awards granted to the NEO in 2015, 2014, and 2013, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 11 to the Company’s Consolidated Financial Statements contained in the Form 10-K for the year ended December 31, 2015.
(4)	Represents the grant date fair value of the option awards granted to the NEO in 2015, 2014, and 2013, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 11 to the Company’s Consolidated Financial Statements contained in the Form 10-K for the year ended December 31, 2015. For 2014, also includes the grant date fair value of SARs granted under the One-Time Special Performance-Based Incentive Program, which were as follows: $13,202,000 for Ms. Bresch; $11,316,000 for Mr. Malik; $9,430,000 for Mr. Coury; and $2,357,500 for Messrs. Sheehan and Mauro.
(5)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the Compensation Discussion and Analysis set forth above.
(6)	Represents the aggregate change in present value of the applicable NEO’s accumulated benefit under his or her respective RBA or the Amended Retirement Benefit Agreement (“Amended RBA”) for Mr. Coury. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2015 financial statements. In 2015, the impact of a decrease in the applicable discount rates led to an increase in the present value of accumulated benefits of approximately $129,954 for Ms. Bresch, approximately $13,091 for Mr. Sheehan, and approximately $37,751 for Mr. Malik. For further information concerning the RBAs, see the Pension Benefits for 2015 table set forth below and the discussion under “Retirement Benefit Agreements” beginning on page [●] of this Proxy Statement.
(7)	Amounts shown in this column are detailed in the chart on the next page.
(8)	In order to show the effect that the one-time tax reimbursement with respect to the Transaction-Related Excise Tax had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation less this item. The amounts reported in the Total without Transaction-Related Excise Tax Reimbursement column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total without Transaction-Related Excise Tax Reimbursement represents total compensation, as determined under applicable SEC rules, minus, for 2015 only, the value of the one-time tax reimbursement with respect to the Transaction-Related Excise Tax reported in the All Other Compensation column. The tax reimbursement with respect to the Transaction-Related Excise Tax was a one-time payment so that, on a net after-tax basis, the NEO would be in the same position as if the Transaction-Related Excise Tax had not been imposed.

	Fiscal Year	Use of Company- Provided Automobile ($)(a)	Personal Use of Company Aircraft ($)(b)	Lodging Reimbursement ($)(c)	Expatriate Benefits ($)(d)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($)(e)	Restoration Plan Contribution ($)(f)	Transaction- Related Excise Tax Reimbursement ($)(g)	Other ($)(h)
Heather Bresch	2015	19,200	310,312	—	—	28,792	218,454	5,828,995	26,277
	2014	19,200	319,050	—	—	27,280	224,054	—	43,893
	2013	19,200	137,137	—	—	27,308	270,051	—	18,275

John D. Sheehan	2015	19,200	4,506	—	—	28,800	100,100	1,069,057	14,055
	2014	19,200	—	—	—	28,250	114,100	—	16,271
	2013	19,200	2,268	—	—	27,700	161,363	—	5,938

Rajiv Malik	2015	23,392	29,557	50,000	6,333,891	—	—	4,859,071	115,859
	2014	29,992	32,234	50,000	7,076,038	—	—	—	96,558
	2013	19,200	25,671	50,000	2,183,224	—	—	—	106,233

Anthony Mauro	2015	19,200	—	—	—	28,800	131,918	1,020,722	15,860
	2014	19,200	—	—	77,267	28,250	106,222	—	9,942

Robert J. Coury	2015	38,931	605,255	—	—	28,800	265,300	4,272,289	31,556
	2014	40,114	498,636	—	—	28,250	301,088	—	14,998
	2013	39,047	542,296	—	—	27,700	515,968	—	32,380

(a)	In the case of Ms. Bresch and Messrs. Sheehan and Mauro, these numbers represent a vehicle allowance. In the case of Messrs. Malik and Coury, this number represents the cost of a vehicle (based on lease value), insurance, and, in the case of Mr. Coury only, ancillary expenses associated with such vehicle.
(b)	Amounts disclosed represent the actual aggregate incremental costs incurred by Mylan associated with the personal use of the Company’s aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees, and other trip-related variable costs. Because the aircrafts are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs, and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.
(c)	Represents a housing allowance afforded to Mr. Malik.
(d)	Expatriate benefits for Mr. Malik represent income taxes paid by Mylan in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik is responsible for, and has continued to pay taxes equal to those he would have been obligated for had he maintained his principal work location and residence in India rather than having transferred, at Mylan’s request, to the United States, while Mylan has responsibility for all additional taxes, including Mr. Malik’s tax obligations on the imputed income associated with Mylan’s payment of taxes on his behalf. Amounts shown for 2015, 2014, and 2013 for Mr. Malik are net of Mylan’s estimated tax refunds for each year. Estimated refunds were approximately $1.1 million for 2015, $1.5 million for 2014, and $0.3 million for 2013. Expatriate benefits for Mr. Mauro represent income taxes paid by the Company in connection with certain equity awards held by Mr. Mauro relating to a period when he provided services in Canada.
(e)	In 2015, amounts disclosed for Ms. Bresch included a matched contribution of $10,592, and a profit sharing contribution from the Company of $18,200. In 2015, such amounts for each of Messrs. Sheehan, Mauro, and Coury were $10,600 and $18,200, respectively. In 2014, amounts disclosed for Ms. Bresch included the total of a $17,850 matched contribution and $9,430 in Company profit sharing, and for each of Messrs. Sheehan, Mauro, and Coury such amounts were $17,850 and $10,400, respectively. In 2013, amounts disclosed for Ms. Bresch included the total of a $9,808 matched contribution and $17,500 in Company profit sharing, and for each of Messrs. Sheehan and Coury such amounts were $10,200 and $17,500, respectively. Effective April 1, 2013, Ms. Bresch and Messrs. Sheehan and Coury are no longer eligible to receive matching contributions under the Restoration Plan.
(f)	Represents profit sharing contribution under the Restoration Plan. Effective April 1, 2013, Ms. Bresch and Messrs. Sheehan and Coury are no longer eligible to receive matching contributions under the Restoration Plan. See page [●] of this Proxy Statement for further information regarding Restoration Plan contributions.
(g)	Represents the one-time tax reimbursement payment with respect to the Transaction-Related Excise Tax imposed on awards granted under the One-Time Special Performance-Based Incentive Program and the stock options granted in 2014, so that, on a net after-tax basis, the NEO would be in the same position as if the Transaction-Related Excise Tax had not been imposed. See pages [●] to [●] of this Proxy Statement for further discussion of this payment.
(h)	Represents out-of-pocket medical, vision, health insurance, long-term disability, and life insurance retention plan premiums. For Mr. Malik, it also represents employee contributions to the Provident Fund, a statutory plan in India, and a health insurance premium. Also includes: events and memberships; certain security services; life insurance retention plan premium for Ms. Bresch and Mr. Mauro; long-term disability premium for Ms. Bresch and Messrs. Sheehan, Mauro, and Coury; and executive physicals for Ms. Bresch and Mr. Sheehan.

Grants of Plan-Based Awards for 2015

The following table summarizes grants of plan-based awards made to each NEO during 2015.

Name			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Heather Bresch			975,000	1,950,000	3,900,000	—	—	—	—	—	—	—
	11/17/2015	11/17/2015	—	—	—	38,492	76,984	115,476	—	—	—	3,900,009
	11/17/2015	11/17/2015	—	—	—	—	—	—	25,662	—	—	1,300,037
	11/17/2015	11/17/2015	—	—	—	—	—	—	—	67,659	50.66	1,300,007
John D. Sheehan			325,000	650,000	1,300,000	—	—	—	—	—	—	—
	11/17/2015	11/17/2015	—	—	—	11,548	23,096	34,644	—	—	—	1,170,043
	11/17/2015	11/17/2015	—	—	—	—	—	—	7,699	—	—	390,031
	11/17/2015	11/17/2015	—	—	—	—	—	—	—	20,298	50.66	390,008
Rajiv Malik			625,000	1,250,000	2,500,000	—	—	—	—	—	—	—
	11/17/2015	11/17/2015	—	—	—	23,688	47,375	71,063	—	—	—	2,400,018
	11/17/2015	11/17/2015	—	—	—	—	—	—	15,792	—	—	800,023
	11/17/2015	11/17/2015	—	—	—	—	—	—	—	41,637	50.66	800,017
Anthony Mauro			359,375	718,750	1,437,500	—	—	—	—	—	—	—
	11/17/2015	11/17/2015	—	—	—	9,253	18,506	27,759	—	—	—	937,514
	11/17/2015	11/17/2015	—	—	—	—	—	—	6,169	—	—	312,522
	11/17/2015	11/17/2015	—	—	—	—	—	—	—	16,265	50.66	312,517
Robert J. Coury			843,750	1,687,500	3,375,000	—	—	—	—	—	—	—
	11/17/2015	11/17/2015	—	—	—	35,976	71,951	107,927	—	—	—	3,645,038
	11/17/2015	11/17/2015	—	—	—	—	—	—	23,984	—	—	1,215,029
	11/17/2015	11/17/2015	—	—	—	—	—	—	—	63,235	50.66	1,215,004

(1)	The performance goals under the annual incentive compensation program applicable to the NEOs during 2015 are described above in the Compensation Discussion and Analysis.
(2)	Consist of PRSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described above in the Compensation Discussion and Analysis and below following the Outstanding Equity Awards at the End of 2015 table.
(3)	Consist of RSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described below following the Outstanding Equity Awards at the End of 2015 table.
(4)	Represents the grant of ten-year stock options awarded under the Amended 2003 Plan. Stock options were granted with an exercise price equal to the closing price of the Company’s ordinary shares on the date of grant. The vesting terms applicable to these awards are described below following the Outstanding Equity Awards at the End of 2015 table.
(5)	Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 11 to the Company’s Consolidated Financial Statements contained in the Form 10-K for the fiscal year ended December 31, 2015.

Outstanding Equity Awards at the End of 2015

The following table sets forth information concerning all of the outstanding equity-based awards held by each NEO as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Heather Bresch	14,196	—	21.13	3/3/2020	—	—	—		—
	4,413	—	22.66	3/2/2021	—	—	—		—
	4,266	—	23.44	2/22/2022	—	—	—		—
	—	3,236	30.90	3/6/2023	—	—	—		—
	21,834	43,668	55.84	3/5/2024	—	—	—		—
	—	67,659	50.66	11/17/2025	—	—	—		—
	—	—	—	—	—	—	378,071	(4)	20,442,299
	—	—	—	—	25,662	1,387,544	76,984	(5)	4,162,525
John D. Sheehan	13,239	—	22.66	3/2/2021	—	—	—		—
	4,266	—	23.44	2/22/2022	—	—	—		—
	—	3,236	30.90	3/6/2023	—	—	—		—
	5,914	11,826	55.84	3/5/2024	—	—	—		—
	—	20,298	50.66	11/17/2025	—	—	—		—
	—	—	—	—	—	—	67,512	(4)	3,650,374
	—	—	—	—	7,699	416,285	23,096	(5)	1,248,801
Rajiv Malik	11,463	22,926	55.84	3/5/2024	—	—	—		—
	—	41,637	50.66	11/17/2025	—	—	—		—
	—	—	—	—	—	—	324,061	(4)	17,521,978
	—	—	—	—	15,792	853,873	47,375	(5)	2,561,566
Anthony Mauro	4,757	—	22.66	3/2/2021	—	—	—		—
	4,266	—	23.44	2/22/2022	—	—	—		—
	—	3,236	30.90	3/6/2023	—	—	—		—
	4,003	8,006	55.84	3/5/2024	—	—	—		—
	—	16,265	50.66	11/17/2025	—	—	—		—
	—	—	—	—	—	—	67,512	(4)	3,650,374
	—	—	—	—	6,169	333,558	18,506	(5)	1,000,619
Robert J. Coury	14,196	—	21.13	3/3/2020	—	—	—		—
	4,413	—	22.66	3/2/2021	—	—	—		—
	4,266	—	23.44	2/22/2022	—	—	—		—
	—	3,236	30.90	3/6/2023	—	—	—		—
	19,651	39,301	55.84	3/5/2024	—	—	—		—
	—	63,235	50.66	11/17/2025	—	—	—		—
	—	—	—	—	—	—	270,051	(4)	14,601,658
	—	—	—	—	23,984	1,296,815	71,951	(5)	3,890,391

(1)

Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with Mylan: the unvested options at the $30.90 exercise price for Ms. Bresch and Messrs. Sheehan, Mauro, and Coury vested on March 6, 2016; one-half of the unvested options at the $55.84 exercise price for Ms. Bresch and Messrs. Sheehan, Malik, Mauro, and Coury vested on March 5, 2016, and the remaining options will vest on March 5, 2017; one-third of the unvested options at the $50.66 exercise price vested on March 4, 2016, and the remaining options will vest 50% on each of March 4, 2017 and 2018 except that, in each case, all of Mr. Sheehan’s unvested stock options were vested as of April 21, 2016 in accordance with the terms of his Retirement and Consulting Agreement. Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term. In the case of options granted in 2011, 2012, 2013, 2014, and 2015 to Mr. Coury, in 2013, 2014, and 2015 to Ms. Bresch, and in 2014 and 2015 to Mr. Malik, following termination of employment without “cause” or resignation for “good reason” (as determined pursuant to the applicable employment agreement), 100% of options become vested and vested options will remain exercisable for one year following termination.
(2)	All of the RSUs shown in this column vested one-third on March 4, 2016, and the remaining RSUs will vest 50% on each of March 4, 2017 and 2018 except that Mr. Sheehan’s unvested RSUs were forfeited in connection with his retirement. In accordance with their terms, all of these awards would vest upon an involuntary termination without cause or a voluntary resignation for good reason occurs within two years following the change in control (double trigger awards). In the case of awards granted to Ms. Bresch and Messrs. Malik and Coury, the awards would also vest upon the executive’s retirement, termination without “cause” or resignation for “good reason” as defined in the applicable employment agreement.
(3)	The market value of restricted ordinary shares, RSUs and PRSUs was calculated using the closing price of the Company’s ordinary shares as of December 31, 2015.
(4)	On June 10, 2015, the SARs granted under the One-Time Special Performance-Based Incentive Program converted into restricted ordinary shares pursuant to the terms of the program, with any fractional shares converted into restricted cash awards. The restricted ordinary shares (and the restricted cash awards) remain subject to forfeiture and additional vesting conditions, including achievement of adjusted diluted EPS of $6.00 and continued service through December 31, 2018, and the other terms and conditions of the program. The One-Time Special Performance-Based Incentive Program is described in detail in the Form 10-K/A for Mylan’s fiscal year ending December 31, 2014. In accordance with their terms, the restricted ordinary shares (and restricted cash awards) would vest upon a change in control. In the case of awards granted to Ms. Bresch and Messrs. Malik and Coury, the restricted ordinary shares (and restricted cash awards) would also vest upon the executive’s termination without “cause” or resignation for “good reason” as defined in the applicable employment agreement, subject to the achievement of the applicable performance goals, except that, in the case of Ms. Bresch and Mr. Malik, if such termination or resignation occurs prior to January 1, 2017, only a pro-rated portion of the restricted ordinary shares will vest. Mr. Sheehan’s restricted ordinary shares (and his restricted cash awards) were forfeited in connection with his retirement.
(5)	The vesting of all of the PRSUs shown in this column is subject to the attainment of performance goals. On March 4, 2018, Ms. Bresch is expected to vest in 76,984 shares, Mr. Malik is expected to vest in 47,375 shares, Mr. Mauro is expected to vest in 18,506 shares, and Mr. Coury is expected to vest in 71,951 shares. Mr. Sheehan’s PRSUs were forfeited in connection with his retirement. The PRSUs are expected to vest upon the earliest to occur of (i) March 4, 2018, provided that the performance goals have been satisfied, (ii) an involuntary termination without cause or a voluntary resignation for good reason within two years following the change in control, (iii) the executive’s death or disability, and (iv) in the case of awards granted to Ms. Bresch and Messrs. Malik and Coury, the executive’s retirement, termination without “cause”, or resignation for “good reason” as defined in the applicable employment agreement. Any outstanding shares subject to the award that remain unvested as of March 4, 2018 will be forfeited.

Option Exercises and Stock Vested for 2015

The following option awards and stock awards were exercised or became vested for the NEOs during 2015 in connection with the EPD Transaction, as described above in the Compensation Discussion and Analysis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Heather Bresch	557,583	16,174,466	287,427	15,775,431
John D. Sheehan	120,710	3,473,014	100,842	5,534,713
Rajiv Malik	382,372	11,178,305	173,327	9,513,052
Anthony Mauro	37,347	951,471	57,236	3,141,398
Robert J. Coury	1,133,138	34,011,112	335,104	18,392,183

(1)	This number of vested ordinary shares includes PRSU awards described above in the Compensation Discussion and Analysis. The number of PRSUs that vested at target amounts were 225,913 for Ms. Bresch, 136,409 for Mr. Malik, 79,344 for Mr. Sheehan, 45,086 for Mr. Mauro, and 263,666 for Mr. Coury.

Pension Benefits for 2015

The following table summarizes the benefits accrued by the NEOs as of December 31, 2015 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the NEO. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Heather Bresch	Retirement Benefit Agreement	11	6,426,561	—
John D. Sheehan	Retirement Benefit Agreement	5	1,213,431	—
Rajiv Malik	The Executive Plan for Rajiv Malik(3)	N/A	281,445	—
Rajiv Malik	Retirement Benefit Agreement	9	3,684,867	—
Anthony Mauro	N/A	N/A	—	—
Robert J. Coury	Retirement Benefit Agreement	14	50,437,336	—

(1)	Mr. Mauro is not party to an RBA.
(2)	See page [●] of this Proxy Statement for further information on the value of the accumulated pension benefit.
(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Restoration Plan for 2015. There was no NEO participation in the Mylan Executive Income Deferral Plan in 2015.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Company Profit Sharing Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Heather Bresch	2,116,823	258,045	218,454	(40,599)	—	2,552,723
John D. Sheehan	1,192,277	72,600	100,100	(19,814)	—	1,345,163
Anthony Mauro	772,552	105,157	131,918	(12,907)	—	996,720
Robert J. Coury	4,035,641	122,027	265,300	70,170	—	4,493,138

(1)	These amounts include earnings (losses), dividends, and interest provided on account balances, including the change in value of the underlying investments in which our NEOs are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

Restoration Plan

The Restoration Plan permits employees (including certain NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by Mylan), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under Mylan’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company profit sharing contributions are subject to an initial three-year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her matching contributions or non-elective contributions. In connection with the EPD Transaction, the Board of Mylan Inc. amended the Restoration Plan to provide that the transaction would not be considered a change in control. Distributions of a participant’s vested account balance will be made in a lump sum within sixty days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Ms. Bresch and Messrs. Sheehan, Malik, and Coury are no longer eligible to receive matching contributions under the Restoration Plan because they are party to RBAs with Mylan.

Retirement Benefit Agreements

In December 2004, Mylan entered into an RBA with Mr. Coury. This RBA has been modified from time to time (as defined above, the “Amended RBA”). Additionally, Mylan entered into RBAs with Ms. Bresch and Mr. Malik in August 2009, and Mr. Sheehan in February 2011 (together with Mr. Coury’s Amended RBA, the “RBAs”). The information below is based upon the RBAs in effect as of December 31, 2015.

Pursuant to the Amended RBA, upon any termination of employment, Mr. Coury is entitled to receive a lump sum retirement benefit (the “Retirement Benefit”) equal to the present value of a monthly retirement benefit equal to 50% of the sum of his base salary as of December 31, 2011, and the average of the three highest annual cash bonuses paid to Mr. Coury during the five years preceding January 1, 2012, for a period of 15 years, discounted to Mr. Coury’s current age from 55. As a result of his years of service, Mr. Coury has fully vested in his Retirement Benefit. Pursuant to the terms of the Amended RBA, Mr. Coury is eligible to receive a supplemental retirement benefit equal to 20% of the sum of his base salary as of December 31, 2011 and the average of the three highest annual cash bonuses paid to Mr. Coury in the five years preceding January 1, 2012 (the “Supplemental Retirement Benefit”). The Supplemental Retirement Benefit vested 50% on January 1, 2013 and 50% on January 1, 2014. In connection with the extension of his employment agreement in 2014, Mr. Coury’s RBA was amended to fix the discount rate used for purposes of the RBA, so that Mylan’s obligation would no longer be subject to variations in the appropriate discount rate.

Pursuant to the RBAs of Ms. Bresch and Messrs. Sheehan and Malik, upon retirement following completion of ten or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20%, 15%, and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years, discounted to the executive’s current age from age 55. Having completed ten years of continuous service as an executive, Ms. Bresch is now vested 100% in her retirement benefit. Mr. Sheehan completed his fifth year of service with the Company on April 1, 2015, and vested 50% in his retirement benefit on such date, with an additional 10% vesting on April 1, 2016, at which time Mr. Sheehan retired from the Company and ceased additional vesting in his retirement benefit. Mr. Malik has completed nine years of continuous service with the Company, and has vested 90% in his retirement benefit, with an additional 10% of the retirement benefit vesting after each year of service for up to one additional year.

Upon the occurrence of a change in control of the Company, each executive would become fully vested in his or her retirement benefit and would be entitled to receive a lump sum payment equal to the net present value of the retirement benefit, further discounted to the executive’s current age from age 55, as soon as practicable following any subsequent termination of employment. If an executive dies while employed by Mylan, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the retirement benefit. As described above, each of the relevant executive officers executed a one-time waiver providing that the EPD Transaction did not constitute a change in control for purposes of the RBAs.

Ms. Bresch and Messrs. Sheehan and Malik’s RBAs provide that if the executive’s employment is terminated without cause or for good reason, the executive will receive additional years of service credit corresponding to the applicable severance multiplier under his or her Transition and Succession Agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, Mylan refuses, fails to make, or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payments under the RBA.

Ms. Bresch and Messrs. Sheehan and Malik’s RBAs provide that during the five-year period following termination, except for any termination occurring following a change in control, Mylan may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration, and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of-pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2015 is at “Potential Payments Upon Termination or Change in Control” beginning on page [●] of this Proxy Statement.

In 2007, Mylan established a nonqualified deferred compensation plan for Mr. Malik, who was then living outside the United States and therefore unable to participate in Mylan’s 401(k) plan. Although Mylan no longer contributes to the account, the plan account will be distributed to Mr. Malik upon Mylan’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability, or death.

Employment Agreements

Mylan was party to employment agreements with each of the NEOs in 2015. The information below is based on the employment agreements in effect as of December 31, 2015. For a further description of the employment agreement with Mr. Mauro, see “Promotion of Anthony Mauro and Extension of Executive Employment Agreement” on page [●] of this Proxy Statement.

Mr. Coury. Mylan and Mr. Coury entered into an employment agreement in February 2014, effective January 1, 2014. Mr. Coury’s employment agreement has a term of five years (through January 1, 2019, unless earlier terminated or extended in accordance with its terms). As Mylan’s most senior leader, Mr. Coury is responsible for the overall strategic direction of Mylan, leadership of the Mylan Board, oversight of talent management and retention, shareholder outreach, business development, and mergers and acquisitions. Pursuant to his employment agreement in effect as of December 31, 2015, Mr. Coury is entitled to an annual base salary of $1,350,000 and is eligible for an annual performance-based target bonus of at least 125% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company at the discretion of the Compensation Committee and to receive employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of Mr. Coury’s employment agreement in effect as of December 31, 2015, please see below, at “Potential Payments Upon Termination or Change in Control” on page [●] of this Proxy Statement.

Ms. Bresch and Messrs. Sheehan, Malik, and Mauro. Mylan entered into amended and restated employment agreements with Ms. Bresch and Mr. Malik in February 2014, effective January 1, 2014 (through December 31, 2018, unless earlier terminated or extended in accordance with its terms), entered into an amended and restated employment agreement with Mr. Sheehan in July 2013, and entered into an amended and restated employment agreement with Mr. Mauro in October 2011, effective January 1, 2012, which was further amended on April 10, 2015 and January 8, 2016, as described above. Each of these agreements provides for the payment of a minimum base salary as of December 31, 2015 of $1,300,000, $650,000, $1,000,000, and $625,000, with respect to Ms. Bresch and Messrs. Sheehan, Malik, and Mauro, respectively, subject to reduction only in the event of similar decreases among Mylan’s executives in the case of Ms. Bresch and Messrs. Malik, and Mauro. Each employment agreement also provides for the executive’s eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of Mylan.

The agreements provide for a target bonus equal to 150%, 100%, 125%, and 115% of base salary with respect to Ms. Bresch and Messrs. Sheehan, Malik, and Mauro, respectively. Each of Ms. Bresch, Messrs. Sheehan, Malik, and Mauro’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see immediately below, at “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the termination and change in control-related provisions of the employment agreements, RBAs, and transition and succession agreements entered into between Mylan and the applicable NEO and in effect as of December 31, 2015, and termination of employment and change in control provisions under the Amended 2003 Plan. In the discussions that follow, all amounts payable upon termination or change in control that include the value of equity, include the value, if any, attributable to the One-Time Performance-Based Awards.

Termination Under Employment Agreements

Mr. Coury. Under Mr. Coury’s employment agreement in effect as of December 31, 2015, if Mr. Coury’s employment were terminated for any reason, he will be entitled to a payment equal to three times his “annual cash compensation” (defined as the sum of Mr. Coury’s base salary as in effect on December 31, 2011, plus the higher of (i) the average annual bonus awarded to Mr. Coury with respect to 2009, 2010, and 2011 or (ii) Mr. Coury’s 2011 target bonus), and a pro-rated annual bonus for the year of termination based on actual performance, which would be reduced by Company-provided death benefits in the event of the termination of Mr. Coury’s employment due to death. Mr. Coury will also be provided with continued health and other benefits and aircraft usage for three years following any such termination of employment, and will be eligible to participate in Mylan’s Supplemental Health Insurance Plan. In addition, if Mr. Coury’s employment is terminated without “cause” or for “good reason” (each as defined under his employment agreement in effect as of December 31, 2015), all equity-based awards and Mr. Coury’s $20 million performance incentive award will fully vest.

If Mr. Coury’s employment with Mylan had terminated on December 31, 2015, by Mylan without cause or by Mr. Coury for good reason prior to a change in control, under his current employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of

$45,578,100, and equity awards having an intrinsic value as of December 31, 2015 of approximately $20,079,472 would have become vested. If Mr. Coury’s employment with Mylan had terminated on December 31, 2015, because of his death, he would have been entitled to cash severance payments and other benefits under his employment agreement in effect as of December 31, 2015 (including equity awards) having an aggregate value of $61,413,783. If Mr. Coury’s employment with Mylan had terminated on December 31, 2015, because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement in effect as of December 31, 2015 (including equity awards) having an estimated aggregate value as of December 31, 2015 of $65,657,572.

Ms. Bresch. Under Ms. Bresch’s employment agreement in effect as of December 31 2015, if Ms. Bresch were to resign for “good reason” or be terminated by Mylan without “cause” (each as defined in her employment agreement in effect as of December 31, 2015), or if her employment were terminated due to death or disability, in each case, prior to a change in control, she would be entitled to a lump sum payment equal to two times her annual base salary, two years of health benefits at Mylan’s cost, and a pro rata bonus based upon the actual bonus she would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Ms. Bresch’s employment due to death or disability. Pursuant to the applicable individual award agreements, if Ms. Bresch’s employment is terminated without cause or for good reason, all outstanding equity-based awards granted to Ms. Bresch would have fully vested. Pursuant to the terms of Ms. Bresch’s employment agreement in effect as of December 31, 2015, if the term of employment were not extended or renewed, she would have been entitled to the same payments and benefits as if she had been terminated without cause. If Mylan had offered to renew Ms. Bresch’s term of employment on substantially similar terms and conditions, and Ms. Bresch rejected such offer, she would have been entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at Mylan’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2015, by Mylan without cause or by

Ms. Bresch for good reason prior to a change in control, she would have been entitled to cash severance and other benefits under her employment agreement in effect as of December 31, 2015 and equity awards having an estimated aggregate value of $20,593,879. If Ms. Bresch’s employment with Mylan had terminated on December 31, 2015 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her employment agreement in effect as of December 31, 2015 and equity awards having an aggregate value of $20,593,879.

Mr. Sheehan. Under Mr. Sheehan’s employment agreement as in effect on December 31, 2015, if Mr. Sheehan were to resign for “good reason” or be terminated by Mylan without “cause” (each as defined in his employment agreement in effect as of December 31, 2015), or if his employment were terminated due to death or disability, in each case, prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at Mylan’s cost, plus a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Mr. Sheehan’s employment due to death or disability. If Mylan had failed to extend or renew the term of employment in Mr. Sheehan’s employment agreement as in effect on December 31, 2015 on terms mutually acceptable to him and Mylan, by the terms of his employment agreement in effect on December 31, 2015, he would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at Mylan’s cost.

If Mr. Sheehan’s employment had been terminated on December 31, 2015, by Mylan without cause or by Mr. Sheehan for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement in effect on such date having an estimated aggregate value of $1,982,307. If Mr. Sheehan’s employment with Mylan had terminated on December 31, 2015, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement in effect on such date and equity awards having an aggregate value of $3,791,587. Mr. Sheehan did not receive any payments or benefits from Mylan under his employment agreement in connection with his retirement.

Mr. Malik. Under Mr. Malik’s employment agreement in effect as of December 31, 2015, if Mr. Malik were to resign for “good reason” or be terminated by Mylan without “cause” (each as defined in his employment agreement in effect as of December 31, 2015), or if his employment were terminated due to death or disability, in each case, prior to a change in control, he would be entitled to a lump sum payment equal to one-and-one-half times his annual base salary, 18 months of health benefits at Mylan’s cost, and a pro rata bonus based upon the actual bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Mr. Malik’s employment due to death or disability. Pursuant to the applicable individual award agreements, if Mr. Malik were to resign for good reason or be terminated by Mylan without cause, all outstanding equity-based awards granted to Mr. Malik beginning in 2013 would have fully vested. Pursuant to the terms of Mr. Malik’s employment agreement in effect as of December 31, 2015, if the terms of employment were not extended or renewed, he would have been entitled to the same payments and benefits as if he had been terminated without cause. If Mylan had offered to renew Mr. Malik’s term of employment on substantially similar terms and conditions, and Mr. Malik rejected such offer, he would have been entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at Mylan’s cost.

If Mr. Malik’s employment had been terminated on December 31, 2015, by Mylan without cause or by Mr. Malik for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement in effect as of December 31, 2015 and equity awards having an estimated aggregate value of $14,612,047. If Mr. Malik’s employment with Mylan had terminated on December 31, 2015, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his current employment agreement and equity awards having an aggregate value of $14,612,047.

Mr. Mauro. Under Mr. Mauro’s employment agreement in effect on December 31, 2015, if Mr. Mauro were to be discharged by Mylan without “cause” (as defined in his employment agreement in effect on December 31, 2015) or if his employment were terminated due to death or disability, in each case, prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at Mylan’s cost and a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of Mr. Mauro’s employment due to death or disability. If the term of employment in Mr. Mauro’s employment agreement in effect on December 31, 2015 was not extended or renewed, he would have been entitled to the same payments and benefits as if he had been terminated without cause.

If Mr. Mauro’s employment had been terminated on December 31, 2015, by Mylan without cause, he would have been entitled to cash severance and other benefits under his current employment agreement having an estimated aggregate value of $2,094,807. If Mr. Mauro’s employment with Mylan had been terminated on December 31, 2015, because of his death or disability, he would have been entitled to benefits under his current employment agreement and equity awards having an aggregate value of $3,559,426.

Retirement Benefit Agreements

Mr. Coury and Ms. Bresch. If the employment of each of Mr. Coury and Ms. Bresch had terminated for any reason on December 31, 2015, each of the executives would have been entitled to an estimated lump sum payment under their Amended RBA or RBA, as applicable, equal to $50,437,336 and $6,426,561, respectively.

Messrs. Sheehan and Malik. If the employment of each of Messrs. Sheehan and Malik had terminated for any reason on December 31, 2015, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination by Mylan for “cause” or by the executive without “good reason,” as defined in the executive’s employment agreement, $1,213,431 and $3,684,866, respectively; (ii) in the case of a termination by Mylan without cause or by the executive for good reason, $1,941,490 and $4,094,295, respectively; and (iii) in the case of termination because of death or disability, $2,426,862 and $4,094,295, respectively. If a change in control had occurred on December 31, 2015, each of Messrs. Sheehan and Malik would be entitled upon a simultaneous termination of employment to the benefit the executive would have been entitled to under his

RBA in the case of termination because of death or disability. As discussed above, in connection with the EPD Transaction, the executive officers executed a one-time waiver of accelerated vesting of the benefits under their RBAs. In connection with his retirement on April 1, 2016, Mr. Sheehan will receive a lump sum payment equal to the vested benefit under his RBA as of such date.

Termination Under Transition and Succession Agreements (Change in Control)

Mr. Coury. Pursuant to Mr. Coury’s prior employment agreement, Mr. Coury waived his right to the cash severance payments and continuation benefits under his Transition and Succession Agreement dated December 2, 2004, as amended. This waiver does not apply to Mr. Coury’s right under the Transition and Succession Agreement to receive from Mylan a gross-up payment for any excise tax on “excess parachute payments” and reimbursement of legal fees associated with good faith disputes regarding termination of employment, in seeking benefits under the Transition and Succession Agreement.

Pursuant to Mr. Coury’s employment agreement in effect as of December 31, 2015, if a change in control had occurred on December 31, 2015, and Mr. Coury’s employment had been terminated without cause or for good reason on the same date, then Mr. Coury would not have been entitled to payment of cash severance or continuation benefits under his Transition and Succession Agreement. However, under his employment agreement in effect as of December 31, 2015, he would be entitled to the cash severance and other benefits described above under “Employment Agreements.” If a change in control had occurred on December 31, 2015, and Mr. Coury’s employment had been terminated without cause or for good reason on the same date, Mr. Coury would not have been subject to the excise tax under Section 280G of the Code and therefore would not have been entitled to a gross-up payment.

Ms. Bresch and Messrs. Sheehan, Malik, and Mauro. The Transition and Succession Agreements with the other NEOs provide that if the executive’s employment is terminated other than for cause (including death or disability) or if the executive terminates his or her employment for good reason, in each case prior to a change in control under certain circumstances (such as in the event the termination arose in connection with the change in control) or within two years following the occurrence of a change in control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change in control, the executive would become entitled to receive a lump sum severance payment, equal to, in the case of Ms. Bresch and Messrs. Sheehan and Malik, the higher of (i) the compensation and benefits payable under his or her employment agreement as if the change in control were deemed to be a termination without cause under the employment agreement and (ii) a lump sum severance payment in an amount equal to three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the Transition and Succession Agreement, or, in the case of Mr. Mauro, a lump sum severance payment in an amount equal to the greater of three times the sum of base salary and the higher cash bonus paid to Mr. Mauro by Mylan as reflected on Mr. Mauro’s W-2 in (a) the tax year immediately preceding the year in which the date of termination occurs or (b) the year in which the change in control occurs. Such payments and benefits would be reduced by Company-provided death or disability benefits in the event of the executive’s termination due to death or disability. Each executive would additionally be entitled to continuation of health and insurance benefits for a period of three years. The Transition and Succession Agreements for each of these NEOs also provide for a gross-up payment for any excise tax on “excess parachute payments.”

If a change in control had occurred on December 31, 2015, and the employment of each of Ms. Bresch and Messrs. Sheehan, Malik, and Mauro had been terminated on such date under circumstances entitling them to payments under their Transition and Succession Agreements, the executives would have been entitled to cash severance and other benefits (which includes the vesting of equity awards and the valuation of other perquisites and are in addition to the Retirement Benefit which they would receive as described above) having an estimated aggregate value as follows: for Ms. Bresch, $44,383,299; for Mr. Sheehan, $12,840,389; for Mr. Malik, $32,579,780; and for Mr. Mauro, $13,142,454. Ms. Bresch and Messrs. Sheehan, Malik, and Mauro would also have been entitled to a gross-up payment for excise taxes estimated at $17,166,142, $6,030,373, $11,266,557, and $5,463,896, respectively. As a result of his retirement from the Company on April 1, 2016, Mr. Sheehan is no longer eligible to receive any cash severance or other benefits under his Transition and Succession Agreement.

As described above, subsequent to the execution of these agreements, Mylan adopted a policy that no new Transition and Succession Agreements will provide for an excise tax gross–up for golden parachute payments. For legal and other considerations, the Transition and Succession Agreements currently in effect and executed prior to the new policy are not subject to that policy. Mylan does not have the right to unilaterally abrogate pre-existing binding contracts with its executives, and does not believe it would be in shareholders’ best interests to expend funds to “buy out” the executives from these rights. Since implementation of the new policy, no new or amended Transition and Succession Agreements with excise tax gross-up provisions have been executed and several have expired as executives have retired from Mylan (as was the case with the retirements of Hal Korman and John Sheehan over the last several years).

2003 Long-Term Incentive Plan, as amended

The Amended 2003 Plan provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the Amended 2003 Plan), (i) each stock option and SAR outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

Annual equity awards contain “double trigger” vesting provisions that provide for accelerated vesting only if (i) there has been a change in control and (ii) an involuntary termination without cause or a voluntary resignation for good reason occurs within two years following the change in control, unless otherwise specifically determined by the Compensation Committee. A description of the material terms that apply to the equity awards held by the NEOs, including the awards granted under the One-Time Special Performance-Based Incentive Program, may be found in the footnotes to the Outstanding Equity Awards at the End of 2015 table.

If a change in control and qualifying termination had occurred on December 31, 2015, the intrinsic value of vesting equity-based awards held by the NEOs would have equaled approximately: for Mr. Coury, $20,079,472; for Ms. Bresch, $26,298,063; for Mr. Sheehan, $5,459,654; for Mr. Malik, $21,079,400; and for Mr. Mauro, $5,114,993.

Voting Item 5 — Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers of the Company

As required by Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement in accordance with the SEC rules.

As demonstrated in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to incentivize, and in fact effectively incentivizes, the continued development of a robust, sustainable platform, as well as outstanding performance and shareholder value creation over the short- and long-term, and align compensation with performance and shareholder and other stakeholder interests. Please see the Compensation Discussion and Analysis beginning on page [●] of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our NEOs.

As also demonstrated above, shareholders have benefitted significantly from the long-term value creation under the leadership of the NEOs, as well as the record performance of the Company in 2015, and stand to benefit even further if the Company meets its current long-term target of achieving adjusted diluted EPS of at least $6.00 by 2018. We therefore recommend that shareholders indicate their support for the Company’s NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the NEOs’ compensation.

Given the demonstrated, outstanding short and long-term performance described above, including record total adjusted revenues, adjusted EBITDA, and adjusted diluted EPS realized in 2015 – under the leadership of the NEOs – the Mylan Board recommends that shareholders vote “FOR” the following resolution at the annual general meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed on pages [●] through [●] of the Company’s Proxy Statement for the 2016 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and disclosure.”

Although advisory and not binding, the Compensation Committee and the Mylan Board will take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

We provide our shareholders with an advisory say-on-pay vote on an annual basis, and the next vote will be at the 2017 annual general meeting. At the 2017 annual general meeting, we will also provide our shareholders with the opportunity to provide an advisory vote indicating how frequently we should seek a say-on-pay vote, that is, whether shareholders would prefer an advisory vote on NEO compensation once every one, two or three years.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY, AS STATED IN THE ABOVE RESOLUTION.

Voting Item 6 — Re-approval of the Performance Goals set forth in the Company’s 2003 Long-Term Incentive Plan

The Company’s 2003 Long-Term Incentive Plan was adopted by Mylan Board in 2003, approved by shareholders on July 25, 2003, and amended on December 2, 2004, April 3, 2006, May 24, 2008 and May 7, 2009 (the “2003 Plan”). The 2003 Plan was amended and restated by the Mylan Board on February 17, 2012, approved by shareholders on May 4, 2012 and further amended by the Mylan Board on February 25, 2014 (the Amended 2003 Plan). The Amended 2003 Plan was assumed by Mylan N.V. on February 27, 2015.

Section 162(m) of the Code limits the Company’s ability to deduct for federal income tax purposes certain compensation in excess of $1 million paid to its Chief Executive Officer and three other most highly compensated officers other than the Chief Financial Officer, unless the compensation qualifies as qualified performance-based compensation. To qualify for the performance-based compensation exception, among other requirements, before payment, shareholders in a separate vote must approve the applicable performance goals. Performance goals must be re-approved by shareholders every five years. Shareholders of the Company last re-approved the Amended 2003 Plan’s performance goals at Mylan Inc.’s 2012 annual meeting, and there have been no changes to the list of performance goals since that time. As a result, the Company will need the Amended 2003 Plan’s performance goals re-approved at either this year’s or next year’s annual general meeting so that awards made to certain Mylan officers that are intended to qualify as performance-based compensation deductible under Section 162(m) of the Code may so qualify. For purposes of Section 162(m) of the Code, the material terms of the performance goals include (i) the employees eligible to receive compensation under the Amended 2003 Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) the maximum amount of compensation that can be paid to a participant under the performance goals, and are specifically described below.

The Company is not requesting additional shares under or proposing any amendments to the terms of the Amended 2003 Plan in connection with the re-approval of the material terms of the performance-based goals. Shareholder re-approval at the 2016 annual general meeting of the material terms of performance goals under the Amended 2003 Plan will permit the Company to continue to grant awards intended to qualify as performance-based compensation deductible under Section 162(m) of the Code until its 2021 annual general meeting. If the material terms of the performance goals under the Amended 2003 Plan are not re-approved by shareholders at the 2016 annual general meeting, the Company will still have until the 2017 annual general meeting to grant awards that will qualify as performance-based under Section 162(m) of the Code as it is not required to obtain shareholder re-approval until the 2017 annual general meeting. If the material terms of the performance goals under the Amended 2003 Plan are not re-approved by shareholders at the 2016 or 2017 annual general meetings, no awards granted under the Amended 2003 Plan until such approval is obtained will qualify as performance-based under Section 162(m) of the Code, which may limit the Company’s ability to claim tax deductions with respect to compensation as more fully described on page [●] of this Proxy Statement.

The Mylan Board believes that an effective equity-based compensation program continues to be important to the future success of the Company, as it aligns the interests of the management of the Company with those of the shareholders. Also, as part of the composition of total compensation, it plays a key role attracting and retaining quality individuals.

Performance Goals to be Re-Approved

Under the Amended 2003 Plan, awards intended to qualify as “performance-based” for purposes of Section 162(m) of the Code will include specified levels of one or more of the following metrics: revenue, economic value added (EVA), operating income, return on shareholders’ equity, return on sales, stock price, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, sales growth, margin improvement, income before taxes (IBT), IBT margin, return on investment, return on capital, return on assets, value of assets, market share, market penetration goals, personnel performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, international business expansion goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, earnings per share, growth in earnings per share, expense targets and/or productivity targets or ratios (the “Performance Goals”). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria may be applied to one or more of the Company, a subsidiary, or affiliate, or a division of or strategic business unit of the Company or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Committee will make equitable adjustments to Performance Goals in recognition of unusual or nonrecurring events affecting the Company or any subsidiary or affiliate or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Notwithstanding the attainment by the Company of the specified Performance Goals, the Committee has the discretion, which need not be exercised uniformly among the participants, to reduce or eliminate the performance award that would be otherwise payable on the achievement of the Performance Goals. Any performance targets applicable to restricted shares or restricted units that are not intended to qualify as “performance-based” for purposes of Section 162(m) of the Code will be determined by the Committee.

Background: Additional Terms of the Amended 2003 Plan

The following is a summary of the additional terms of the Amended 2003 Plan. This summary is qualified in its entirety by reference to the complete text of the Amended 2003 Plan, which is attached as Appendix B.

Purpose. The Mylan Board believes that the grant of stock-based and cash-based incentive awards to key employees, consultants, independent contractors, and non-employee directors of Mylan is a vital factor in attracting and retaining effective and capable personnel who contribute to the growth and success of Mylan and in establishing a direct link between the financial interests of these individuals and Mylan shareholders.

Duration of the Amended 2003 Plan. The Amended 2003 Plan became effective in 2012 upon its approval by the shareholders, and will remain effective until terminated by the Mylan Board. No incentive stock options may be granted under the Amended 2003 Plan after the tenth anniversary of the effective date of the Amended 2003 Plan.

Amendment of the Amended 2003 Plan. The Mylan Board may amend the Amended 2003 Plan at any time, but no amendment may, without the participant’s consent, materially adversely affect the right of such participant under a previously granted award. In addition, no amendment may, without approval by the shareholders of Mylan (i) increase the total number of shares of ordinary shares which may be issued under the Amended 2003 Plan; (ii) increase the total number of shares which may be covered by awards to any one participant; (iii) reduce the exercise price of an outstanding option or of an outstanding stock appreciation right; (iv) cancel an outstanding option or stock appreciation right in exchange for other options or stock appreciation rights with an exercise price that is less than the exercise price of the cancelled option or the cancelled stock appreciation right, as applicable; or (v) cancel an outstanding option or an outstanding stock appreciation right with an exercise price that is less than the fair market value of an ordinary share on the date of cancellation in exchange for cash or another award.

Shares to be Issued. Mylan initially reserved 15,000,000 shares, which was automatically adjusted to 22,500,000 shares as a result of a stock split in 2003. Shareholders subsequently approved an additional 15,000,000 shares for issuance under the 2003 Plan in May 2008. The Amended 2003 Plan increased the shares reserved for issuance by an additional 17,800,000 shares, principally to afford the Company the ability to provide grants to its employees. As of [●], 2016, there were [●] shares remaining available for grant. Shares subject to terminated, cancelled or forfeited awards once again become available for grant under the Amended 2003 Plan. Ordinary shares subject to any award that are surrendered by a participant (including in connection with tax withholding obligations) may be subject to new awards. If ordinary shares are tendered or withheld to pay the exercise price or withholding taxes due upon an option exercise, only the net number of shares issued will count against the number of shares available for issuance under the Amended 2003 Plan. The ordinary shares to be issued or delivered under the Amended 2003 Plan will be authorized and unissued shares or previously issued and outstanding ordinary shares reacquired by Mylan.

On [●], 2016, the closing price of an ordinary share on the NASDAQ Global Select Market was $[●] per share.

Administration. The Amended 2003 Plan is administered by the Compensation Committee (the “Committee”). The Committee (i) determines the employees, consultants, independent contractors, and non-employee directors who will be eligible for and granted awards; (ii) determines the amount and type of awards; (iii) establishes rules and guidelines relating to the Amended 2003 Plan; (iv) establishes, modifies, and determines terms and conditions of awards; and (v) takes such other action as may be necessary for the proper administration of the Amended 2003 Plan. Members of the Committee are entitled to be indemnified by Mylan with respect to claims relating to their actions in the administration of the Amended 2003 Plan except in the case of willful misconduct.

Participants. Any employee, consultant, independent contractor or non-employee director of Mylan or its subsidiaries may be selected by the Committee to receive an award under the Amended 2003 Plan. As of December 31, 2015, there were approximately 35,000 employees and independent contractors and 10 non-employee directors who may be eligible to participate in the Amended 2003 Plan. No participant is eligible to receive an award during any one calendar year in respect of more than 1,600,000 shares (all of which may be granted as options or stock appreciation rights).

Certain Adjustments. The share limitations under the Amended 2003 Plan, as well as the terms of outstanding awards, are subject to adjustment in accordance with the anti-dilution provisions of the Amended 2003 Plan in connection with any certain changes in the capitalization of Mylan.

Stock Options. The Committee may grant to a participant incentive stock options that qualify under Section 422 of the Code, options which do not qualify as incentive stock options (“non-qualified stock options”), or a combination thereof. The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise will be determined by the Committee. During any calendar year, no participant may be granted options (or stock appreciation rights, as described below) in respect of more than 1,600,000 ordinary shares (subject to adjustment). Options generally will have a term of ten years, except that the option may expire earlier upon a participant’s termination of services (which include the participant’s death, permanent disability, retirement, reduction in force, or other termination) as set forth in the Amended 2003 Plan and in the participant’s option agreement.

The exercise price for stock options will be determined by the Committee at its discretion, provided that the exercise price per share for each stock option shall be at least equal to 100% of the fair market value of one ordinary share on the date when the stock option is granted. Payment for ordinary shares on the exercise of stock options may be made in cash, by the delivery (actually or by attestation) of ordinary shares or a combination of cash and ordinary. In the discretion of the Committee, payment may be made in accordance with a “cashless” exercise through a brokerage firm.

Stock Appreciation Rights. Stock appreciation rights may be granted by the Committee to a participant either separate from or in tandem with non-qualified stock options or incentive stock options. A stock appreciation right entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of an ordinary share on the exercise date over the exercise price of the stock appreciation rights, multiplied by (ii) the number of ordinary shares with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right is determined by the Committee, but in the case of stock appreciation rights granted in tandem with stock options, the exercise price may not be less than the exercise price of the related stock option. Upon exercise of a stock appreciation right, payment will be made in cash or ordinary shares, or a combination thereof, as determined in the discretion of the Committee. During any calendar year, no participant may be granted stock appreciation rights or options in respect of more than 1,600,000 ordinary shares (subject to adjustment).

Restricted Shares and Restricted Units. The Committee may award to a participant ordinary shares subject to specified restrictions (“restricted shares”). The restricted shares are subject to forfeiture and are non-transferable until the participant meets certain conditions such as continued employment over a specified forfeiture period and/or attains specified performance targets over the forfeiture period.

The Committee, in its sole discretion, may waive all restrictions with respect to a restricted share award under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant) subject to such terms and conditions as it deems appropriate.

The Committee may also grant units representing the right to receive ordinary shares in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The Committee has the sole discretion to waive the forfeiture period and any other conditions with respect to restricted units under appropriate circumstances (including the death, permanent disability or retirement of the participant or a material change in circumstances) provided, however, that, except in connection with a change in control, any performance conditions applicable to awards that are intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code will not be waived.

Performance Awards. The Committee may grant performance awards to participants under such terms and conditions as the Committee deems appropriate. A performance award entitles a participant to receive a payment from Mylan, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, ordinary shares or a combination thereof, as determined by the Committee upon prior written certification by the Committee of attainment of the Performance Goals and will in no event be payable after March 15th of the year following the year in which the performance award is no longer subject to a substantial risk of forfeiture.

Award periods and performance targets will be determined by the Committee. Awards intended to qualify as “performance-based” for purposes of Section 162(m) of the Code will include specified levels of one or more of the Performance Goals listed above and in conjunction with the establishment of Performance Goals, the Committee will adopt an objective formula (on the basis of percentages of participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable to participants if and to the extent that the Performance Goals are attained (and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate).

With respect to restricted shares, restricted unit awards, and performance awards intended to qualify for the “performance-based” exception contained in Section 162(m) of the Code, the Amended 2003 Plan provides that no more than 250,000 shares (subject to adjustment) may be granted to a single participant for any performance period.

Other Stock-Based Awards. The Committee may make other awards of stock purchase rights or cash awards, ordinary share awards or other types of awards that are valued in whole or in part by reference to the value of ordinary shares. The Committee will determine the terms and conditions that apply to these awards.

Short-Term Cash Awards. The Committee may make performance-based annual cash incentive awards to employees using whatever performance criteria the Committee deems appropriate. However, with respect to those employees whom the Committee determines to be subject to Section 162(m) of the Code, annual cash incentive awards that are intended to qualify as “performance-based” compensation exempt from the Section 162(m) limitation on deductibility will be based only on attainment of specified levels of the Performance Goals. In administering the incentive program and determining short-term incentive awards, to the extent an award is intended to qualify as “performance-based” compensation under Section 162(m), the Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by the executive’s attainment under the applicable payment schedule. The Committee will have the flexibility, however, to reduce this amount. The maximum value of short-term cash incentive awards for covered employees (as defined in Section 162(m) of the Code) shall not exceed $5 million for any fiscal year.

Change in Control. Unless otherwise provided by the Committee in an applicable award agreement, in the event of a change in control (as defined in the Amended 2003 Plan), the following shall occur: (i) all options and stock appreciation rights outstanding on the date of the change in control will become immediately and fully exercisable; (ii) all restrictions applicable to restricted shares and restricted unit awards will terminate fully and the participant will immediately have the right to the delivery of share certificates; (iii) all performance awards for all award periods will immediately become fully payable (at the target level) to all participants and will be paid to participants within thirty days after the change in control; and (iv) all other stock-based awards will immediately become fully vested and payable to all participants and will be paid to participants within thirty days after the change in control.

Federal Income Tax Consequences. The following is a summary of the principal federal income tax consequences of Amended 2003 Plan benefits under present tax law. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. The discussion of Mylan tax deductions assumes that all awards are structured to comply with the “performance-based” compensation exception, or are otherwise deductible, under Section 162(m) of the Code.

Stock Options. No tax is incurred by the participant, and no amount is deductible by Mylan, upon the grant of a nonqualified stock option. At the time of exercise of such an option, the difference between the exercise price and the fair market value of ordinary shares will constitute ordinary income to the participant. Mylan will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

In the case of incentive stock options, although no income is recognized upon exercise by the participant and Mylan is not entitled to a deduction, the excess of the fair market value of ordinary shares on the date of exercise over the exercise price is counted in determining the participant’s alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt and within two years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize ordinary income, and if so, Mylan will be entitled to a deduction in the same amount.

Stock Appreciation Rights. The participant will not recognize any income at the time of the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the cash and the value of any ordinary share received will constitute ordinary income to the participant. Mylan will be entitled to a deduction in the amount of such income at the time of exercise.

Restricted Shares. A participant normally will not recognize taxable income upon an award of restricted shares, and Mylan will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value of ordinary shares as to which the restrictions have lapsed, and Mylan will be entitled to a deduction in the same amount. However, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In such event, Mylan will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a short-term or long-term capital gain or loss, depending on how long the shares are held by the participant.

Restricted Units. A participant normally will not recognize taxable income upon an award of restricted units, and Mylan will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of ordinary shares received and Mylan will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Short-Term Cash Awards. Normally, a participant will not recognize taxable income upon the award of such grants. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any ordinary shares received will constitute ordinary income to the participant. Mylan will then be entitled to a deduction in the same amount.

As of December 31, 2015, the value of (i) outstanding stock options was approximately $175.6 million (calculated based on the closing price of an ordinary share on such date and the weighted average exercise price of outstanding stock options) and (ii) other outstanding stock based awards was approximately $241.9 million (calculated based on the closing price of an ordinary share on such date and with performance-based awards measured based on target level performance). Since the Amended 2003 Plan was implemented, the following individuals or groups have received the following number of stock options or stock appreciation rights under the Amended 2003 Plan, in each case, determined as of

April 1, 2016: Ms. Cameron, 124,916; Judge Cindrich, 39,010; Ms. Dillon, 8,365; Mr. Dimick, 114,916; Ms. Higgins, 14,988; Mr. Leech, 124,916; Dr. Maroon, 124,916; Mr. Parrish, 62,783; Mr. Piatt, 124,916; Dr. Vanderveen, 124,916; Mr. Coury (Executive Chairman), 4,446,121; Ms. Bresch (Chief Executive Officer), 2,887,627; Mr. Sheehan (Former Executive Vice President and Chief Financial Officer), 567,914; Mr. Malik (President), 2,307,079; Mr. Mauro (Chief Commercial Officer), 474,799; all non-employee directors as a group, 864,642; all current executive officers as a group, 10,683,540; all associates of the foregoing as a group, 0; and all employees as a group, 41,546,960.

Plan Benefits

The benefits or amounts that individuals will receive in the future under the Amended 2003 Plan are not determinable. In 2015, the non-employee directors and the NEOs were granted awards as set forth in, respectively, the non-employee director compensation for 2015 table and the grants of plan-based awards in 2015 table on pages [●] and [●] of this Proxy Statement.

Equity Compensation Plan Information

The following table shows information about the securities authorized for issuance under Mylan’s equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	12,206,935	$35.09	13,671,681
Equity compensation plans not approved by security holders	—	—	—

Total	12,206,935	$35.09	13,671,681

A copy of the Amended 2003 Plan is set forth in Appendix B to this Proxy Statement.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE PERFORMANCE GOALS SET FORTH IN THE COMPANY’S 2003 LONG-TERM INCENTIVE PLAN.

Voting Item 7 — Authorization of the Mylan Board to Acquire Ordinary Shares and Preferred Shares in the Capital of the Company

At the annual general meeting, as is typical for Dutch listed companies, Mylan shareholders will be asked to resolve on a renewal of the authority of the Mylan Board to repurchase Company shares. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the United States. Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and the Company’s articles of association, the Company is permitted to acquire fully paid up shares in its own share capital for such consideration as the Mylan Board may determine (but within the boundaries set by the general meeting), to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of the Company’s capital and the reserves that the Company is required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in the Company’s capital, which the Company holds or holds in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital, and (iii) the acquisition of such shares has been authorized by the general meeting. Such authorization is valid for a maximum of 18 months (subject to further authorizations). Authorization is not required for the acquisition of the Company’s ordinary shares listed on NASDAQ or the TASE for the purpose of transferring the shares to employees under its equity incentive plans.

With effect from February 27, 2015 (the Closing Date), the general meeting authorized the Mylan Board to repurchase Company shares for a maximum period of 18 months, with such authorization expiring on August 27, 2016 (the “Share Repurchase Authorization”). More specifically, the general meeting authorized the Mylan Board to repurchase (i) the maximum number of ordinary shares allowed under Dutch law and applicable securities regulations on the NASDAQ Global Select Market for a period of 18 months, at prices as to be determined by the Mylan Board or one or more members of the Mylan Board in their discretion, either on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the Exchange Act), through privately negotiated transactions, or in one or more self-tender offers at prices per share between an amount equal to €0.01 and an amount equal to 120% of the market price of the ordinary shares on NASDAQ (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Mylan Board or one or more members of the Mylan Board) and (ii) the maximum number of preferred shares allowed under Dutch law from Stichting Preferred Shares Mylan (a Dutch foundation (stichting)) (the “Foundation”) for a period of 18 months against the nominal value of the preferred shares.

The Company is now asking its shareholders to renew and thereby effectively extend the Share Repurchase Authorization for a period of 18 months from June 24, 2016 (the date of the annual general meeting). If shareholders grant the renewed and extended Share Repurchase Authorization, the Share Repurchase Authorization will expire on December 24, 2017. Adoption of this voting item will allow the Mylan Board to have the flexibility to repurchase Mylan shares after August 27, 2016 without the expense of calling an extraordinary general meeting of shareholders. For instance, on November 16, 2015 and pursuant to the Share Repurchase Authorization, the Company announced that the Mylan Board had approved the repurchase of up to $1 billion of the Company’s ordinary shares either in the open market through privately-negotiated transactions or in one or more self-tender offers (the “Share Repurchase Program”). The Share Repurchase Program does not obligate the Company to acquire any particular amount of ordinary shares and expires on August 27, 2016. As of [●], the Company has repurchased [●] ordinary shares pursuant to the Share Repurchase Program. Without the Share Repurchase Authorization, the Company would not be able to implement a program similar to the Share Repurchase Program after August 27, 2016. If shareholders do not grant the renewed and extended Share Repurchase Authorization, the Share Repurchase Authorization will expire on August 27, 2016.

THE MYLAN BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AUTHORIZATION OF THE MYLAN BOARD TO ACQUIRE ORDINARY SHARES AND PREFERRED SHARES IN THE CAPITAL OF THE COMPANY.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2015 (Ms. Cameron, Mr. Dimick, Mr. Parrish, and Mr. Piatt) was an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Mylan Board.

Certain Relationships and Related Transactions

The Mylan Board annually reviews certain relationships and related party transactions, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between Mylan and its directors and executive officers, their immediate family members, and their affiliated entities, Mylan has determined that since the beginning of 2015, it was a party to the following transactions in which the amount involved exceeded $120,000 and in which any of Mylan’s directors, executive officers, or greater than five percent shareholders, or any of their immediate family members or affiliates, have or had a direct or indirect material interest:

As previously disclosed, Mylan has engaged Coury Financial Group, LP (“CFG”), Coury Investment Advisors, Inc. (“CIA”), and Coury Consulting, L.P. (“Coury Consulting”), the principals of which are brothers of Robert J. Coury, Executive Chairman, to provide certain services to Mylan. CFG, CIA, and Coury Consulting are in the business of providing strategic business consulting and corporate benefits advice and services, among others. Since approximately 1995, CFG and CIA have served as the broker in connection with several of the Company’s employee benefit programs. Effective January 1, 2015, Mylan’s arrangements with CFG and CIA provided for a fixed base fee of $37,500 per month to be paid by Mylan for a period of three years, corresponding to the term of agreements negotiated with certain benefit plan carriers and capping payments over that time period. However, where required by law, CFG and CIA will continue to receive commissions directly from certain other benefit plan carriers, and in 2015 and early 2016, received payments totaling approximately $311,000 in commissions for these services directly from the insurance carriers (including payments for 2014 business paid in 2015).

Since approximately 2000, Coury Consulting from time to time has been engaged to provide specialized consulting and advisory services to Mylan. Most recently, Mylan engaged Coury Consulting to provide consulting and advisory services with regard to Mylan’s Human Resources function as well as certain of Mylan’s compensation, benefits, and health care related programs. Beginning on January 1, 2015, Mylan paid Coury Consulting $40,000 per month for 12 months, with the possibility of a performance payment at the end of the term in Mylan’s discretion. In 2016, Mylan made a performance payment of $500,000 for that contract term based on, among other factors, significant work completed, increase in scope, exceptional performance, and results. Mylan renewed the agreement with Coury Consulting effective January 1, 2016 at a rate of $80,000 per month for 18 months. The renewed agreement does not provide for a performance payment.

As discussed on page [●] of this Proxy Statement, on February 27, 2015 the EPD Transaction was completed pursuant to which Mylan N.V. issued 110,000,000 ordinary shares (worth approximately $6.31 billion) to various Abbott affiliates and pursuant to which Abbott became a holder of over 5% of Mylan N.V.’s outstanding ordinary shares. As previously disclosed, at the closing of the EPD Transaction, Mylan, Abbott and certain of their affiliates also entered into ancillary agreements providing for transition services, manufacturing relationships, and license arrangements. In addition to these ancillary agreements, since the beginning of 2015, Abbott and Mylan have entered into or engaged in ordinary course, arms length transactions with each other. From January 1, 2015 to early 2016, Mylan has received inventory and services from Abbott pursuant to those ancillary agreements, and also received inventory and services pursuant to separate ordinary course, arms length transactions, totaling approximately $183 million (substantially all of which related to the ancillary agreements). During this time period, Mylan has also provided inventory and services pursuant to those ancillary agreements to Abbott totaling approximately $55 million.

On April 3, 2015, Mylan entered into a call option agreement with the Foundation pursuant to which

Mylan granted the Foundation a call option to acquire from time to time, at an exercise price of €0.01 per share, Mylan preferred shares up to a maximum number at any time equal to the total number of Mylan ordinary shares issued at such time. On July 23, 2015, in response to Teva Pharmaceutical Industries Ltd.’s unsolicited expression of interest in acquiring Mylan, the Foundation exercised its call option and acquired 488,388,431 Mylan preferred shares (which represented 100% of the class of Mylan preferred shares) pursuant to the terms of the call option agreement. Each Mylan ordinary share and preferred share is entitled to one vote on each matter properly brought before a general meeting of shareholders so that beginning on July 23, 2015, the Foundation was the beneficial owner of more than five percent of a class of Mylan’s voting securities and therefore a “related person” of Mylan. The Foundation is an independent entity with its own independent directors and advisers and is entitled to determine, in its sole discretion, subject to the limits set by its governing documents and applicable Dutch law, whether or not to exercise the call option and any resulting voting power. On September 19, 2015, the Foundation requested the redemption of the Mylan preferred shares issued on July 23, 2015 and holders of Mylan shares approved the redemption of the Mylan preferred shares on January 7, 2016 at an extraordinary general meeting. The redemption of the Mylan preferred shares became effective on March 17, 2016. The Foundation will continue to have the right to exercise its call option in the future consistent with its governing documents and applicable Dutch law. Since the beginning of 2015, Mylan has made payments to the Foundation totaling approximately $12.7 million. Such payments were made in satisfaction of Mylan’s contractual obligation to pay the Foundation’s expenses. Although the Foundation is under no obligation to do so, it has informed Mylan that these expenses were primarily fees for the Foundation’s independent legal and financial advisors. During that period, the Foundation also paid Mylan approximately $1.3 million to purchase the preferred shares.

Mr. Piatt, like each member of the Mylan Board, is party to an indemnification agreement with the Company. In accordance with such agreement, the Company made payments of approximately $63,000 in 2015 and early 2016 for written claims for repayment or advancement of expenses presented by Mr. Piatt related to the previously disclosed SEC investigation and anticipates making additional such payments of approximately $275,000 for legal fees and expenses incurred during 2015 through early 2016. Mylan expects that Mr. Piatt will make additional written claims for repayment or advancement of expenses during the pendency of the SEC investigation and anticipates that it will make payments for any such claims.

In 2013, the Mylan Board approved a written related party transactions policy that establishes guidelines for reviewing and approving transactions involving any director or certain executives in which (1) the aggregate amount involved will or may be expected to exceed $25,000; (2) Mylan or an affiliate of Mylan is a participant; and (3) any related party has or will have a direct or indirect interest.

Communications with Directors

Any interested parties may contact any individual director, the Mylan Board, the non-executive directors as a group or any other group or committee of directors, by calling +44 (0) 1707-853-000 or by writing to them at the following address:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Communications regarding accounting, internal accounting controls, or auditing matters may be reported to the Audit Committee using the above address. All communications received as set forth above shall be opened by the office of the Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive shall be forwarded as appropriate to the Mylan Board or to each director who is a member of the group or committee to which the envelope is addressed.

Proposals for the 2017 Annual General Meeting of Shareholders

Because Mylan is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Mylan shareholders at the 2017 annual general meeting of shareholders. Under Dutch law and Mylan’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2017 annual general meeting of shareholders, the shareholder must fulfill the requirements set forth in Dutch law and Mylan’s articles of association, including satisfying both of the following criteria:

•	Mylan must receive the proposed agenda item (supported by reasons) or proposed resolution in writing (excluding e-mail and other forms of electronic communication) no later than 60 days before the date of the annual general meeting of shareholders (which date has not yet been declared by the Mylan Board); and

•	the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Mylan’s issued share capital.

Consistent with established Dutch law and the Company’s articles of association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Mylan Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in Mylan’s proxy statement for the 2017 annual general meeting of shareholders, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at our 2017 annual general meeting of shareholders pursuant to Rule 14a-8, your proposal must be received by us no later than [●], and must otherwise comply with the requirements of Rule 14a-8 and Dutch law in order to be considered for inclusion in the 2017 proxy statement and proxy.

Any proposed agenda item or proposed resolution within the authority of shareholders under our articles of association or pursuant to Rule 14a-8 for our 2017 annual general meeting of shareholders should be sent to our principal executive offices at the following address:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Other Matters

The Dutch Civil Code does not permit any business to be voted on at the annual general meeting of shareholders other than that stated in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

Householding

In accordance with the notices previously sent to street name shareholders who share a single address, we are sending only one copy of this proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of this proxy statement, you can request householding by contacting Mylan’s Corporate Secretary at:

Mylan N.V.

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

+44 (0) 1707 853 000

2015 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), as amended, has been mailed to all shareholders entitled to notice of, and to vote at, the 2016 annual general meeting. The Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of the Form 10-K is also available without charge from the Company website at mylan.com/investors or upon written request to Investor.Relations@mylan.com or:

Mylan N.V.

Attn: Investor Relations

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Appendix A — Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted Third Party Net Sales — Europe

	Year Ended December 31,
(Unaudited; in millions)	2015	2014
U.S. GAAP third party net sales from Europe	$2,205.6	$1,476.8
Add:
Acquisition related customer incentive	17.1	—

Adjusted third party net sales from Europe	$2,222.7	$1,476.8

Adjusted Third Party Net Sales — Generic

	Year Ended December 31,
(Unaudited; in millions)	2015	2014
U.S. GAAP Generics segment third party net sales	$8,157.8	$6,459.3
Add:
Acquisition related customer incentive	17.1	—

Adjusted Generics segment third party net sales	$8,174.9	$6,459.3

Adjusted Third Party Net Sales

	Year Ended December 31,
(Unaudited; in millions)	2015	2014
GAAP third party net sales	$9,362.6	$7,646.5
Add:
Acquisition related customer incentive	17.1	—

Adjusted third party net sales	$9,379.7	$7,646.5

Adjusted Revenue

	Year Ended December 31,
(Unaudited; in millions)	2015	2014
U.S. GAAP Total Revenues	$9,429.3	$7,719.6
Add:
Acquisition related customer incentive	17.1	—

Adjusted total revenues	$9,446.4	$7,719.6

Adjusted Diluted EPS

	Year Ended December 31,
(Unaudited; in millions, except per share amounts)	2015		2014		2013		2012		2011		2010		2009		2008
U.S. GAAP net earnings attributable to Mylan N.V. and U.S. GAAP diluted EPS	$848	$1.70	$929	$2.34	$624	$1.58	$641	$1.52	$537	$1.22	$224	$0.68	$94	$0.30	$(335)	$(1.10)
Purchase accounting related amortization (primarily included in cost of sales) (a)	901		419		371		391		365		309		283		489
Goodwill impairment charges	—		—		—		—		—		—		—		385
Bystolic revenue	—		—		—		—		—		—		—		(468)
Litigation settlements, net	(97)		48		(10)		(3)		49		127		226		17
Interest expense, primarily amortization of convertible debt discount	46		46		38		36		49		60		43		30
Non-cash accretion and fair value adjustments of contingent consideration liability	38		35		35		39		—		—		—		—
Clean energy investments pre-tax loss (b)	93		79		22		17		—		—		—		—
Financing related costs (included in other expense (income), net) (c)	112		33		73		—		34		37		—		—
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	438		140		50		—		—		—		—		—
Acquisition related customer incentive (included in third party net sales)	17		—		—		—		—		—		—		—
Acceleration of deferred revenue	—		—		—		—		—		—		(29)		—
Non-controlling interest	—		—		—		—		—		—		9		—
Restructuring and other special items included in:
Cost of sales	36		45		49		66		8		7		33		53
Research and development expense	20		18		52		12		4		10		22		14
Selling, general and administrative expense	48		67		71		105		45		63		49		89
Other income (expense), net	7		(11)		25		(1)		—		1		(13)		1
Tax effect of the above items and other income tax related items (d)	(370)		(432)		(260)		(216)		(198)		(253)		(273)		(31)
Preferred dividend (e)	—		—		—		—		—		122		139		—

Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$2,137	$4.30	$1,416	$3.56	$1,140	$2.89	$1,087	$2.59	$893	$2.04	$707	$1.61	$583	$1.30	$244	$0.80

Weighted average diluted common shares outstanding (e)	$497		$398		$395		$420		$439		$438		$450		$304

(a)

Adjustment for purchase accounting related amortization expense for the year ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively includes $31 million, $28 million, $18 million, $42 million and $16 million of intangible asset impairment charges.

(b)

Adjustment represents exclusion of the pre-tax loss related to Mylan’s clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The amount is included in other expense (income), net in the Consolidated Statements of Operations.

(c)

Adjustment represents approximately $71.2 million related to the termination of certain interest rate swaps and changes of approximately $40.8 million related to the redemption of the Company’s 7.875% Senior Notes due to 2020 for the year ended December 31, 2015.

(d)

Adjustment for other income tax related items includes the exclusion from adjusted net earnings of the tax benefit of approximately $156 million related to the merger of the Company’s wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited for the year ended December 31, 2014.

(e)

Adjusted diluted EPS for the year ended December 31, 2010, includes the full effect of the conversion of the company’s preferred stock into 125.2 million shares of common stock on November 15, 2010. Adjusted diluted EPS for the period ended December 31, 2009 was calculated under the “if-converted method” which assumes conversion of the Company’s preferred stock into shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the “if-converted method” is more dilutive.

Summary of Adjusted Total Revenues by Segment

	Year Ended December 31,		Year Ended Percentage Change
	2015	2014	Actual	Constant Currency (1)
Generics (adjusted):
Third party net sales
North America	$3,895.6	$3,361.2	16%	16%
Europe (adjusted) (2)	2,222.7	1,476.8	51%	67%
Rest of World	2,056.6	1,621.3	27%	38%

Adjusted total third party net sales (2)	8,174.9	6,459.3	27%	33%

Other third party revenues	40.8	51.1

Adjusted total third party revenues	8,215.7	6,510.4

Intersegment sales	6.3	4.7

Adjusted Generics total revenues	8,222.0	6,515.1

Specialty:
Third party net sales	1,204.8	1,187.2	1%	1%

Other third party revenues	25.9	22.0

Total third party revenues	1,230.7	1,209.2

Intersegment sales	10.9	9.0

Specialty total revenues	1,241.6	1,218.2

Elimination of intersegment sales	(17.2)	(13.7)

Adjusted consolidated total revenues (2)	$9,446.4	$7,719.6	22%	28%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

(2)

Refer to the non-GAAP reconciliations for reconciliations of adjusted third party net sales from Europe, Generics segment adjusted third party net sales, adjusted third party net sales and adjusted total revenues to the most directly comparable GAAP financial measures for the year ended December 31, 2015. For the year ended December 31, 2014, GAAP third party net sales from Europe, GAAP Generics segment third party net sales, GAAP third party new sales and GAAP total revenues were the same as the corresponding adjusted measures.

Adjusted EBITDA

	Year Ended December 31,
(Unaudited; in millions, except %)	2015	2014	2013	2012	2011
U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders	$847.6	$929.4	$623.7	$640.9	$536.8
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	105.2	95.1	37.1	17.9	2.0
Income taxes	67.7	41.4	120.8	161.2	115.8
Interest expense	339.4	333.2	313.3	308.7	335.9
Depreciation and purchase accounting amortization, including product and IPR&D asset impairments	1,032.1	566.6	516.0	546.6	510.7

EBITDA	$2,392.0	$1,965.7	$1,610.9	$1,675.3	$1,501.2
Add / (Deduct) adjustments:
Share-based compensation expense	92.8	65.9	47.0	42.6	42.0
Litigation settlements, net	(97.4)	47.9	(9.9)	(3.1)	48.6
Restructuring & other special items	624.7	286.4	306.7	176.0	84.0

Adjusted EBITDA	$3,012.1	$2,365.9	$1,954.7	$1,890.8	$1,675.8

Adjusted Pre-tax Income

Year Ended December 31, 2015
(Unaudited; in millions)
U.S. GAAP pre-tax income (loss)	$915.4
Pre-tax loss related to the clean energy investments	93.2
Purchase accounting related amortization, including product and IPR&D asset impairments	900.9
Acquisition related costs (primarily included in selling, general and administrative expense)	438.0
Acquisition related customer incentive (included in third party net sales)	17.1
Litigation settlements, net	(97.4)
Financing-related costs	112.0
Interest expense, primarily accretion of contingent consideration and amortization of convertible debt discount	84.0
Restructuring and other special items	112.1

Adjusted pre-tax income	$2,575.3

Adjusted Interest Expense

(Unaudited; in millions)	Year Ended December 31, 2015
U.S. GAAP interest expense	$339.4
Deduct:
Interest expense related to clean energy investments (a)	(16.4)
Non-cash accretion of contingent consideration liability	(38.4)
Non-cash interest	(29.2)
Acquisition financing costs	(56.9)

Adjusted interest expense	$198.5

(a)

Adjustment represents exclusion of activity related to Mylan’s clean energy investments, the activities of which qualify for income tax credits under Section 45 of the Internal Revenue Code of 1986, as amended.

Adjusted Income Tax Expense

Year Ended December 31, 2015
(Unaudited; in millions)
U.S. GAAP income tax provision	$67.7
Deduct:
Tax effect of adjustments to pre-tax income and other income tax related items	(370.1)

Adjusted income tax provision	$437.8

Adjusted effective tax rate	17%

Adjusted Operating Cash Flow and Free Cash Flow

	Year Ended December 31,
(Unaudited; in millions)	2015	2014
U.S. GAAP net cash provided by operating activities	$2,008	$1,015
(Deduct) / Add:
(Receipt) / payment of litigation settlements	(113)	96
Financing Fees	137	24
Acquisition related costs	191	64
R&D expense	12	21
Income tax items	(22)	(13)
Other	4	3

Adjusted cash provided by operating activities	$2,217	$1,210

(Deduct) / Add:
Capital expenditures	(363)	(325)
Proceeds from sale of property plant and equipment	—	9

Adjusted free cash flow	$1,854	$894

Return on Invested Capital

	Year Ended December 31, 2015
(Unaudited; in millions, except %)
Adjusted pre-tax income	$2,575
Adjusted interest expense	199

Adjusted income before interest and tax	2,774
Estimated adjusted income tax expense (a)	(472)

Adjusted net operating profit after tax	$2,302

		As of December 31, 2014
Total assets		$20,878
Cash and near cash items		(553)
Short-term investments		(71)
Deferred income taxes		(470)
Cash Convertible Note hedge		(1,105)
Forward starting swaps		45
Clean energy investments		(422)
Restricted cash		(124)

Total invested assets		$18,178

Accounts payable		(1,070)
Other current liabilities		(1,615)
Income taxes payable		(98)

Total invested capital		$15,395

Intangible assets		(6,011)
Goodwill		(4,977)

Operational invested capital		$4,407

Total invested capital excluding goodwill		$10,418

Cash Return on Total Invested Capital (b)	15%
Cash Return on Operating Invested Capital (b)	52%
Cash Return on Invested Capital Excluding Goodwill (b)	22%
Weighted Average Cost of Capital	8%

(a)	Estimated adjusted income tax expense is the adjusted income tax rate multiplied by adjusted income before interest and tax.

(b)	Calculated using current year Net Operating Profit After Tax / 5 point average (Prior Year Ending Invested Capital + quarterly Invested Capital for Current Year)

Reconciliation of Forecasted GAAP Net Earnings and GAAP Diluted EPS to Adjusted Net Earnings and Adjusted Diluted EPS

	Twelve Months Ended December 31, 2016
(Unaudited; in millions)	Lower		Upper
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$1,235	$2.38	$1,290	$2.43
Purchase accounting related amortization	1,000		1,050
Interest expense, primarily amortization of convertible debt discount	60		70
Pre-tax loss of clean energy investments	90		100
R&D milestone payments	100		125
Restructuring, acquisition and other special items	270		375
Tax effect of the above items and other income tax related items	(230)		(285)

Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$2,525	$4.85	$2,725	$5.15

Appendix B

MYLAN N.V.

AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01 Purpose. The purpose of the Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”) is to assist Mylan Inc., a Pennsylvania corporation (previously known as Mylan Laboratories Inc.) (the “Company”), and its Subsidiaries (as defined below) in attracting and retaining highly competent key employees, consultants, independent contractors and non-employee directors and to act as an incentive in motivating selected key employees, consultants, independent contractors and non-employee directors of the Company and its Subsidiaries (as defined below) to achieve long-term corporate objectives.

1.02 Adoption and Term. The Plan was approved by the Board of Directors of the Company (the “Board”) and became effective upon such approval and upon approval by the shareholders of the Company at the 2003 annual meeting of shareholders. The Plan was amended on December 2, 2004, April 3, 2006, March 24, 2008, and May 7, 2009, amended and restated on February 17, 2012 by the Board, subject to the approval by shareholders of the Company at the 2012 annual meeting of shareholders (the date on which such shareholder approval is obtained, the “Re-Approval Date”) and amended on February 25, 2014. The Plan was subsequently assumed by Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“Mylan N.V.”), and all references to Mylan Inc. were deemed to be references to Mylan N.V. and all references to shares of Mylan Inc. common stock were deemed to be references to ordinary shares of Mylan N.V. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Incentive Stock Option (as defined below) may be granted hereunder after the tenth anniversary of the Re-Approval Date and the provisions of Articles VII and VIII with respect to the Performance Goals (as defined below) applicable to performance-based awards to “covered employees” under Section 162(m) of the Code (as defined below) shall expire as of the first shareholder meeting following the fifth anniversary of the Re-Approval Date unless such provisions are re-approved by the shareholders before such date.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, capitalized terms shall have the following meanings:

2.01 Award means any grant to a Participant of one or a combination of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights described in Article VI, Restricted Shares or Restricted Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX and short-term cash incentive Awards described in Article X.

2.02 Award Agreement means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

2.03 Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.04 Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant’s death.

2.05 Board shall have the meaning given to such term in Section 1.02.

2.06 Change in Control means (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.06(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iv) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date or (v) any acquisition pursuant to a transaction that complies with Section 2.06 (c)(1), (c)(2) and (c)(3); or (b) Individuals who, as of December 2, 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 2, 2004 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of, an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) individuals who comprise the Incumbent Board immediately prior to such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially of the Company’s assets either directly or through one or more subsidiaries); or (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the above, for each Award subject to Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

2.07 Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.08 Committee means the Stock Option Committee of the Board or any successor committee that performs a similar function.

2.09 Company shall have the meaning given to such term in Section 1.01.

2.10 Common Stock means Common Stock of the Company.

2.11 Date of Grant means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

2.12 [Intentionally omitted].

2.13 Exchange Act means the Securities Exchange Act of 1934, as amended.

2.14 Exercise Price shall have the meaning given to such term in Section 6.01(b).

2.15 Fair Market Value means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the NASDAQ Stock Market on the applicable date, except where local or other laws require a different definition. Such definition of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, or settlement or payout of an Award. If shares of Common Stock are not traded on an established stock exchange, Fair Market Value shall be determined by the Committee in good faith.

2.16 Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.17 Incumbent Board shall have the meaning given to such term in Section 2.06.

2.18 [Intentionally omitted].

2.19 Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.20 Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.21 Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.22 Performance Awards means Awards granted in accordance with Article VIII.

2.23 Performance Goals” means any of the following: revenue, economic value added (EVA), operating income, return on stockholders’ equity, return on sales, stock price, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, sales growth, margin improvement, income before taxes (IBT), IBT margin, return on investment, return on capital, return on assets, values of assets, market share, market penetration goals, personnel performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, international business expansion goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, earnings per share, growth in earnings per share, expense targets and/or productivity targets or ratios. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, and may be applied to one or more of the Company, a subsidiary, or affiliate, or a division of or strategic business unit of the Company or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Committee shall make equitable adjustments to Performance Goals in recognition of unusual or nonrecurring events affecting the Company or any subsidiary or affiliate or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

2.24 Permanent Disability means the Participant is permanently and totally disabled within the meaning of Code Section 22(e)(3).

2.25 Plan shall have the meaning given to such term in Section 1.01.

2.26 Re-Approval Date shall have the meaning given to such term in Section 1.02.

2.27 Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.28 Restricted Unit means units representing the right to receive Common Stock in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.29 Retirement means a Participant’s termination of employment after the Participant has reached age 55 and accumulated at least 10 years of continuous service with the Company; provided, however, that the Committee, in its sole discretion, may determine that a Participant has retired regardless of age and service with the Company.

2.30 Stock Appreciation Rights means Awards granted in accordance with Article VI.

2.31 Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

ARTICLE III

ADMINISTRATION

3.01 Committee. The Plan shall be administered by the Committee. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may, subject to compliance with applicable legal requirements, with respect to Participants who are not subject to Section 16(b) of the Exchange Act or Section 162(m) of the Code, delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee or to designated officers or employees of the Company. In addition, the Board may exercise any of the authority conferred upon the Committee hereunder. In the event of any such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer to the delegate of the Committee or the Board, as the case may be.

3.02 Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01 Number of Shares Issuable. The total number of shares of Common Stock authorized to be issued under the Plan shall be an aggregate of 55,300,000 shares (17,800,000 of which shall be subject to shareholder approval of the Plan on the Re-Approval Date and all of which may be granted as Incentive Stock Options). The foregoing share limitations shall be subject to adjustment in accordance with Section 11.08. The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company.

4.02 Shares Subject to Terminated Awards. Shares of Common Stock covered by any unexercised portions of terminated, cancelled or forfeited Options or Stock Appreciation Rights granted under Article VI, terminated, cancelled or forfeited Restricted Units or Restricted Shares granted under Article VII and shares of Common Stock subject to any Award that are otherwise surrendered by a Participant (including in connection with the satisfaction of tax withholding obligations) or terminated may be subject to new Awards under the Plan. If any shares of Common Stock are withheld from those otherwise issuable or are tendered to the Company, by attestation or otherwise, in connection with the exercise of an Option, only the net number of shares of Common Stock issued as a result of such exercise shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

ARTICLE V

PARTICIPATION

5.01 Eligible Participants. Participants in the Plan shall be such key employees, consultants, independent contractors and non-employee directors of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive an Award under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the types and amounts of their respective Awards. The Committee may grant Awards from time to time on a discretionary basis and/or provide for automatic Awards on a formula basis to a Participant or designated group of Participants. Subject to adjustment in accordance with Section 11.08 and subject to limits on performance-based awards in Section 7.01, during any calendar year no Participant shall be granted Awards in respect of more than 1,600,000 shares of Common Stock (all of which may be granted as Options or Stock Appreciation Rights).

ARTICLE VI

STOCK OPTIONS

6.01 Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participants to purchase shares of Common Stock from the Company in such numbers, at such prices, and on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of any Option granted under the Plan shall be set forth in an Award Agreement.

(b) Exercise Price of Options. The exercise price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan (the “Exercise Price”) shall be determined by the Committee; provided, however, that, except in the case of any substituted Options described in Section 11.08(c) (provided that the grant of a substitute Option is made in a manner that will not result in the substitute Option being subject to the requirements of Section 409A of the Code), the Exercise Price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant. Except for adjustments pursuant to Section 11.08 or any action approved by the shareholders of the Company, the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the Date of Grant.

(c) Designation of Options. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of an Option, such Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a Subsidiary on the Date of Grant.

(d) Special Incentive Stock Option Rules. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by such Participant in any one calendar year. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time the Incentive Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value on the Date of Grant of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five (5) years from the Date of Grant.

(e) Rights as a Stockholder. A Participant or a transferee of an Option pursuant to Section 11.04 shall have no rights as a stockholder with respect to the shares of Common Stock covered by an Option until that Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made with respect to any such shares of Common Stock for dividends in cash or other property or distributions of other rights on the Common Stock for which the record date is prior to the date on which that Participant or transferee shall have become the holder of record of any shares covered by such Option; provided, however, that Participants are entitled to the adjustments set forth in Section 11.08.

6.02 Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided, however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c) .

(b) Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee provided, however, that, except in the case of any substituted Awards described in Section 11.08(c) (provided that the grant of the substitute Award is made in a manner that will not result in the substitute Award being subject to the requirements of Section 409A of the Code), the Exercise Price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant; provided further, however, that in the case of Stock Appreciation Rights granted in tandem with Options the Exercise Price of the Stock Appreciation Right shall not be less than the Exercise Price of the related Option. Upon exercise of Stock Appreciation Rights, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.03 Terms of Stock Options and Stock Appreciation Rights

(a) Conditions on Exercise. An Award Agreement with respect to Options and Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

(i) Expiration of the Option and Stock Appreciation Rights as provided in the related Award Agreement; or

(ii) Termination of the Award as provided in Section 6.03(e) following the Participant’s Termination of

Employment; or

(iii) Ten years from the Date of Grant.

(c) Acceleration of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to permit the exercise of any Option and Stock Appreciation Rights prior to the time such Option and Stock Appreciation Rights would otherwise become exercisable under the terms of the related Award Agreement.

(d) Extension of Exercise Time. In addition to the extensions permitted under Section 6.03(e) in the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of any Option or Stock Appreciation Right after its expiration date described in Section 6.03(e), subject, however, to the limitations described in Sections 6.03(b)(i) and (iii).

(e) Exercise of Options and Stock Appreciation Rights Upon Termination of Services.

(i) Death. If a Participant who is an employee of the Corporation or its subsidiaries shall die (A) while an employee of the Company or its Subsidiaries or (B) within two (2) years after termination of the Participant’s employment with the Company or its Subsidiaries because of the Participant’s Permanent Disability, any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of death, may be exercised by the person or persons to whom the Participant’s rights under the Option and Stock Appreciation Right pass by will or applicable law or if no person has the right, by the Participant’s executors or administrators, at any time or from time to time, during the balance of the exercise period as set forth in Section 6.03(b)(iii) .

(ii) Permanent Disability. If a Participant’s employment by the Company or its Subsidiaries shall terminate because of Permanent Disability, the Participant may exercise any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of such termination of employment, at any time, or from time to time, within two (2) years of the date of the termination of employment, but in no event later than the expiration date specified in Section 6.03(b)(iii) .

(iii) Retirement. If a Participant’s employment by the Company or its Subsidiaries shall terminate because of Retirement, any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of Retirement, may be exercised by the Participant at any time, or from time to time, during the balance of the exercise period as set forth in Section 6.03(b)(iii) . If such a Participant dies after Retirement but before such Participant’s Options have either been exercised or otherwise expired, such Options may be exercised by the person to whom such options pass by will or applicable law or, if no person has that right, by the Participant’s executors or administrators at any time, or from time to time, during the balance of the exercise period set forth in Section 6.03(b)(iii) .

(iv) Reduction in Force. Unless a date of re-employment is identified at the time of a termination of employment that is the result of a reduction in force, any Options and Stock Appreciation Rights held by the Participant that are not exercisable at the date of such termination of employment shall terminate and be cancelled immediately upon such termination, and the Participant may exercise any Options and Stock Appreciation Rights that are exercisable as of the date of such termination at any time, or from time to time, within one (1) year of the date of such termination, but in no event later than the expiration date specified in Section 6.03(b)(iii) .

(v) Other Termination. Except as provided by paragraphs (i) through (iv) of this Section 6.03(e), if a Participant’s employment shall cease by reason of a voluntary or involuntary termination, either with or without cause, any Options and Stock Appreciation Rights held by the Participant that are not exercisable at the date of such termination of employment shall terminate and be cancelled immediately upon such termination, and the Participant may exercise any Options and Stock Appreciation Rights that are exercisable as of the date of such termination at any time, or from time to time, until the later of (A) thirty (30) days after such Participant’s termination of employment or (B) thirty (30) days after the Participant receives notice from the Committee of the termination of the Participant’s Options and Stock Appreciation Rights. Notwithstanding the prior sentence no portion of such Options and Stock Appreciation Rights shall be exercisable later than the expiration date specified in Section 6.03(b)(iii) .

(vi) Grants to Non-Employees. In the case of grants to persons who are not employees of the Company or any of its Subsidiaries, the Committee shall establish, and set forth in the applicable Award Agreement, rules for determining the effect of termination of the Participant’s services on the Participant’s outstanding Options and Stock Appreciation Rights.

6.04 Option Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised by written notice to the Company which must be received by the officer or employee of the Company designated in the Award Agreement at or before the close of business on the expiration date of the

Award. The Exercise Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that in lieu of such cash a Participant may pay the Exercise Price in whole or in part by delivering (actually or by attestation) to the Company shares of the Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased; except that any portion of the Exercise Price representing a fraction of a share shall in any event be paid in cash. Payment may also be made, in the discretion of the Committee, by the delivery (including, without limitation, by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the Exercise Price. The date of exercise of an Option shall be determined under procedures established by the Committee, and as of the date of exercise the person exercising the Option shall, as between the Company and such person, be considered for all purposes to be the owner of the shares of Common Stock with respect to which the Option has been exercised. Any part of the Exercise Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any shares of Common Stock transferred to the Company as payment of all or part of the Exercise Price upon the exercise of any Option shall be held as treasury shares.

6.05 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options and Stock Appreciation Rights outstanding on the date of such Change in Control shall become immediately and fully exercisable. Unless otherwise determined by the Committee, the provisions of this Section 6.05 shall not be applicable to any Options and Stock Appreciation Rights granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable; provided, however, that the Grantee shall not be able to exercise the Award, and the Award shall not become payable, except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

ARTICLE VII

RESTRICTED SHARES AND RESTRICTED UNITS

7.01 Restricted Share and Restricted Unit Awards. The Committee may grant to any Participant a Restricted Share Award consisting of such number of shares of Common Stock on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. The Committee may also grant Restricted Unit Awards representing the right to receive shares of Common Stock in the future subject to the achievement of one or more goals relating to the completion of service by the Participant and/or the achievement of performance or other objectives. With respect to performance-based Awards of Restricted Shares or Restricted Units intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. The terms of any Restricted Share and Restricted Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan; provided, however, that with respect to Restricted Units that are subject to Section 409A of the Code, the provisions of such Restricted Units shall comply with the requirements set forth in Section 409A of the Code. With respect to Restricted Share, Restricted Unit Awards, Performance Awards (as set forth in Section 8.01), and Other Stock-Based Awards (as set forth in Section 9.02) intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code, the aggregate number of

Restricted Shares, Restricted Unit Awards and Performance Awards, and Other Stock-Based Awards granted to a single Participant for any performance period shall not exceed 250,000 Shares, subject to adjustment as prescribed in Section 11.08.

(a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All shares of Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.01(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.01(d), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

(b) Stockholder Rights. Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 7.01(a), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.01(a) .

(c) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

(d) Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.03, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.05, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

7.02 Terms of Restricted Shares.

(a) Forfeiture of Restricted Shares. Subject to Sections 7.02(b) and 7.04, Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(b) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Permanent Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate; provided, however, that, except in connection with a Change in Control, any performance conditions applicable to Awards that are intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code shall not be waived and provided further that any conditions waived in respect of Restricted Units Awards shall be done in a manner intended to comply with Section 409A of the Code.

7.03 Restricted Stock Units. Restricted Unit Awards shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a stockholder of the Company with respect to the shares of Common Stock covered by such Restricted Unit Award. Upon the lapse or release of all restrictions with respect to a Restricted Unit Award or at a later date if distribution has been deferred, one or more share certificates, registered in the name of the Participant, for an appropriate number of shares, free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant. A Participant’s Restricted Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services. Notwithstanding anything contained in this Section 7.03 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Permanent Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Units) as the Committee shall deem appropriate provided that such waiver is done in a manner intended to comply with Section 409A of the Code.

7.04 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to Restricted Shares and Restricted Unit Awards shall terminate fully and the Participant shall immediately have the right to the delivery of share certificates. Unless otherwise determined by the Committee, the provisions of this Section 7.04 shall not be applicable to any Restricted Shares and Restricted Units granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable and the Award shall not become payable except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

ARTICLE VIII

PERFORMANCE AWARDS

8.01 Performance Awards.

(a) Award Periods and Determinations of Awards. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, Restricted Share Awards and Restricted Units made under Article VII. The Award Period shall be two or more fiscal or calendar years or other annual periods as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, (i) the targets will consist of specified levels of one or more of the Performance Goals and (ii) in conjunction with the establishment of performance targets for the Award Period, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable to Participants if and to the extent that the performance targets are attained (and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate). The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the Performance Award that would be otherwise payable on the achievement of the performance targets.

(c) Earning Performance Awards. The Committee, on or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the applicable Performance Award to be earned based upon the degree of attainment of performance targets.

(d) Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in cash or shares of Common Stock or a combination of cash and shares of Common Stock in the discretion of the Committee, upon prior written certification by the Committee of attainment of the specified performance targets and shall in no event be payable after March 15th of the year following the year in which the Performance Award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code). The Committee, in its sole discretion, may provide such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable, provided that the terms and conditions with respect to the payment of Performance Awards shall comply with the requirements set forth in Section 409A of the Code.

8.02 Terms of Performance Awards.

(a) Termination of Employment. Unless otherwise provided below or in Section 8.03, in the case of a Participant’s Termination of Employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards for that Award Period.

(b) Retirement. If a Participant’s Termination of Employment is because of Retirement prior to the end of an Award Period, the Participant will not be paid any Performance Award, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under subsection (d), provided, however, that, except in the event of a Change in Control, any Performance Award intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code shall not be paid unless the performance goals are satisfied and provided further that any payment of Performance Awards shall be done in a manner intended to comply with Section 409A of the Code.

(c) Death or Permanent Disability. If a Participant’s Termination of Employment is due to death or to Permanent Disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under subsection (d).

(d) Pro-Rata Payment. The amount of any payment to be made to a Participant whose employment is terminated by Retirement, death or Permanent Disability (under the circumstances described in subsections (b) and (c)) will be the amount determined by multiplying (i) the amount of the Performance Award that would have been earned through the end of the Award Period had such employment not been terminated by (ii) a fraction, the numerator of which is the number of whole months such Participant was employed during the Award

Period, and the denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period shall be made at the same time made to active Participants, unless otherwise determined by the Committee in its sole discretion (which such discretion shall be applied in a manner intended to comply with Section 409A of the Code). To the extent permitted by Section 409A of the Code, any partial payment previously made or credited to a deferred account for the benefit of a Participant in accordance with Section 8.01(d) of the Plan shall be subtracted from the amount otherwise determined as payable as provided in this Section 8.02(d) .

(e) Other Events. Notwithstanding anything to the contrary in this Article VIII, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under other circumstances, subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that, except in the event of a Change in Control, any Performance Award intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code shall not be paid unless the performance goals are satisfied and provided further that any payment of Performance Awards shall be done in a manner intended to comply with Section 409A of the Code.

8.03 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Performance Awards for all Award Periods shall immediately become fully payable (at the target level) to all Participants and shall be paid to Participants within thirty (30) days after such Change in Control. Unless otherwise determined by the Committee, the provisions of this Section 8.03 shall not be applicable to any Performance Awards granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable; provided, however, that the Award shall not become payable except in accordance with the terms of such Award or until such earlier time as the payment complies with Section 409A of the Code.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01 Grant of Other Stock-Based Awards. Other stock-based awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Company and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02 Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a) Non-Transferability. Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b) Interest and Dividends. If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award; and

(c) Termination of Service. The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a termination of service prior to the exercise, realization or payment of such Award, whether such termination occurs because of Retirement, Permanent Disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

(d) Performance-Based Awards. With respect to Awards under this Article IX intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals.

9.03 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all other stock-based Awards under this Article IX shall immediately become fully vested and payable to all Participants and shall be paid to Participants within thirty (30) days after such Change in Control. Unless otherwise determined by the Committee, the provisions of this Section 9.03 shall not be applicable to any Awards granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable; provided, however, the Award shall not become payable except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

ARTICLE X

SHORT-TERM CASH INCENTIVE AWARDS

10.01 Eligibility. This Article X is a limited purpose provision that shall apply only in the event the Committee deems it appropriate that the Company’s short-term cash incentives for executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m) of the Code qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m). The maximum value of such short-term cash incentive for any covered employee shall not exceed $5 million for any fiscal year.

10.02 Awards.

(a) Performance Targets. For each fiscal year of the Company with respect to which the Committee determines this Article X to be in effect, the Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “pre-established” for purposes of Section 162(m) of the Code.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c) Payment of Awards. Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year and shall in no event be payable after March 15th of the year following the year in which the award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).

(d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e) Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article X. Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

10.03 Non-Exclusive Arrangement. The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

ARTICLE XI

TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN

11.01 Plan Provisions Control Award Terms; Successors. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan the terms of which are contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.02 Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant shall have received and acknowledged notice of the Award authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03 Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of that Award) after its Date of Grant except by express written agreement between the Company and such Participant, provided that any such change (a) may not be inconsistent with the terms of the Plan, (b) shall be approved by the Committee, and (c) shall be done in a manner that does not result in the acceleration of income or the imposition of an additional tax under Section 409A of the Code.

11.04 Limitation on Transfer. Except as provided in Section 7.01(c) in the case of Restricted Shares, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution and, during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant, to trusts or partnerships for such family members, or to such other parties as the Committee may approve (as evidenced by the applicable Award Agreement or an amendment thereto), and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

11.05 Withholding Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the minimum amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. With the approval of the Committee, the Participant may elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, the Fair Market Value of which is equal to the amount of withholding taxes due (the amount of withholding that may be satisfied in this manner may be limited by the Committee, in its discretion, in order to avoid adverse financial accounting consequences to the Company), (ii) by direct payment to the Company in cash of the minimum amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of withholding such shares and paying cash.

11.06 Surrender of Awards. Any award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the Participant approve.

11.07 Cancellation of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” For purposes of this Section 11.07, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (iv) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company. Notwithstanding anything in this Plan or in any Award Agreement to the contrary, this Section 11.07 shall be of no force and effect on or following the occurrence of a Change in Control.

11.08 Adjustments to Reflect Capital Changes.

(a) Recapitalization. The number and kind of shares subject to outstanding Awards, the Exercise Price for such shares, the number and kind of shares available for Awards subsequently granted under the Plan, the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year and the Performance Goals and Award Periods applicable to outstanding Awards shall be appropriately adjusted to reflect any extraordinary dividend, stock dividend, stock split, or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of the Company or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Options to Purchase Shares or Stock of Acquired Companies. After any Change in Control, or any other merger, reorganization, consolidation, share sale or exchange, transfer of assets or other transaction having similar effect involving the Company, in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant Options or other Awards under the provisions of the Plan, pursuant to Section 424 of the Code or as is otherwise permitted under the Code, in full or partial replacement of or substitution for old stock options granted under a plan of another party to the merger whose shares of stock subject to the old options may no longer be issued following the Change in Control or other such transaction. The manner of application of the foregoing provisions to such options and any appropriate adjustments in the terms of such stock options shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options. The foregoing shall not be deemed to preclude the Company from assuming or substituting for stock options of acquired companies other than pursuant to this Plan.

11.09 Legal Compliance. Shares of Common Stock shall not be issued hereunder unless the issuance and delivery of such shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

11.10 No Right to Employment. No Participant or other person shall have any claim of right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries. 11.11 Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.12 Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions thereof, and construed in accordance therewith.

11.13 No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.14 Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

11.15 Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan, such Award and every other Award at any time granted under the Plan shall remain in full force and effect.

11.16 Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, that no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, materially adversely affect the right of such individual under such Award; and provided further, that, except as provided under Section 11.08 of the Plan, no such alteration or amendment of the Plan shall, without approval by the stockholders of the Company (i) increase the total number of shares of Common Stock which may be issued or delivered under the Plan, (ii) increase the total number of shares which may be covered by Awards to any one Participant or (iii) reduce the Exercise Price of an outstanding Option or of an outstanding Stock Appreciation Right, (iv) cancel an outstanding Option or Stock Appreciation Right in exchange for other Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the cancelled Option or the cancelled Stock Appreciation Right, as applicable, or (v) cancel an outstanding Option or an outstanding Stock Appreciation Right with an Exercise Price that is less than the Fair Market Value of a Share on the date of cancellation in exchange for cash or another Award.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not been terminated.

11.17 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or directors, the Board, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by the Plan;

(b) Determine which employees or directors outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to employees or directors outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 11.17 by the Board shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

11.18 Code Section 409A Compliance. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code. To the extent that the Committee determines that the Plan or any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, notwithstanding anything to the contrary contained in the Plan or in any Award Agreement, the Committee, reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

MYLAN INC.

AMENDMENT TO

AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN

This Amendment (the “Amendment”) to the Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan (the “Plan”) is adopted as of the 25th day of February, 2014 by Mylan Inc., a Pennsylvania corporation (the “Company”). The Company hereby amends the Plan as follows:

1.

Each of the Specified Provisions is hereby amended so that each such provision of the Plan shall be applicable to any Awards made under the Plan, unless otherwise provided by the Committee in the applicable Award Agreement. For purposes of this Paragraph 1, “Specified Provisions” shall mean (i) the final sentence of Section 6.02(a), (ii) Section 6.02(c), (iii) Section 6.03(e), (iv) Section 6.04 and (v) Section 8.02(d).

2.	The first sentence of Section 6.03(e)(v) is hereby deleted and replaced with the following:

“Except as provided by paragraphs (i) through (iv) of this Section 6.03(e), if a Participant’s employment shall cease by reason of a voluntary or involuntary termination, either with or without cause, any Options and Stock Appreciation Rights held by the Participant that are not exercisable at the date of such termination of employment shall terminate and be cancelled immediately upon such termination, and the Participant may exercise any Options and Stock Appreciation Rights that are exercisable as of the date of such termination at any time, or from time to time, until thirty (30) days after the date of such Participant’s termination of employment.”

All other provisions of the Plan, as amended by the foregoing, shall remain in full force and effect notwithstanding the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Amendment as of the date first written above.

MYLAN INC.,

by	/s/ Joseph F. Haggerty
	Name:	Joseph F. Haggerty
	Title:	Executive Vice President, Chief Legal
Officer and Corporate Secretary

YOUR VOTE IS IMPORTANT

Please take a moment prior to the Cut-Off Time specified in the proxy statement to vote your ordinary shares of Mylan N.V. for the upcoming annual general meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-xxx-xxx-xxxx, on a touch-tone phone. If outside the U.S. or Canada, call 1-xxx-xxx-xxxx. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/myl, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Mylan N.V., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

To vote, mark blocks below in blue or black ink as follows	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2 THROUGH 7 BELOW.

Company Proposals (Items 1 through 7)

1.	Appointment of the following 13 directors, each for a term until immediately after the next annual general meeting:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
A.	Heather Bresch	☐	☐	☐	H.	Douglas J. Leech, C.P.A.	☐	☐	☐	2.	Adoption of the Dutch annual accounts for fiscal year 2015	☐	☐	☐
B.	Wendy Cameron	☐	☐	☐	I.	Rajiv Malik	☐	☐	☐	3.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2016	☐	☐	☐
C.	Hon. Robert J. Cindrich	☐	☐	☐	J.	Joseph C. Maroon, M.D.	☐	☐	☐
D.	Robert J. Coury	☐	☐	☐	K.	Mark W. Parrish	☐	☐	☐	4.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016	☐	☐	☐
E.	JoEllen Lyons Dillon	☐	☐	☐	L.	Rodney L. Piatt, C.P.A.	☐	☐	☐
F.	Neil Dimick, C.P.A.	☐	☐	☐	M.	Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	☐	☐	☐	5.	Approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company	☐	☐	☐
G.	Melina Higgins	☐	☐	☐
										6.	Re-approval of the performance goals set forth in the Company’s 2003 Long-Term Incentive Plan	☐	☐	☐

										7.	Authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company	☐	☐	☐

Date:	, 2016

Signature

Signature (if held jointly)

Title
NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on Friday, June 24, 2016
The Notice of the Meeting, Proxy Statement, Proxy Card, Annual Report on Form 10-K and the
Dutch Board Report are available at mylan.com/investors

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

“Preliminary Copy”

MYLAN N.V.

PROXY FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2016

at                [●]                 at      [●]

This Proxy is Solicited on Behalf of the Board of Directors of Mylan N.V.

(the “Mylan Board”)

The undersigned hereby appoints [●] and [●], and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) which the undersigned is entitled to vote and act at the Annual General Meeting of Shareholders of Mylan to be held on June 24, 2016, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” each director in Item 1 and “FOR” Items 2 through 7 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT Please take a moment prior to the Cut-Off Time specified in the proxy statement to vote your ordinary shares of Mylan N.V. for the upcoming annual general meeting of shareholders. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-xxx-xxx-xxxx, on a touch-tone phone. If outside the U.S. or Canada, call 1-xxx-xxx-xxxx. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR 2. Vote by Internet—Please access https://www.proxyvotenow.com/myl, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Mylan N.V., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 To vote, mark blocks below in blue or black ink as follows THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2 THROUGH 7 BELOW. Company Proposals (Items 1 through 7) 1. Appointment of the following 13 directors, each for a term until immediately after the next annual general meeting: A. Heather Bresch B. Wendy Cameron C. Hon. Robert J. Cindrich D. Robert J. Coury E. JoEllen Lyons Dillon F. Neil Dimick, C.P.A. G. Melina Higgins FOR AGAINST ABSTAIN H. Douglas J. Leech, C.P.A. I. Rajiv Malik J. Joseph C. Maroon, M.D. K. Mark W. Parrish L. Rodney L. Piatt, C.P.A. M. Randall L. (Pete) Vanderveen, Ph.D., R.Ph. FOR AGAINST ABSTAIN 2. Adoption of the Dutch annual accounts for fiscal year 2015 3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2016 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch annual accounts for fiscal year 2016 5. Approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company 6. Re-approval of the performance goals set forth in the Company’s 2003 Long-Term Incentive Plan 7. Authorization of the Mylan Board to acquire ordinary shares and preferred shares in the capital of the Company FOR AGAINST ABSTAIN Date: , 2016 Signature Signature (if held jointly) Title NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Friday, June 24, 2016 The Notice of the Meeting, Proxy Statement, Proxy Card, Annual Report on Form 10-K and the Dutch Board Report are available at mylan.com/Investors 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6 MYLAN PROFIT SHARING 401(K) PLAN MYLAN PUERTO RICO PROFIT SHARING EMPLOYEE SAVINGS PLAN VOTING INSTRUCTION FORM For The Annuel General Meeting Of Shareholders Of Mylan N.V To Be Held On June 24, 2016 This Voting Instruction Form is Solicited on Behalf of the Board of Directors of Mylan N.V. (the Mylan Board) PLAN VOTING DEADLINE: [ ]AM Eastern Time, [ ], 2016 The undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Mylan Puerto Rico Profit Sharing Employee Savings Plan (together, the “Trustees”), to appoint [ ] and [ ], and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the Annual General Meeting of shareholders of Mylan to be held on June 24, 2016, with all the powers the Trustees would possess if personally present, and particularly, but without limiting the generality of the foregoing. IF PROPERLY EXECUTED AND RECEIVED BY THE RELEVANT TRUSTEE PRIOR TO THE PLAN VOTING DEADLINE, THIS VOTING INSTRUCTION FORM WILL BE VOTED “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2 THROUGH 7 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED. (Continued and to be signed on the reverse side)